   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 2000


                                                      REGISTRATION NO. 333-40028
                                                   REGISTRATION NO. 333-40028-01
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 5 TO

                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FRONT RANGE CAPITAL CORPORATION  FRONT RANGE CAPITAL TRUST I
(Name of Small Business Issuer     (Name of Small Business
        in its Charter)            Issuer in its Charter)

      COLORADO               6712            84-0970160          DELAWARE             6712            51-6517364
      (State of       (Primary Standard   (I.R.S. Employer      (State of      (Primary Standard   (I.R.S. Employer
  incorporation or        Industrial       Identification    incorporation or      Industrial       Identification
    organization)       Classification        Number)         organization)      Classification        Number)
                             Code                                                     Code
                           Number)                                                  Number)

                  1020 CENTURY DRIVE                                     1020 CENTURY DRIVE
                      SUITE 202                                              SUITE 202
              LOUISVILLE, COLORADO 80027                             LOUISVILLE, COLORADO 80027
                    (303) 926-0300                                         (303) 926-0300
      (Address and telephone number of principal             (Address and telephone number of principal
  executive offices and principal place of business)     executive offices and principal place of business)
                ---------------------                                  ---------------------

                               ROBERT L. BEAUPREZ
                           CHAIRMAN OF THE BOARD AND
                                   PRESIDENT
                               1020 CENTURY DRIVE
                                   SUITE 202
                           LOUISVILLE, COLORADO 80027
           (Name, address and telephone number of agent for service)

                             ---------------------


                                   Copies to:

              HERBERT H. DAVIS III, ESQ.                               MATTHEW C. BOBA, ESQ.
            ROTHGERBER JOHNSON & LYONS LLP                               CHAPMAN AND CUTLER
             1200 17TH STREET, SUITE 3000                                 111 WEST MONROE
             DENVER, COLORADO 80202-5839                              CHICAGO, ILLINOIS 60603
                    (303) 623-9000                                         (312) 845-3000


                             ---------------------

     APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of the Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION DATED DECEMBER 20, 2000


                      1,000,000 TRUST PREFERRED SECURITIES

                          FRONT RANGE CAPITAL TRUST I
                      % CUMULATIVE TRUST PREFERRED SECURITIES
               FULLY, IRREVOCABLY AND UNCONDITIONALLY GUARANTEED
                           ON A SUBORDINATED BASIS BY

                        FRONT RANGE CAPITAL CORPORATION

     The trust preferred securities represent undivided beneficial interests in the assets of Front Range Capital Trust I. The trust will invest the proceeds of
this offering of trust preferred securities in the   % junior subordinated
debentures of Front Range Capital Corporation.

     You are entitled to receive quarterly cumulative cash distributions on the
trust preferred securities at an annual rate of   %. Payment of distributions
may be deferred at any time for up to 20 consecutive quarters. The trust preferred securities are effectively subordinated to all senior and subordinated indebtedness of Front Range Capital Corporation and its subsidiaries. The debentures mature and the trust preferred securities must be redeemed on
            , 2030.

     There is no current public market for the trust preferred securities. However, the trust preferred securities have been approved for listing on the American Stock Exchange under the trading symbol "FNG."

      INVESTING IN THE TRUST PREFERRED SECURITIES INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6.

     THE TRUST PREFERRED SECURITIES AND THE DEBENTURES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


                                                                PER TRUST
                                                            PREFERRED SECURITY     TOTAL
                                                            ------------------   ----------
Public offering price.....................................        $8.00          $8,000,000
Proceeds to the trust.....................................        $8.00          $8,000,000
Underwriting fees to be paid by Front Range Capital
  Corporation.............................................        $0.40          $  400,000
Proceeds to Front Range Capital Corporation...............        $7.60          $7,600,000


     The underwriters have entered into a firm commitment underwriting agreement with Front Range Capital Corporation and Front Range Capital Trust I, which means that all of the trust preferred securities will be purchased by the underwriters, if any are. The underwriters may purchase an additional 150,000 trust preferred securities as an over-allotment option.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         HOWE BARNES INVESTMENTS, INC.
            , 2000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer to sell is not permitted.

                    [INSERT MAP OF BANKING CENTER LOCATIONS]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Summary Consolidated Financial Data.........................    4
Risk Factors................................................    6
Forward-Looking Information.................................   11
Use of Proceeds.............................................   11
Accounting Treatment........................................   12
Capitalization..............................................   13
Selected Consolidated Financial Data........................   14
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   16
Business....................................................   31
Management..................................................   34
Interests of Management and Others in Certain
  Transactions..............................................   38
Beneficial Ownership of Common Stock by Management and
  Principal Stockholders....................................   39
Supervision and Regulation..................................   40
Description of the Trust....................................   46
Description of the Trust Preferred Securities...............   47
Description of the Debentures...............................   58
Book-Entry Issuance.........................................   65
Description of the Guarantee................................   66
Relationship Among the Trust Preferred Securities, the
  Debentures and the Guarantee..............................   69
Federal Income Tax Consequences.............................   70
ERISA Considerations........................................   73
Underwriting................................................   74
Legal Matters...............................................   75
Experts.....................................................   75
Where You Can Find Information..............................   75
Index to Financial Statements...............................  F-1

                                    SUMMARY

                        FRONT RANGE CAPITAL CORPORATION

     We are a bank holding company headquartered in Louisville, Colorado. Through our subsidiary, Heritage Bank, we conduct business through 11 full-service banking branches located throughout the greater Denver-Boulder metropolitan area. This gives us a substantial presence in the communities along one of Colorado's primary business corridors.

     Capitalizing on the economic and population growth in the Denver-Boulder market and recent industry consolidation, we have opened a number of new banking branches, including six new locations over the past two years. As a result, our assets have increased to $200.3 million at September 30, 2000, from $5.6 million at the end of 1990. At September 30, 2000, we had $167.4 million in deposits and $8.9 million in stockholders' equity.

     In addition to significant growth, our operating performance has been characterized by improving earnings, sound asset quality and a strong net interest margin. Despite the costs associated with our growth, net income increased by 165.0% from $514,000 in 1998 to $1.4 million in 1999. For the nine months ended September 30, 2000, our net income equaled $1.1 million. At the same time, we have maintained sound asset quality as represented by our 0.07% ratio of nonperforming assets to total assets at September 30, 2000. Our net interest margin for the nine months ended September 30, 2000 remained strong at 5.83%.

     We operate under a community banking philosophy, seeking to develop broad relationships with our customers, mainly local residents and small to medium sized businesses, based on responsive, individualized service.

     Our executive offices are located at 1020 Century Drive, Suite 202, Louisville, Colorado 80027. Our telephone number is (303) 926-0300.

                          FRONT RANGE CAPITAL TRUST I

     The trust is a newly formed financing subsidiary of Front Range Capital Corporation. Upon issuance of the trust preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding trust preferred securities of the trust. In exchange for our capital contribution to the trust, we will own all of the common securities of the trust. The trust is authorized only to issue the trust preferred securities and common securities and hold the junior subordinated debentures.

     The trust's address is 1020 Century Drive, Suite 202, Louisville, Colorado 80027. Its telephone number is (303) 926-0300.

                                  THE OFFERING

Trust preferred securities
issuer.....................  Front Range Capital Trust I

Securities that are being
offered....................  The trust is offering 1,000,000 trust preferred securities, which represent undivided beneficial interests in the assets of the trust. Those assets will consist solely of the debentures and interest paid on the debentures. The trust will sell the trust preferred securities to the public for cash. The trust will use that cash to buy the debentures from us.


Offering price.............  $8 per trust preferred security.


Payment of distributions to
you........................  If you purchase the trust preferred securities, you are entitled to receive cumulative cash
                             distributions at an   % annual rate. Distributions
                             will accumulate from the date the trust issues the trust preferred securities and will be paid quarterly, beginning on March 31, 2001.

We and the trust have the
option to defer payments...  The trust will rely solely on payments made by us on the debentures to pay distributions on the trust preferred securities. So long as no event of default under the indenture has occurred and is continuing, we may, at one or more times, defer interest payments on the debentures for up to 20
                             consecutive quarters, but not beyond           ,
                             2030. If we defer interest payments on the debentures:

                             - the trust will also defer distributions on the
                               trust preferred securities;

                             - distributions you are entitled to will
                               accumulate; and

                             - these accumulated distributions will accumulate
                               additional distributions at an annual rate of   %
                               compounded quarterly.

                             At the end of any deferral period, we will pay to the trust all accrued and unpaid amounts on the debentures. The trust will then pay all accumulated and unpaid distributions to you.

Maturity of the
debentures.................  The debentures will mature and the trust preferred
                             securities must be redeemed on             , 2030.
                             We have the option, however, to shorten the maturity date to a date not earlier than
                                         , 2005.

Redemption of the trust
preferred securities before
         , 2030 is
  possible.................  The trust must redeem the trust preferred securities when the debentures are paid at maturity or upon any earlier redemption of the debentures. We may redeem all or part of the debentures on or
                             after             , 2005. In addition, we may
                             redeem, at any time, all of the debentures if:

                             - the interest we pay on the debentures is no
                               longer deductible by us for federal income tax purpose or the trust becomes subject to federal income tax or other governmental charges;

                             - there is a change in existing law or regulations
                               that requires the trust to register as an investment company; or

                             - there is a change in the capital adequacy
                               guidelines of the Federal Reserve that prevents or inhibits our ability to count a portion of the trust preferred securities as Tier 1 capital.

                             If the trust preferred securities are redeemed by the trust, you will receive the liquidation amount of $8 per trust preferred security plus any accumulated and unpaid distributions up to the date of redemption.


How the securities will
rank in right of payment...  Our obligations under the trust preferred securities, debentures and guarantee are unsecured and will rank as follows with regard to right of payment:

                             - The trust will pay distributions on the trust
                               preferred securities and the common securities on an equal basis. However, if we default with respect to the debentures, then no distributions on the common securities will be paid until all accumulated and unpaid distributions on the trust preferred securities have been paid;

                             - our obligations under the debentures and the
                               guarantee will rank junior in priority to our existing and future senior and other subordinated indebtedness; and

                             - because we are a holding company, the debentures
                               and the guarantee will effectively be
                               subordinated to all depositors' claims as well as existing and future liabilities of our subsidiaries.

We may distribute the
debentures directly to
  you......................  We may, at any time, dissolve the trust and distribute the debentures to you in exchange for your trust preferred securities.

Our guarantee of payment...  We guarantee that the trust will use its assets to pay the distributions on the trust preferred securities. However, the guarantee does not apply when the trust does not have sufficient funds to make the payments. In this event, your remedy is to initiate a legal proceeding directly against us for enforcement of payments under the debentures.

Use of proceeds............  The trust will use all of the proceeds from the sale of the trust preferred securities to purchase the debentures. We plan to use the net proceeds from the sale of the debentures for capital investment in the bank, including to support its growth and to finance possible new branch openings, debt repayment and for general corporate purposes.

                        FRONT RANGE CAPITAL CORPORATION
                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                               AS OF AND FOR THE
                                               NINE MONTHS ENDED     AS OF AND FOR THE YEAR ENDED
                                                 SEPTEMBER 30,               DECEMBER 31,
                                              -------------------   ------------------------------
                                                2000       1999       1999       1998       1997
                                              --------   --------   --------   --------   --------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Net interest income.......................  $  7,100   $  5,721   $  7,912   $  5,669   $  4,431
  Provision for loan losses.................       265        292        402        421        318
  Noninterest income........................     1,115        859      1,197        871        477
  Noninterest expense.......................     6,416      4,977      6,772      5,450      3,520
  Net income................................     1,125        882      1,362        514        665
COMMON SHARE DATA:
  Earnings per common share (basic).........  $   0.85   $   0.66   $   1.03   $   0.42   $   0.06
  Book value per common share...............      6.70       5.39       5.62       5.18       3.90
BALANCE SHEET DATA (AT PERIOD END):
  Total assets..............................  $200,268   $157,937   $172,690   $131,745   $ 90,739
  Loans, net of unearned income.............   154,257    115,374    130,708     91,793     59,284
  Allowance for loan losses.................     1,652      1,306      1,411      1,097        754
  Deposits..................................   167,384    137,545    141,926    114,933     84,138
  Borrowed funds............................    22,197     11,546     21,827      8,937      1,122
  Stockholders' equity......................     8,897      7,156      7,462      6,861      4,636
PERFORMANCE RATIOS(1):
  Return on average assets(1)...............      0.80%      0.82%      0.92%      0.49%      0.87%
  Return on average stockholders'
     equity(1)..............................     18.54      17.39      20.06       9.27      15.80
  Net interest margin(1)....................      5.83       6.10       6.12       6.10       6.59
  Loan to deposit ratio.....................     91.17      82.93      91.10      78.91      69.56
ASSET QUALITY RATIOS(2):
  Nonperforming loans to total loans(3).....      0.02       0.18       0.05       0.93       0.96
  Net loan charge-offs to average total
     loans..................................      0.02       0.08       0.08       0.11       0.46
  Allowance for loan losses to total
     loans..................................      1.07       1.13       1.08       1.20       1.27
CAPITAL RATIOS (AT PERIOD END)(4):
  Leverage ratio............................      4.69%      4.90%      4.87%      7.06%      5.49%
  Tier 1 risk-based capital ratio...........      5.18       5.98       5.47       8.22       6.29
  Total risk-based capital ratio............      6.12       7.02       6.43       9.28       7.36
EARNINGS TO FIXED CHARGES(5):
  Including interest on deposits............      1.28x      1.38x      1.38x      1.18x      1.38x
  Excluding interest on deposits............      2.23x      3.16x      3.24x      3.80x     10.30x

---------------

(1) The ratios for the nine months ended September 30, 2000 and 1999 have been annualized and are not necessarily indicative of the results for the entire year.

(2) At period end, except for net loan charge-offs to average total loans, which is for periods ended on such dates.

(3) Nonperforming loans consist of nonaccrual loans, loans past due 90 days or more and restructured loans.

(4) The leverage and risk-based capital ratios are defined by federal regulations. See "Supervision and Regulation."

(5) For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings before income taxes, extraordinary items and fixed charges. Fixed charges represent interest expense.

                              RECENT DEVELOPMENTS

     As a part of our application for listing the trust preferred securities on the American Stock Exchange, on October 19, 2000, we refinanced $1.3 million of our indebtedness by issuing 1,317 shares of our 2000 series B cumulative preferred stock in exchange for existing senior outstanding promissory notes. This preferred stock pays a dividend, when declared by our board of directors, paid quarterly, in an amount equal to the prime rate published in the Wall Street Journal on the dividend payment date. The shares of series B preferred stock are redeemable solely at our option. We currently intend to redeem all of the issued and outstanding shares of series B preferred stock at various times over the next three years.

                                  RISK FACTORS

     An investment in the trust preferred securities involves a number of risks. You should carefully read and consider the following factors in evaluating us, our business and the trust, in addition to the other information in this prospectus, before you purchase the trust preferred securities offered by this prospectus.

     Because the trust will rely on the payments it receives on the debentures to fund all payments on the trust preferred securities, and because the trust may distribute the debentures in exchange for the trust preferred securities, you are making an investment decision that relates to the debentures as well as the trust preferred securities. You should carefully review the information in this prospectus about the trust preferred securities, the debentures and the guarantee.

                    RISKS RELATED TO AN INVESTMENT IN THESE
                           TRUST PREFERRED SECURITIES

YOU WILL NOT RECEIVE PAYMENTS ON THE TRUST PREFERRED SECURITIES IF OUR EARNINGS ARE NOT SUFFICIENT TO MAKE TIMELY PAYMENTS ON THE DEBENTURES.

     The trust will depend solely on our payments on the debentures to pay amounts due you on the trust preferred securities. If we default on our obligation to pay the principal or interest on the debentures, the trust will not have sufficient funds to pay distributions or the liquidation amount on the trust preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the trust has sufficient funds to make distributions on or to pay the liquidation amount of the trust preferred securities. Instead, you or the property trustee will have to initiate a direct action against us to enforce the property trustee's rights under the indenture relating to the debentures.

IF OUR BANK SUBSIDIARY IS UNABLE TO PAY DIVIDENDS TO US, WE MAY BE UNABLE TO MAKE PAYMENTS ON THE DEBENTURES.

     We are a holding company and substantially all of our assets are held by our subsidiary bank. Our ability to make payments on the debentures when due will depend primarily on available cash resources at the holding company and dividends from the bank. Dividend payments from the bank are subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over the bank. The ability of the bank to pay dividends is also subject to its profitability, financial condition and capital expenditures and other cash flow requirements. We cannot assure you that the bank will be able to pay dividends in the future.

IN THE FUTURE OUR REGULATORS MAY IMPOSE RESTRICTIONS ON OUR ABILITY TO PAY INTEREST ON THE DEBENTURES.

     We may also be precluded from making interest payments on the debentures by our regulators in order to address any perceived deficiencies in liquidity or regulatory capital levels at the holding company level. Such regulatory action would require us to obtain consent from our regulators prior to paying dividends on our capital stock or interest on the debentures. In the event our regulators withheld their consent to our payment of interest on the debentures, we would exercise our right to defer interest payments on the debentures, and the trust would not have funds available to make distributions on the trust preferred securities during such period. The commencement of a deferral period would likely cause the market price of the trust preferred securities to decline. We cannot assure you that our regulators will not attempt to preclude us from making interest payments on the debentures.

IF OUR EARNINGS ARE INSUFFICIENT TO PAY ALL OF OUR CREDITORS, THE HOLDERS OF OUR SENIOR INDEBTEDNESS WILL BE PAID BEFORE WE MAKE PAYMENTS TO THE TRUST AND BEFORE THE TRUST CAN MAKE PAYMENTS TO YOU.

     Our obligations under the debentures and the guarantee are unsecured and will rank junior in priority of payment to our existing and future senior and subordinated indebtedness. At September 30, 2000, we had approximately $22.2 million of senior and subordinated indebtedness, excluding deposits, but including federal funds purchased, short-term borrowed funds and long-term debt. Included as senior and subordinated indebtedness, as of September 30, 2000, is $1.3 million held in promissory notes by a number of our common stockholders. On October 19, 2000, such promissory notes were refinanced with our series B preferred stock. This stock is redeemable solely at our option and normally would be subordinate to the debentures, but we intend to redeem such stock at various times over the next three years, decreasing the amount of our capital. Since we intend to redeem this stock, you should continue to count it as senior and subordinated indebtedness that ranks higher in priority than the trust preferred securities and the debentures.

     We expect to incur additional indebtedness from time to time in the future. The issuance of the debentures and the trust preferred securities does not limit our ability to incur additional indebtedness. Because we are a holding company, the creditors and depositors of the bank, totaling $167.4 million at September 30, 2000, will also have priority over you in any distribution of assets in liquidation, reorganization or otherwise. Accordingly, the debentures and the guarantee will be effectively subordinated to all existing and future liabilities of the bank, and you should look only to our assets for payments on the trust preferred securities and the debentures.

IF WE ELECT TO DEFER PAYMENTS ON THE DEBENTURES, YOU WILL NOT RECEIVE TIMELY DISTRIBUTIONS ON THE TRUST PREFERRED SECURITIES.

     We may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters. If we defer interest payments on the debentures, the trust will defer distributions on the trust preferred securities during any deferral period. Your distributions will continue to accrue and the interest in the unpaid distributions will compound quarterly.

IF WE ELECT TO DEFER INTEREST PAYMENTS, YOU WILL HAVE TO INCLUDE INTEREST IN YOUR TAXABLE INCOME BEFORE YOU RECEIVE THE DISTRIBUTION.

     Although you will not receive cash distributions during a deferral period, you will be required to recognize as income for federal income tax purposes the interest income that accrues on your proportionate share of the debentures held by the trust in the tax year in which that interest accrues. As a result, you must include this income in your gross income for federal income tax purposes before you receive the distribution. You will also not receive the cash related to any accrued and unpaid interest from the trust if you dispose of the trust preferred securities before the end of any deferral period.

THE PRICE OF THE TRUST PREFERRED SECURITIES MAY NOT REFLECT UNPAID INTEREST AND YOU MAY SUFFER ADVERSE TAX CONSEQUENCES OR A LOSS IF YOU SELL THEM WHILE INTEREST REMAINS UNPAID.

     If we exercise our right to defer interest payments on the debentures, the price at which you could sell the trust preferred securities may decline because the price may not reflect the value of any accrued but unpaid interest. Accordingly, if you dispose of the trust preferred securities during an interest deferral period, you may not receive the same return on investment as someone who continues to hold the trust preferred securities.

     During a deferral period, your tax basis in the trust preferred securities will increase by the amount of accrued but unpaid distributions. If you sell the trust preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss you might have otherwise recognized on the sale. Except in certain limited circumstances, a capital loss may not be used to offset ordinary income. Accordingly, as a result of the deferral of distributions, you may have additional ordinary income, a related tax liability and a capital loss that can only be used to offset a capital gain.

SINCE WE MAY REDEEM THE DEBENTURES AT ANY TIME ON OR AFTER             , 2005 OR
WITHIN 90 DAYS FOLLOWING THE OCCURRENCE OF SPECIFIED TAX OR REGULATORY EVENTS, YOU MAY BE REQUIRED TO REINVEST YOUR MONEY IN OTHER INVESTMENTS AT A LOWER RATE OF RETURN.

     Subject to Federal Reserve approval, if then required, we may redeem the debentures before their stated maturity under limited circumstances, including:

     - redemption in whole or in part, at any time on or after             ,
       2005; or

     - redemption in whole, but not in part, within 90 days after certain occurrences at any time during the life of the trust. These occurrences include specified adverse tax, investment company or bank regulatory developments.

     You should assume that we will exercise our redemption option if we are able to obtain capital at a lower cost than we must pay on the debentures or if it is otherwise in our interest to redeem the debentures. If the debentures are redeemed, the trust must redeem trust preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of debentures redeemed, and if you reinvest your principal in another investment you may not be able to earn a return that is as high as you were earning on the trust preferred securities prior to the redemption.

WE CAN DISTRIBUTE THE DEBENTURES TO YOU IN EXCHANGE FOR THE TRUST PREFERRED SECURITIES, WHICH MAY ADVERSELY AFFECT THE LIQUIDITY AND THE MARKET VALUE OF YOUR INVESTMENT AND RESULT IN A TAXABLE EVENT.

     We may dissolve the trust at any time. After satisfying its liabilities to its creditors, the trust may distribute the debentures to you in exchange for the trust preferred securities. We will not dissolve the trust without the prior approval of the Federal Reserve, if then required. There is no public market for the debentures and we cannot predict the market prices for the debentures that may be distributed. Accordingly, the debentures that you receive upon a distribution, or the trust preferred securities you hold pending such a distribution, may trade at a lower price than you paid to purchase the trust preferred securities.

     Under current federal income tax law and interpretations, a distribution of the debentures should not be a taxable event to holders of the trust preferred securities. See "Federal Income Tax Consequences."

THE LIMITED COVENANTS WE MADE IN THE INDENTURE AND THE TRUST AGREEMENT WILL NOT PROTECT YOUR INVESTMENT.

     The indenture governing the debentures and the trust agreement governing the trust preferred securities do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity. As a result, these governing documents will not protect your investment in the event we experience significant adverse changes in our financial condition or results of operations. In addition, neither the indenture nor the trust agreement limits our ability or the ability of our subsidiaries to incur additional indebtedness. You should not consider the covenants contained in these governing documents as a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the guarantee.

AN ACTIVE TRADING MARKET FOR THE TRUST PREFERRED SECURITIES OR THE DEBENTURES IS UNLIKELY TO DEVELOP, WHICH COULD IMPAIR THE MARKET VALUE OF THE TRUST PREFERRED SECURITIES.

     There is currently no public market for the trust preferred securities. Although the trust preferred securities have been approved for listing on the American Stock Exchange under the symbol "FNG," an active or liquid trading market for the trust preferred securities is unlikely to develop. If an active trading market does not develop, the market price and liquidity of the trust preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the trust preferred securities will equal or exceed the price you pay for the trust preferred securities.

                       RISKS RELATED TO AN INVESTMENT IN
                        FRONT RANGE CAPITAL CORPORATION

AN INABILITY TO OBTAIN ADDITIONAL FINANCING COULD LIMIT OUR GROWTH AND PROFITABILITY AND IMPACT OUR ABILITY TO MAKE PAYMENTS ON THE DEBENTURES.

     To support and continue our growth, or to repay our outstanding indebtedness, we may need to obtain additional debt and equity financing. In the past, our financing limitations have caused us to sell loans when our deposits decreased for a short period of time and kept us from securing brokered deposits or other possible sources of funds. Our access to capital markets and the costs of raising capital, may be affected by changes in interest rates, general economic conditions, the perception in the capital markets of our business, our results of operations, leverage, financial condition and business prospects and regulatory borrowing restrictions which may apply to us and to the bank. We believe that the proceeds from the sale of the debentures will sustain our growth for the next few years, but we cannot assure you that this will be the case or that additional funds will not be needed.

OUR EXPANSION HAS ADDED COSTS AND CAUSED MISMATCHES BETWEEN ASSETS AND DEPOSITS WHICH MAY CONTINUE TO ADVERSELY AFFECT OUR EARNINGS AND HINDER OUR ABILITY TO MAKE PAYMENTS ON THE DEBENTURES.

     We have pursued an aggressive internal growth strategy centered on establishing new branches in new and existing markets. This strategy has raised our overhead costs and, in the second quarter of 2000, caused our asset growth to exceed our deposit growth. We cannot assure you that this, and other potential problems related to growth, will not recur. As we continue to grow, we cannot assure you that we will successfully:

     - generate an increasing volume of loans and deposits at acceptable risk levels and on acceptable terms;

     - control and absorb costs and increasing efficiency;

     - obtain additional debt and equity financing when needed;

     - attract and retaining qualified management and staff;

     - provide adequate technology and support systems; and

     - maintain adequate internal audit, loan review and compliance functions.

     An inability to successfully manage growth could adversely impact our operations and financial condition and increase the risk of nonpayment on the debentures and the trust preferred securities.

IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT ADEQUATE TO COVER ACTUAL LOSSES OUR EARNINGS COULD DECREASE AND OUR ABILITY TO MAKE PAYMENTS ON THE DEBENTURES WOULD BE NEGATIVELY IMPACTED.

     We believe that our allowance for loan losses is maintained at a level adequate to absorb any inherent losses in our loan portfolio. However, our actual loan losses could increase significantly due to changes in economic and other conditions that are generally beyond our control. Management's estimates used in determining the allowance are based on our historical loan loss experience, the amount of nonperforming loans and related collateral, volume, growth and composition of the loan portfolio, current economic conditions that may affect the borrower's ability to pay and the value of collateral, the evaluation of our loan portfolio through our internal loan review process and other relevant factors. These estimates are inherently subjective and their accuracy depends on the outcome of future events. Ultimate losses may differ from current estimates. As a result, such losses could exceed our current allowance estimates. We can provide no assurance that our allowance is sufficient to cover actual loan losses should such losses be realized.

     In addition, federal and state regulators, as an integral part of their respective supervisory functions, periodically review our allowance for loan losses. Such regulatory agencies may require us to increase our provision for loan losses or to recognize further loan charge-offs, based upon judgments different from those of management. Any increase in our allowance required by these regulatory agencies could have a negative effect on our earnings, financial condition and results of operations.

OUR EXECUTIVE OFFICERS AND DIRECTORS, WHOSE INTERESTS MAY DIFFER FROM YOURS, CAN SIGNIFICANTLY INFLUENCE ALL OUR STOCKHOLDER VOTES, WHICH CAN IMPACT CORPORATE POLICIES THAT MAY AFFECT THE DEBENTURES AND THE TRUST PREFERRED SECURITIES.

     Our executive officers and directors beneficially own approximately 48.4% of our issued and outstanding common stock. Accordingly, these executive officers and directors are able to influence, to a significant extent, the outcome of all matters required to be submitted to our stockholders for approval, including decisions relating to the election of our directors, the determination of our corporate and management policies and other significant transactions, including matters related to our capital position, the trust, the debentures and the trust preferred securities.

A SUBSTANTIAL PORTION OF OUR LOANS ARE SECURED BY REAL ESTATE LOANS, WHICH MEANS OUR RISK MAY NOT BE DIVERSIFIED AND FACTORS AFFECTING THE REAL ESTATE MARKET CAN SIGNIFICANTLY IMPAIR OUR EARNINGS WITHOUT A GENERAL ECONOMIC DOWNTURN THAT WOULD EFFECT OTHER COMPANIES.

     At September 30, 2000, real estate loans comprised approximately 78% of our total loan portfolio. This concentration in real estate as collateral for our loans could have an adverse impact on our results of operations because our risk of nonpayment or other default may not be well spread across diversified borrowing groups. Moreover, a downturn in the Denver-Boulder economy could impair the value of real estate, which in turn could impair the value of collateral, cause us to experience significant loan losses and increase the risk of nonpayment of loans potentially leading to operating losses and impaired liquidity.

WE CANNOT ASSURE YOU THAT OUR EXECUTIVE OFFICERS AND KEY EMPLOYEES WILL REMAIN EMPLOYED WITH US, WHICH COULD IMPAIR OUR RELATIONSHIP WITH OUR CUSTOMERS.

     Since we do not have employment agreements with any of our key personnel, we cannot guarantee that they will continue to be employed with us in the future. The loss of their services can negatively impact our business because their skills, years of experience and relationships in the communities we serve is one of our business strengths.

AS A BANK HOLDING COMPANY OPERATING IN COLORADO, PARTICULARLY IN THE DENVER-BOULDER MARKET, EACH OF THE FOLLOWING RISKS AND ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR EARNINGS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     - CHANGES IN INTEREST RATES. Our net interest income, which is the difference between interest income we earn and interest expense we pay on interest-bearing liabilities, may be significantly impacted by changes in interest rates. Mismatches between the repricing or maturity characteristics of our assets and liabilities due to changes in interest rates and other conditions can impact our net interest margin and results of operations.

     - COMPETITIVE MARKET. Due to recently enacted federal legislation that eased restrictions previously imposed on financial service providers, financial institutions and certain nonfinancial entities may provide similar products and services to those that we offer and can directly compete with us. Some of our competitors have greater financial strength, marketing capability and name recognition than we do, and operate on a statewide or nationwide basis.

     - BUSINESS CONCENTRATION IN COLORADO. Substantially all of our business is located in Colorado, and, as a result, our financial condition, results of operations and cash flows may be affected by changes in local economic conditions that could result in an increase in nonpayment of loans and a decrease in collateral value.

                          FORWARD-LOOKING INFORMATION

     Statements and financial discussion and analysis contained in this prospectus that are not historical facts are forward-looking statements. Forward-looking statements describe our future plans, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond our control. In addition to each of the factors listed in the "Risk Factors" section of this prospectus, the important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation:

     - changes in interest rates and market prices, which could reduce our net interest margins, asset valuations and expense expectations;

     - changes in the levels of loan prepayments and the resulting effects on the value of our loan portfolio;

     - changes in local economic and business conditions which could adversely affect our customers, including the ability of our borrowers to repay their loans according to their terms or a change in the value of the related collateral;

     - increased competition for deposits and loans adversely affecting rates and terms;

     - increased credit risk in our assets and increased operating risk caused by a material change in commercial, consumer and/or real estate loans as a percentage of the total loan portfolio;

     - the failure of assumptions underlying the establishment of and provisions made to the allowance for loan losses;

     - changes in the availability of funds resulting in increased costs or reduced liquidity;

     - increased asset levels and changes in the composition of assets and the resulting impact on our capital levels and regulatory capital ratios;

     - our ability to acquire, operate and maintain cost effective and efficient operations without unexpectedly incurring expenses related to necessary technological improvements;

     - the loss of key personnel and the potential inability to hire qualified personnel at reasonable compensation levels;

     - the bank's inability to pay sufficient dividends to us;

     - our ability to obtain appropriate additional debt or equity financing if necessary for our growth or operations; and

     - changes in statutes and government regulations or their interpretations applicable to bank holding companies and our present and future banking and other subsidiaries, including changes in tax requirements and tax rates.

     We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events discussed in any forward-looking statements in this prospectus might not occur.

                                USE OF PROCEEDS


     The trust will invest all the proceeds from the sale of the trust preferred securities in the debentures. We will use the net proceeds we receive from the sale of the debentures, which we estimate to be approximately $7.2 million, after deducting the underwriting commission and an estimated $400,000 in expenses or $8.3 million, if the underwriters' purchase option is exercised in full, for the following purposes:


     - repayment of a revolving line of credit with a balance at September 30, 2000 of $2.4 million and a maximum draw amount of $3.0 million, bearing interest at the prime rate and maturing on January 5, 2001. This line of credit will remain available to us until its maturity.

     - repayment of a promissory note in the principal amount of $100,000, bearing interest at prime and maturing on December 31, 2000.


     - the remaining amount, approximately $4.7 million, will be invested in the bank in order to finance opening of new branches, to improve technology and services, to support the bank's continued growth and to increase the bank's capital to attain or maintain certain levels of capitalization set forth in applicable federal banking regulations. Approximately all of the net proceeds that are invested in the bank will constitute Tier 1 capital of the bank as defined under applicable regulatory definitions.


                              ACCOUNTING TREATMENT

     The trust will be treated, for financial reporting purposes, as our subsidiary and, accordingly, the accounts of the trust will be included in our consolidated financial statements. The trust preferred securities will be presented as a separate line item in our consolidated balance sheet under the caption "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Subordinated Debentures," and appropriate disclosures about the trust preferred securities, the guarantee and the debentures will be included in the notes to consolidated financial statements. For financial reporting purposes, we will record distributions payable on the trust preferred securities as interest expense in our Consolidated Statements of Income.

     Our future reports filed under the Securities Exchange Act of 1934 will include a footnote to the consolidated financial statements stating that:

     - the trust is wholly owned;

     - the sole assets of the trust are the debentures and specifying the debentures' principal amount, interest rate and maturity date; and

     - our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trust under the trust preferred securities.

     The trust is not currently subject to the information reporting requirements of the Exchange Act. Although the trust will become subject to such requirements upon the effectiveness of the registration statement, of which this prospectus is a part, it is not expected that the trust will be required to file separate reports under the Exchange Act because:

     - we will be a reporting company under the Exchange Act;

     - the trust is our wholly-owned subsidiary and does not have any independent operations other than issuing the trust preferred and common securities and purchasing our debentures;

     - we have fully and unconditionally guaranteed all of the trust's obligations with respect to the trust preferred securities through the guarantee, the indenture, the trust agreement and the debentures; and

     - you may proceed directly against us to enforce our guarantee.

     We have not included separate financial statement of the trust in this prospectus. We do not consider separate financial statements to be material to holders of trust preferred securities because we will own all of the trust's voting securities, the trust has no independent operations and we guarantee the payments on the trust preferred securities to the extent described in this prospectus.

                                 CAPITALIZATION

     The following table sets forth our indebtedness and capitalization at September 30, 2000 on a historical basis and as adjusted to give effect to the issuance of the trust preferred securities in this offering, the issuance of our series B preferred stock in exchange for certain promissory notes and the use of estimated net proceeds. This data should be read in conjunction with the "Selected Consolidated Financial Data" and the consolidated financial statements and notes thereto, included elsewhere in this prospectus.


                                                                SEPTEMBER 30, 2000
                                                              -----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   ------------
                                                              (DOLLARS IN THOUSANDS)
Federal funds purchased.....................................  $ 4,000      $ 4,000
Other borrowed funds
  Advances from the Federal Home Loan Bank..................   14,405       14,405
  Notes payable(1)..........................................    3,792           25
                                                              -------      -------
          Total other borrowed funds........................   18,197       14,430
                                                              =======      =======
Company obligated mandatory redeemable preferred securities
  of subsidiary trust holding solely subordinated
  debentures(2).............................................       --        8,000
                                                              =======      =======
Stockholders' equity:
  Preferred stock, $.001 par value, 100,000,000 shares
     authorized, 10,500 shares issued and outstanding(1)....       --           --
  Common stock, no par value, 200,000,000 shares authorized,
     1,327,444 shares issued and outstanding................        1            1
  Capital Surplus(1)........................................    4,616        5,933
  Retained earnings.........................................    4,662        4,662
  Unrealized (loss) gain on securities available for sale,
     net of taxes...........................................     (382)        (382)
                                                              -------      -------
          Total stockholders' equity........................    8,897       10,214
                                                              =======      =======
Consolidated regulatory capital ratios:
  Leverage ratio(3).........................................     4.69%        6.90%
  Tier 1 capital(3).........................................     5.18         7.90
  Total risk-based capital..................................     6.12        11.40


---------------

(1) As adjusted numbers includes the conversion of $1.3 million of indebtedness to $1.3 million liquidation preference amount of series B preferred stock on October 19, 2000 as set forth under "Recent Developments" in this prospectus. As adjusted, there will be 11,817 shares of preferred stock, $.001 par value, issued and outstanding.


(2) Front Range Capital Trust I, our wholly owned subsidiary, will hold, as its sole asset, $8 million in principal amount of subordinated debentures related to the trust preferred securities.


(3) The trust preferred securities have been structured to qualify as Tier 1 capital. However, Federal Reserve guidelines limit the aggregate amount of trust preferred securities which can be included in Tier 1 capital to 25% of our total Tier 1 capital. As adjusted for this offering, our Tier 1 capital as of September 30, 2000 would have been $13.9 million, of which $3.5 million would have been attributable to the trust preferred securities. Any future increases in other elements of our Tier 1 capital, including retained earnings, would allow us to include greater portions of the trust preferred securities in Tier 1 capital.

                        FRONT RANGE CAPITAL CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data for, and as of the end of, each of the years in the three year period ended December 31, 1999 are derived from our consolidated financial statements. The consolidated financial statements as of December 31, 1999 and 1998 and for each of the years in the two year period ended December 31, 1999, and the report thereon of Fortner, Bayens, Levkulich and Co., P.C., are included elsewhere in this prospectus. The consolidated financial data as of and for each of the nine months ended September 30, 2000 and 1999 are derived from unaudited consolidated financial statements included elsewhere in this prospectus, and, in the opinion of management, contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly our financial position and results of operations as of such dates and for such periods. The results of operations for past periods and the nine months ended September 30, 2000 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 2000 or for any future periods.

                                     AS OF AND FOR THE NINE          AS OF AND FOR THE YEAR ENDED
                                   MONTHS ENDED SEPTEMBER 30,                DECEMBER 31,
                                   ---------------------------   ------------------------------------
                                       2000           1999          1999         1998         1997
                                   ------------   ------------   ----------   ----------   ----------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Interest income................   $   12,640     $    9,292    $   13,000   $    9,452   $    7,246
  Interest expense...............        5,540          3,571         5,088        3,783        2,815
                                    ----------     ----------    ----------   ----------   ----------
     Net interest income.........        7,100          5,721         7,912        5,669        4,431
  Provision for loan losses......          265            292           402          421          318
                                    ----------     ----------    ----------   ----------   ----------
     Net interest income after
       provision for loan
       losses....................        6,835          5,429         7,510        5,248        4,113
  Noninterest income.............        1,115            859         1,197          871          477
  Noninterest expense............        6,416          4,977         6,772        5,450        3,520
                                    ----------     ----------    ----------   ----------   ----------
     Income before income
       taxes.....................        1,534          1,311         1,935          669        1,070
  Income tax expense.............          409            429           573          155          405
                                    ----------     ----------    ----------   ----------   ----------
     Net income..................   $    1,125     $      882    $    1,362   $      514   $      665
                                    ==========     ==========    ==========   ==========   ==========
COMMON SHARE DATA:
  Earnings per common share
     (basic).....................   $     0.85     $     0.66    $     1.03   $     0.42   $     0.06
  Earnings per common share
     (diluted)...................         0.84           0.66          1.02         0.42         0.06
  Book value per common share....         6.70           5.39          5.62         5.18         3.90
  Tangible book value per common
     share.......................         6.60           5.29          5.52         5.07         3.84
  Cash dividends per common
     share.......................         0.00           0.00          0.00         0.00         0.00
  Weighted average common shares
     outstanding (basic).........    1,327,744      1,326,623     1,326,906    1,225,391    1,178,619
  Weighted average common shares
     outstanding (diluted).......    1,338,244      1,337,123     1,337,406    1,235,891    1,189,119
  End of period common shares
     outstanding.................    1,327,744      1,327,744     1,327,744    1,325,744    1,186,477

                                            AS OF AND FOR THE
                                            NINE MONTHS ENDED     AS OF AND FOR THE YEAR ENDED
                                              SEPTEMBER 30,               DECEMBER 31,
                                           --------------------   -----------------------------
                                             2000        1999       1999       1998      1997
                                           ---------   --------   --------   --------   -------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT PERIOD END):
  Total assets...........................  $ 200,268   $157,937   $172,690   $131,745   $90,739
  Loans, net of unearned income..........    154,257    115,374    130,708     91,793    59,284
  Allowance for loan losses..............      1,652      1,306      1,411      1,097       754
  Deposits...............................    167,384    137,545    141,926    114,933    84,138
  Borrowed funds.........................     22,197     11,546     21,827      8,937     1,122
  Stockholders' equity...................      8,897      7,156      7,462      6,861     4,636
PERFORMANCE RATIOS:(1)
  Return on average assets...............       0.80%      0.82%      0.92%      0.49%     0.87%
  Return on average stockholders'
     equity(1)...........................      18.54      17.39      20.06       9.27     15.80
  Net interest margin(1).................       5.83       6.10       6.12       6.10      6.59
  Operating efficiency ratio(2)..........      78.05      75.58      74.34      83.33     71.72
  Loan to deposit ratio..................      91.17      82.93      91.10      78.91     69.56
ASSET QUALITY RATIOS(3):
  Nonperforming assets to total
     assets(4)...........................       0.07%      0.20%      0.10%      0.83%     0.65%
  Nonperforming loans to total
     loans(5)............................       0.02       0.18       0.05       0.93      0.96
  Net loan charge-offs to average total
     loans...............................       0.02       0.08       0.08       0.11      0.46
  Allowance for loan losses to total
     loans...............................       1.07       1.13       1.08       1.20      1.27
  Allowance for loan losses to
     nonperforming loans.................   6,608.00     640.20   2,391.53     128.76    132.51
CAPITAL RATIOS (AT PERIOD END)(6):
  Leverage ratio.........................       4.69%      4.90%      4.87%      7.06%     5.49%
  Tier 1 risk-based capital ratio........       5.18       5.98       5.47       8.22      6.29
  Total risk-based capital ratio.........       6.12       7.02       6.43       9.28      7.36
EARNINGS TO FIXED CHARGES(7):
  Including interest on deposits.........       1.28x      1.38x      1.38x      1.18x     1.38x
  Excluding interest on deposits.........       2.23x      3.16x      3.24x      3.80x    10.30x

---------------

(1) The ratios for the nine months ended September 30, 2000 and 1999 have been annualized and are not necessarily indicative of the results for the entire year.

(2) Calculated by dividing total noninterest expenses, excluding intangible asset amortization, by net interest income plus noninterest income.

(3) At period end, except for net loan charge-offs to average total loans, which is for periods ended on such dates.

(4) Nonperforming assets consist of nonaccrual loans, loans past due 90 days or more, restructured loans and other real estate owned.

(5) Nonperforming loans consist of nonaccrual loans, loans past due 90 days or more and restructured loans.

(6) The leverage and risk-based capital ratios are defined in "Supervision and Regulation."

(7) For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings before income taxes, extraordinary items and fixed charges. Fixed charges represent interest expense.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's Discussion and Analysis of Financial Condition and Results of Operations analyzes the major elements of our balance sheets and statements of income. This section should be read in conjunction with our financial statements and accompanying notes and other detailed information appearing elsewhere in this prospectus.

RESULTS OF OPERATIONS

  Overview

     In the first nine months of 2000, our net income was $1.1 million, an increase of $243,000 or 27.6% over the first nine months of 1999. For the year ended December 31, 1999, we recorded net income of $1.4 million versus net income of $514,000 for the year ended December 31, 1998. Our earnings performance reflects positive growth trends in both total assets and loans and the income generated as a result of this growth offset our increased noninterest expenses, including additional staffing costs.

     We experienced significant asset growth in all comparison periods with total assets equalling $200.3 million at September 30, 2000. During the first nine months of 2000, our total assets increased $27.6 million or 16.0% over total assets at December 31, 1999. During 1999 and 1998, our total assets increased by 31.1% and 45.2%, respectively. As a result of increased loan demand, loans were $152.6 million, an increase of $23.5 million or 18.0% in the first nine months of 2000. We experienced loan increases of $38.9 million or 42.4% during 1999 and $32.5 million or 54.8% during 1998. Although deposits increased by 17.9% to $167.4 million at September 30, 2000 and 23.5% during 1999 to $141.9 million, additional borrowed funds were necessary to support loan growth. Total borrowed funds at September 30, 2000 increased to $22.2 million or 1.7% from total borrowed funds at December 31, 1999. At December 31, 1999, total borrowed funds, including federal funds purchased, were $21.8 million, an increase of $12.9 million or 144.2% over total borrowed funds outstanding at December 31, 1998.

     Our return on average stockholders' equity was 18.54% for the first nine months of 2000 compared with 17.39% for the first nine months of 1999. Our return on average total assets for the first nine months of 2000 was 0.80% compared with 0.82% for the first nine months of 1999. Our return on average stockholders' equity was 20.06% for 1999 compared with 9.27% for 1998 and our return on average total assets for 1999 was 0.92% compared with 0.49% for 1998.

  Net Interest Income

     Our primary source of revenue is net interest income, which is the difference between interest income and interest expense. Significant factors affecting net interest income include the amount of interest-earning assets and interest-bearing liabilities, the types of interest-earning assets and interest-bearing liabilities and their sensitivity to changes in interest rates. Net interest margin, which is net interest income expressed as a percentage of average earning assets, was 5.83% (annualized) for the nine months ended September 30, 2000, 6.12% for the year ended December 31, 1999 and 6.10% for the year ended December 31, 1998.

  Interest Income

     Our interest income was $12.6 million during the first nine months of 2000, a $3.3 million or 35.5% increase compared with total interest income for the first nine months of 1999. Interest income in 1999 was $13.0 million, a 36.8% increase compared with interest income of $9.5 million in 1998. While our principal sources of interest income are loans and investment securities, most of these increases resulted from growth in loans.

  Interest Expense

     Total interest expense was $5.5 million for the first nine months of 2000 compared with $3.6 million for the first nine months of 1999, an increase of 52.8%. The increase is attributable largely to increases in borrowed funds and certificates of deposit, and to increased interest rates on borrowed funds and interest-bearing demand accounts. Total interest expense was $5.1 million in 1999, an increase of $1.3 million or 34.2% compared with $3.8 million in 1998. The increase in interest expense in 1999 from 1998 was primarily due to increases in interest-bearing liabilities.

     The following table presents for the periods indicated the total dollar amount of average balances, interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. All average balances are daily average balances. Nonaccrual loans are included in the table as loans carrying a zero yield.

                                               NINE MONTHS ENDED SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                               ---------------------------------------------------------------   ------------------------------
                                            2000                             1999                             1999
                               ------------------------------   ------------------------------   ------------------------------
                                          INTEREST   AVERAGE               INTEREST   AVERAGE               INTEREST   AVERAGE
                               AVERAGE     EARNED    YIELD OR   AVERAGE     EARNED    YIELD OR   AVERAGE     EARNED    YIELD OR
                               BALANCE    OR PAID    RATE(3)    BALANCE    OR PAID    RATE(3)    BALANCE    OR PAID      RATE
                               --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                    (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Federal funds sold..........  $    197   $     2      1.65%    $    568    $    8      1.81%    $    470   $     9      1.91%
 Investment securities
   Taxable...................    16,951       818      6.40       15,614       724      6.09       15,484       962      6.21
   Tax exempt(1).............     9,117       477      6.98        8,969       454      6.75        8,846       607      6.86
 Loans(2)....................   141,057    11,486     10.86      104,437     8,260     10.56      109,015    11,628     10.67
Allowance for loan losses....    (1,506)       --                 (1,201)       --                 (1,234)       --
                               --------   -------               --------    ------               --------   -------
       Total interest-earning
        assets...............   165,816    12,783     10.28%     128,387     9,446      9.81%     132,581    13,206      9.96%
Noninterest-earning assets...    20,629                           14,346                           15,666
                               --------                         --------                         --------
       Total assets..........  $186,445                         $142,733                          148,247
                               ========                         ========                         ========

Interest-bearing liabilities:
 Interest-bearing deposits
   Demand,
     interest-bearing........  $ 66,948   $ 2,115      4.21%    $ 50,577    $1,260      3.32%    $ 53,137   $ 1,895      3.57%
   Savings...................     9,140       169      2.46        8,303       150      2.41        8,569       209      2.44
   Certificates of deposit...    46,616     2,012      5.75       39,189     1,553      5.28       39,902     2,120      5.31
                               --------   -------               --------    ------               --------   -------
       Total interest-bearing
        deposits.............   122,704     4,296      4.67       98,069     2,963      4.03      101,608     4,224      4.16
Federal funds purchased......     5,666       264      6.21        3,469       136      5.24        3,827       207      5.41
Other short-term funds
 borrowed....................     7,519       314      5.57           --        --                     --        --
Long-term debt...............    11,918       666      7.45       10,297       472      6.11       10,777       657      6.10
                               --------   -------               --------    ------               --------   -------
       Total interest-bearing
        liabilities..........   147,807     5,540      5.00%     111,835     3,571      4.26%     116,212     5,088      4.38%
Noninterest-bearing
 liabilities.................    30,549                           24,136                           25,247
                               --------                         --------                         --------
       Total liabilities.....   178,356                          135,971                          141,459
Stockholders' equity.........     8,089                            6,762                            6,788
                               --------                         --------                         --------
       Total liabilities and
        stockholders'
        equity...............  $186,445                         $142,733                         $148,247
                               ========                         ========                         ========
Net interest income..........             $ 7,243                           $5,875                          $ 8,118
                                          =======                           ======                          =======
Net interest margin..........                          5.83%                            6.10%                            6.12%
Net interest spread..........                          5.28                             5.55                             5.58
Ratio of average
 interest-earning assets to
 average interest-bearing
 liabilities.................    112.18%                          114.80%                          114.09%

                                  YEAR ENDED DECEMBER 31,
                               ------------------------------
                                            1998
                               ------------------------------
                                          INTEREST   AVERAGE
                               AVERAGE     EARNED    YIELD OR
                               BALANCE    OR PAID      RATE
                               --------   --------   --------
                                   (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Federal funds sold..........  $  3,020    $  122      4.04%
 Investment securities
   Taxable...................    14,906       951      6.38
   Tax exempt(1).............     4,759       322      6.77
 Loans(2)....................    72,943     8,166     11.20
Allowance for loan losses....      (888)       --
                               --------    ------
       Total interest-earning
        assets...............    94,740     9,561     10.09%
Noninterest-earning assets...    11,186
                               --------
       Total assets..........   105,926
                               ========
Interest-bearing liabilities:
 Interest-bearing deposits
   Demand,
     interest-bearing........  $ 39,377    $1,480      3.76%
   Savings...................     6,755       187      2.77
   Certificates of deposit...    32,441     1,877      5.79
                               --------    ------
       Total interest-bearing
        deposits.............    78,573     3,544      4.51
Federal funds purchased......       636        37      5.82
Other short-term funds
 borrowed....................        --        --
Long-term debt...............     2,500       202      8.08
                               --------    ------
       Total interest-bearing
        liabilities..........    81,709     3,783      4.63%
Noninterest-bearing
 liabilities.................    18,672
                               --------
       Total liabilities.....   100,381
Stockholders' equity.........     5,545
                               --------
       Total liabilities and
        stockholders'
        equity...............  $105,926
                               ========
Net interest income..........              $5,778
                                           ======
Net interest margin..........                          6.10%
Net interest spread..........                          5.46
Ratio of average
 interest-earning assets to
 average interest-bearing
 liabilities.................    115.95%

---------------

(1) Yields are calculated using tax-equivalent rates.

(2) Loans are net of unearned discount. Nonaccrual loans are included in average loans outstanding.

(3) Annualized.

     The following table presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase (decrease) related to outstanding balances and the volatility of interest rates for the periods indicated. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated to volume.

                                            NINE MONTHS ENDED            YEAR ENDED                YEAR ENDED
                                              SEPTEMBER 30,             DECEMBER 31,              DECEMBER 31,
                                         -----------------------   -----------------------   -----------------------
                                              2000 VS. 1999             1999 VS. 1998             1998 VS. 1997
                                         -----------------------   -----------------------   -----------------------
                                         CHANGE DUE TO             CHANGE DUE TO             CHANGE DUE TO
                                         --------------            --------------            --------------
                                         VOLUME   RATE    TOTAL    VOLUME   RATE    TOTAL    VOLUME   RATE    TOTAL
                                         ------   -----   ------   ------   -----   ------   ------   -----   ------
                                                                   (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Federal funds sold...................  $  (5)   $  (1)  $   (6)  $(103)   $ (10)  $ (113)  $  33    $  (3)  $   30
  Investment securities
    Taxable............................     62       32       94      37      (26)      11     504      (13)     491
    Tax exempt.........................      7       16       23     277        8      285     179       (1)     178
  Loans................................  2,896      330    3,226   4,038     (576)   3,462   1,805     (178)   1,627
                                         ------   -----   ------   ------   -----   ------   ------   -----   ------
        Total increase (decrease) in
          interest income..............  2,960      377    3,337   4,249     (604)   3,645   2,521     (195)   2,326
                                         ------   -----   ------   ------   -----   ------   ------   -----   ------
Interest-bearing liabilities:
  Interest-bearing deposits
    Demand, interest-bearing...........    408      447      855     517     (102)     415     646      (94)     552
    Savings............................     15        4       19      50      (28)      22      33      (15)      18
    Certificates of deposit............    294      165      459     432     (189)     243     225       48      273
  Federal funds purchased..............     86       42      128     186      (16)     170      15        1       16
  Other short-term borrowed funds......    314       --      314      --       --       --      --       --       --
  Long-term debt.......................     74      120      194     669     (214)     455     158      (49)     109
                                         ------   -----   ------   ------   -----   ------   ------   -----   ------
        Total increase (decrease) in
          interest expense.............  1,191      778    1,969   1,854     (549)   1,305   1,077     (109)     968
                                         ------   -----   ------   ------   -----   ------   ------   -----   ------
Increase (decrease) in net interest
  income...............................  $1,769   $(401)  $1,368   $2,395   $ (55)  $2,340   $1,444   $ (86)  $1,358
                                         ======   =====   ======   ======   =====   ======   ======   =====   ======

     Average loans outstanding during the first nine months of 2000 were $141.1 million compared with $104.4 million outstanding for the first nine months of 1999, a 35.1% increase. During 1999, the average balance of loans outstanding was $109.0 million, 49.5% greater than the average balance of loans for 1998. Average loans were 73.5% of average total assets in 1999 compared with 68.9% in 1998. The greater volume of loans outstanding during 1999 resulted in an increase of $3.5 million in interest income in 1999 over 1998, despite the average yield on loans in 1999 decreasing to 10.67% from 11.20% in 1998.

     The average amount of nonaccrual loans also affects the average yield earned on all outstanding loans. The average amount of nonaccrual loans for the first nine months of 2000 and for the years ended December 31, 1999 and 1998 were minimal, and, therefore, did not have a significant effect on the average loan yield.

  Provision for Loan Losses

     Our provision for loan losses is established through charges to income in the form of the provision in order to bring the total allowance for loan losses to a level deemed appropriate by our management based on the factors discussed under "-- Financial Condition -- Allowance for Loan Losses." During the first nine months of 2000, we made a provision for loan losses of $265,000, which was $27,000 less than the provision made for the first nine months of 1999. We had net charge-offs of $24,000 for the first nine months of 2000, compared with $84,000 for the same period in 1999. Although total loans increased during 1999 and the first nine months of 2000, the overall improvement in the quality of our loan portfolio enabled us to decrease our provision, which management believes was appropriate given the current economic conditions in our market area.

     Because of overall improvement in the quality of our loan portfolio, we made a provision for loan losses of $402,000 during the year ended December 31, 1999, which was $19,000 less than the $421,000 provision made during the year ended December 31, 1998. Net charge-offs totaled $88,000 for the year ended December 31, 1999 compared with $78,000 for the year ended December 31, 1998.

  Noninterest Income

     The following table sets forth our noninterest income for the periods indicated:

                                                    NINE MONTHS ENDED     YEAR ENDED
                                                      SEPTEMBER 30,      DECEMBER 31,
                                                    -----------------   ---------------
                                                     2000       1999     1999     1998
                                                    -------     -----   ------   ------
                                                          (DOLLARS IN THOUSANDS)
Service charges on deposit accounts...............  $  610      $529    $  732   $  570
Gain (loss) on sale of investment securities......      --         7         7        8
Loan origination fees.............................     194       161       228       60
Other.............................................     311       162       230      233
                                                    ------      ----    ------   ------
          Total noninterest income................  $1,115      $859    $1,197   $  871
                                                    ======      ====    ======   ======

     Noninterest income generated for the nine months ended September 30, 2000 increased $256,000 or 29.8% to $1.1 million compared with $859,000 for the same period in 1999. Noninterest income for the year ended December 31, 1999 increased $326,000 or 37.4% to $1.2 million compared with $871,000 in 1998. The increase in both periods was primarily due to an increase in service charges on deposit accounts and loan origination fees both resulting from increased volume of activity.

  Noninterest Expense

     The following table sets forth our noninterest expense for the periods indicated:

                                                    NINE MONTHS ENDED      YEAR ENDED
                                                      SEPTEMBER 30,       DECEMBER 31,
                                                    ------------------   ---------------
                                                     2000       1999      1999     1998
                                                    -------    -------   ------   ------
                                                           (DOLLARS IN THOUSANDS)
Salaries and benefits.............................  $3,528     $2,690    $3,663   $2,647
Occupancy.........................................     645        388       519      500
Furniture and equipment...........................     449        368       497      366
Data processing...................................     433        278       389      288
Supplies and printing.............................     208        170       230      179
Marketing and promotions..........................     227        153       208      202
Other.............................................     926        930     1,266    1,268
                                                    ------     ------    ------   ------
          Total noninterest expense...............  $6,416     $4,977    $6,772   $5,450
                                                    ======     ======    ======   ======

     Salary and benefits expense increased by $838,000 or 31.2% during the first nine months of 2000 compared with the first six months of 1999. This increase reflects pay range adjustments and additional staff needed for two new branches. Salary and benefits expense increased by $1.0 million or 38.4% for the year ended December 31, 1999 compared with the year ended December 31, 1998. This increase resulted from normal salary increases, a 33.0% increase in the cost of benefits and the addition of approximately 17 full-time equivalent employees.

     During the first nine months of 2000, operating expenses other than salaries and benefits increased $601,000 or 26.3%. These increased costs were related primarily to greater depreciation expenses, occupancy expenses, data processing expenses, supplies expenses and marketing expenses. For the year ended December 31, 1999, operating expenses other than salaries and benefits increased $306,000 or 10.9% compared with the year ended December 31, 1998.

  Provision for Income Taxes

     Total income tax expense was approximately $409,000 for the first nine months of 2000 compared with $429,000 for the first nine months of 1999, and $573,000 and $155,000 for the years ended December 31, 1999 and 1998, respectively. Our effective income tax rates for the first nine months of 2000 and 1999 and the years ended December 31, 1999 and 1998 were 26.7%, 32.7%, 29.6% and 23.2%, respectively.

  Return on Average Assets and Stockholders' Equity

     The following table sets forth certain ratios for the nine months ended September 30, 2000 and 1999 and the years ended December 31, 1999 and 1998 (using average balance sheet data):

                                                      NINE MONTHS ENDED     YEAR ENDED
                                                        SEPTEMBER 30,      DECEMBER 31,
                                                      ------------------   -------------
                                                       2000        1999    1999    1998
                                                      ------      ------   -----   -----
Return on average assets............................   0.80%       0.82%    0.92%   0.49%
Return on average stockholders' equity..............  18.54       17.39    20.06    9.27
Stockholders' equity to average assets..............   4.78        5.01     5.03    6.48

     Return on average assets decreased slightly to 0.80% for the first nine months of 2000 compared with the 0.82% return recorded for the first nine months of 1999. Return on average assets increased 43 basis points to 0.92% in 1999 compared with the 0.49% recorded in 1998.

     Return on average stockholders' equity increased to 18.54% in the first nine months of 2000 compared with the 17.39% recorded for the first nine months of 1999. Return on average stockholders' equity for the year ended December 31, 1999 was 20.06%, up 116.4% from 9.7% in 1998.

FINANCIAL CONDITION

  Loan Portfolio

     Loans were $154.3 million at September 30, 2000, an increase of $23.6 million or 18.1% since December 31, 1999. Loan growth occurred primarily in residential real estate loans. Loans at December 31, 1999 were $130.7 million, an increase of $38.9 million or 42.4% compared with loans at December 31, 1998. Loan growth during this period occurred primarily in commercial and residential real estate loans.

     The following table summarizes our loan portfolio by type of loan at the dates indicated:

                                                                 DECEMBER 31,
                                                    ---------------------------------------
                              SEPTEMBER 30, 2000           1999                 1998
                              ------------------    ------------------    -----------------
                               AMOUNT    PERCENT     AMOUNT    PERCENT    AMOUNT    PERCENT
                              --------   -------    --------   -------    -------   -------
                                                 (DOLLARS IN THOUSANDS)
Real
  estate -- construction....  $ 39,691     25.6%    $ 29,684     22.6%    $22,853     24.8%
Real estate -- commercial...    39,279     25.3       36,203     27.6      20,068     21.8
Real
  estate -- residential.....    42,548     27.4       35,804     27.3      23,137     25.1
Commercial..................    27,309     17.6       24,110     18.3      20,975     22.6
Consumer....................     6,239      4.1        5,525      4.2       5,217      5.7
                              --------    -----     --------    -----     -------    -----
  Total loans...............  $155,066    100.0%    $131,326    100.0%    $92,250    100.0%
                                          =====                 =====                =====
  Less unearned income......      (809)                 (618)                (457)
                              --------              --------              -------
  Loans.....................  $154,257              $130,708              $91,793
                              ========              ========              =======

     We concentrate our lending activities in five principal areas: commercial, real estate-construction, real estate-commercial, real estate-residential and consumer loans. The interest rates charged for the loans we make vary with the perceived degree of credit and interest rate risk, the size and maturity of the loans and the borrower's relationship with us.

     Our underwriting standards are determined by our board of directors in our loan policy. The board reviews the loan policy at least annually to ensure that standard banking practices are utilized. All underwriting decisions examine the purpose for the loan; the character and credit history of the borrower; the sources of repayment of the loan, emphasizing historical and projected cash flows and the collateral for the loan. We do not employ a specific formula for our underwriting standards, but rather evaluate the merits of each loan request individually based on the above criteria.

     The majority of our loans are direct loans made to individuals and small to medium-sized businesses. We rely on local promotional activities and personal contact by officers, directors and employees to compete with other financial institutions. We make loans to borrowers whose applications include a sound purpose, a viable repayment source and a plan of repayment established at inception and are generally backed by a secondary source of repayment.

     Upon approval of a loan, we utilize an automated loan system that standardizes the loan product for all commercial and consumer loans, and assists in ensuring that we remain in compliance with all applicable state and federal laws and regulations.

     Commercial loans are generally secured and are structured as credit lines, term loans, or occasionally as time notes. Credit lines and time notes are usually secured by general business assets and mature in one year or less. Term loans are usually secured by equipment and/or real property and mature in one to seven years. The primary emphasis in underwriting commercial loans is on cash flow and collateral values while personal guarantees are of secondary importance. Although recent losses have been minimal, these loans have a relatively higher risk profile in that they are generally for large amounts and repayment depends largely upon the business success of the borrower. Our loan policy limits equipment and commercial real property loans to 80% of the lesser of cost or market value of the collateral, subject to compensating factors. The amounts and terms of loans secured by accounts receivable and inventory are determined according to a formula which values the collateral based on currency and/or degree of completion.

     Consumer loans may be secured or unsecured, but the largest growth in our consumer loan portfolio is in loans secured by automobiles, boats and recreational vehicles. Most consumer loans mature in four years, although our loan policy permits consumer loans that mature in five years and home improvement loans secured by second mortgages on real property that mature in ten years. Most of these loans are made by individual loan officers within their assigned lending limits. Historically, net charge-offs for our consumer loans have generally been quite modest and there are no discernible negative trends.

     Residential real estate loans are generally made in accordance with the standards required by the secondary market. The loans mature in up to 30 years, and may have either fixed or adjustable interest rates. We generally sell those residential mortgages that mature in 15 or more years. Residential real estate loans which we intend to retain in our portfolio generally have adjustable rates and/or maturities of five years or less.

     The loan portfolio in general is subject to the risk of an economic downturn, although a downturn would likely have a more adverse effect on the commercial portfolio than on any of the other portfolios. In addition, rising interest rates have a stronger negative effect on the commercial portfolio than on the other portfolios because commercial loans frequently have variable interest rates and as the cost of credit increases, the risk of default also increases. Loans secured by real estate are subject to a greater risk of a decline in real estate values than are unsecured loans and loans secured by personal property. Consumer loans are subject to the risks of consumer bankruptcies and other personal circumstances.

     Our loan policy permits the sale of loans by participation for purposes of asset/liability and liquidity management, diversification of risk and prevention of overlines. In the second quarter of 2000, we sold $5.0 million in loans to increase liquidity. The sale was brought on by our asset growth exceeding our deposit growth in the quarter. We have the right to repurchase the loans at any time and may do so following this offering. The loan policy also allows us to purchase loans by participation for purposes of asset/liability management and diversification of risk. Such loans must be of high quality and meet our own underwriting criteria. We analyze the suitability of all institutions with which we participate in loans, whether by sale or purchase.

     The following tables present the maturities and sensitivity to changes in interest rates of loans at September 30, 2000 and December 31, 1999. Variable rate loans comprised 15.2% of our loan portfolio at September 30, 2000 and 13.9% at December 31, 1999.

                                                           SEPTEMBER 30, 2000
                                      -------------------------------------------------------------
                                                   OVER ONE YEAR
                                                 THROUGH FIVE YEARS    OVER FIVE YEARS
                                                 ------------------   ------------------
                                      ONE YEAR    FIXED    FLOATING    FIXED    FLOATING
                                      OR LESS     RATE       RATE      RATE       RATE      TOTAL
                                      --------   -------   --------   -------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
Real estate -- construction.........  $31,183    $ 2,239   $ 2,608    $ 3,556    $  105    $ 39,691
Real estate -- commercial...........    3,535      9,455     6,209     16,887     3,193      39,279
Real estate -- residential..........   15,901     10,308     3,406     11,815     1,118      42,548
Commercial..........................   14,645      5,463     5,323        292     1,586      27,309
Consumer............................    1,460      4,239        --        540        --       6,239
                                      -------    -------   -------    -------    ------    --------
          Total loans(1)............  $66,724    $31,704   $17,546    $33,090    $6,002    $155,066
                                      =======    =======   =======    =======    ======    ========

---------------

(1) Total loans excludes $809,000 of unearned loan income. Net of unearned loan income, loans equaled $154.3 million.

                                                            DECEMBER 31, 1999
                                      -------------------------------------------------------------
                                                   OVER ONE YEAR
                                                 THROUGH FIVE YEARS    OVER FIVE YEARS
                                                 ------------------   ------------------
                                      ONE YEAR    FIXED    FLOATING    FIXED    FLOATING
                                      OR LESS     RATE       RATE      RATE       RATE      TOTAL
                                      --------   -------   --------   -------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
Real estate -- construction.........  $26,263    $   764   $ 1,539    $ 1,038    $   80    $ 29,684
Real estate -- commercial...........    4,209      6,825     5,570     17,883     1,716      36,203
Real estate -- residential..........   12,723      6,278     2,881     12,788     1,134      35,804
Commercial..........................   14,836      3,929     4,371         55       919      24,110
Consumer............................    2,187      2,848        --        490        --       5,525
                                      -------    -------   -------    -------    ------    --------
          Total loans(1)............  $60,218    $20,644   $14,361    $32,254    $3,849    $131,326
                                      =======    =======   =======    =======    ======    ========

---------------

(1) Total loans excludes $618,000 of unearned loan income. Net of unearned loan income, loans equaled $130.7 million.

  Nonperforming Assets

     Nonperforming loans, defined as nonaccrual loans, accruing loans 90 days or more past due and restructured loans, totaled $25,000 at September 30, 2000, a 57.6% decrease from nonperforming loans at December 31, 1999. Nonperforming loans decreased $793,000 or 93.1% from December 31, 1998 to December 31, 1999. The significant difference in total nonperforming loans between 1998 and 1999 was primarily due to three nonperforming loans recorded in 1998 which were repaid or otherwise resolved in 1999.

     We generally place a loan on nonaccrual status and cease accruing interest when, in management's opinion, there is an indication the borrower may be unable to make payments when they become due. Although interest income is not accrued on loans reclassified to nonaccrual status, interest income may be recognized on a cash basis if management expects collection in full of principal and interest. When a loan is placed on nonaccrual status, any previously accrued but unpaid interest is reversed. Loans for which the accrual of interest has been discontinued amounted to $14,000 at September 30, 2000, and $35,000 and $393,000 at December 31, 1999 and 1998, respectively. Of the amount of nonaccrual loans at December 31, 1998, $390,000 was related to three borrowers and was repaid or otherwise resolved in 1999.

     Nonperforming assets include nonperforming loans and other real estate owned -- OREO. Delinquent real estate loans are not reclassified as OREO until we take title to the property, either through foreclosure or upon receipt of a deed in lieu of foreclosure. In such situations, the secured loan is reclassified on the balance sheet as OREO at the lesser of the fair value of the underlying collateral less estimated selling costs, or the recorded amount of the loan.

     Management considers both the adequacy of the collateral and the other resources of the borrower in determining the steps to be taken to collect nonaccrual and charged-off loans. Alternatives for collection that are considered include foreclosure, collecting on guarantees, restructuring the loan or filing suit.

     The following table sets forth the amount of our nonperforming assets as of the dates indicated:

                                                                           DECEMBER 31,
                                                          SEPTEMBER 30,   --------------
                                                              2000        1999     1998
                                                          -------------   -----   ------
                                                              (DOLLARS IN THOUSANDS)
Nonaccrual loans........................................      $  14       $  35   $  393
Other loans 90 days or more past due....................         11          24      459
Other real estate.......................................        121         118      243
                                                              -----       -----   ------
          Total nonperforming assets....................      $ 146       $ 177   $1,095
                                                              =====       =====   ======
Nonperforming and other loans 90 days or more past due
  to total loans........................................       0.02%       0.05%    0.93%
Nonperforming assets to total loans plus other real
  estate................................................       0.09        0.14     1.19
Nonperforming assets to total assets....................       0.07        0.10     0.83

     At September 30, 2000, the OREO balance of $121,000 was attributable to one commercial property.

  Allowance for Loan Losses

     The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Management of the bank has established an allowance for loan losses which it believes is adequate for estimated losses inherent in our loan portfolio. Based on an evaluation of the loan portfolio, management presents a review of the allowance for loan losses to the bank's board of directors, indicating any change in the allowance since the last review and any recommendations as to adjustments in the allowance. In making its evaluation, management considers factors such as our historical loan loss experience, the amount of nonperforming loans and related collateral, volume, growth and composition of the loan portfolio, current economic conditions that may affect the borrower's ability to pay and the value of collateral, the evaluation of our loan portfolio through our internal loan review process and other relevant factors. Charge-offs occur when management deems that loans are uncollectible in whole or in part.

     During the first nine months of 2000, we increased our allowance for loan losses by $265,000 less net charge-offs of $24,000, for a balance at September 30, 2000 of $1.7 million. The total allowance for loan losses was $1.4 million at December 31, 1999, an increase of $314,000 from December 31, 1998. Management believes the increase in the allowance for loan losses is necessary to the overall growth in the loan portfolio.

     We follow a loan review program whereby we grade each loan and assign to it a risk grade. We subsequently regrade such loan if necessary when new information becomes available. Our grading procedure is based on six classifications, ranging from Grade 1, representing no significant risk, up to Grade 6, representing an anticipated 100% loss. Grading guidelines can be influenced by many factors, including the quality of the collateral and evaluation of key financial information of the borrower.

     We maintain a classified loan list which includes Grade 3 through Grade 6 loans. Loans graded as Grade 4 "substandard" loans are characterized by the borrower's likely inability to meet present payment terms, increased operating losses or reduced cash flows. Grade 5 "Doubtful" loans are similar to substandard loans and have deficient collateral. Grade 6 "Loss" loans are loans in the process of being charged-off. Grade 3 loans are designated as "specially mentioned". While "specially mentioned" loans do not have all the characteristics of a substandard or doubtful loan, they include sufficient weakness to warrant special attention. Classified loans require more frequent monitoring than non-classified loans. Based on the above factors, specific allowances are provided for classified loans. For example, Grade 3 loans are allocated a 3% allowance, Grade 4 loans are allocated a 15% allowance, Grade 5 loans are allocated a 50% allowance and Grade 6 loans are allocated a 100% allowance.

     The following table summarizes, for the periods indicated, the activity in the allowance for loan losses and other related data:

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                 NINE MONTHS ENDED    -------------------
                                                 SEPTEMBER 30, 2000     1999       1998
                                                 ------------------   ---------   -------
                                                          (DOLLARS IN THOUSANDS)
Average loans outstanding......................      $  141,057       $ 109,015   $72,943
                                                     ==========       =========   =======
Loans outstanding at end of period.............      $  154,257       $ 130,708   $91,793
                                                     ==========       =========   =======
Allowance for loan losses at beginning of
  period.......................................      $    1,411       $   1,097   $   754
Charge-offs:
  Real estate -- construction..................              --              --        --
  Real estate -- commercial....................              --              --        --
  Real estate -- residential...................              --              24        29
  Commercial...................................              12              33        32
  Consumer.....................................              20              35        24
                                                     ----------       ---------   -------
          Total charge-offs....................              32              92        85
Recoveries:
  Real estate -- construction..................              --              --        --
  Real estate -- commercial....................              --              --        --
  Real estate -- residential...................              --              --        --
  Commercial...................................              --               1         1
  Consumer.....................................               8               3         6
                                                     ----------       ---------   -------
          Total recoveries.....................               8               4         7
Net (recoveries) charge-offs...................              24              88        78
Provision for loan losses......................             265             402       421
                                                     ----------       ---------   -------
Allowance for loan losses at end of period.....      $    1,652       $   1,411   $ 1,097
                                                     ==========       =========   =======
Ratio of net charge-offs (recoveries) to
  average loans................................            0.02%           0.08%     0.11%
Ratio of allowance to end of period loans......            1.07            1.08      1.20
Ratio of allowance to end of period
  nonperforming loans..........................        6,608.00        2,391.53    128.76

     The following table summarizes, for the periods indicated, the allocation of the allowance for loan losses among various categories of loans and certain other information at September 30, 2000 and December 31, 1999 and 1998. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                                          DECEMBER 31,
                                                         -----------------------------------------------
                                  SEPTEMBER 30, 2000              1999                     1998
                                ----------------------   ----------------------   ----------------------
                                            PERCENTAGE               PERCENTAGE               PERCENTAGE
                                             OF LOANS                 OF LOANS                 OF LOANS
                                AMOUNT OF    TO TOTAL    AMOUNT OF    TO TOTAL    AMOUNT OF    TO TOTAL
                                ALLOWANCE     LOANS      ALLOWANCE     LOANS      ALLOWANCE     LOANS
                                ---------   ----------   ---------   ----------   ---------   ----------
                                                         (DOLLARS IN THOUSANDS)
Balance of allowance for loan
  losses applicable to:
  Real
     estate -- construction...   $  223        25.6%      $  298        22.6%      $  201        24.8%
  Real estate -- commercial...      443        25.3          275        27.6          246        21.8
  Real
     estate -- residential....      360        27.4          364        27.3          243        25.1
  Commercial..................      529        17.6          407        18.3          369        22.6
  Consumer....................       97         4.1           67         4.2           38         5.7
                                 ------       -----       ------       -----       ------       -----
          Total allowance for
            loan losses.......   $1,652      100.0%       $1,411      100.0%       $1,097      100.0%
                                 ======       =====       ======       =====       ======       =====

     Management believes that the allowance for loan losses at September 30, 2000 is adequate to cover losses inherent in the loan portfolio at such date. No assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in the portfolio.

  Investment Portfolio

     Our investment policy is designed to ensure liquidity for cash flow requirements, to help manage interest rate risk, to ensure collateral is available for public deposits, to manage asset quality diversification and to maximize yield. Investments are managed centrally to maximize compliance and effectiveness of overall investing activities. Ongoing review of the performance of the investment portfolio, market values, market conditions, current economic conditions, profitability, capital ratios, liquidity needs and other matters related to investing activities is performed by the Executive Committee and Asset Liability Committee and reviewed by our board of directors.

     The following table summarizes the amortized cost and the distributions of our securities held as of the dates indicated:

                                                                          DECEMBER 31,
                                            SEPTEMBER 30,     -------------------------------------
                                                2000                1999                1998
                                          -----------------   -----------------   -----------------
                                          AMOUNT    PERCENT   AMOUNT    PERCENT   AMOUNT    PERCENT
                                          -------   -------   -------   -------   -------   -------
                                                           (DOLLARS IN THOUSANDS)
Available for sale securities
  U.S. Treasury securities..............  $   499      1.9%   $ 1,099      4.7%   $ 2,804     12.1%
  U.S. government agency securities.....    7,530     29.1      6,679     28.7      6,515     28.2
  Mortgage-backed securities............    6,291     24.4      4,928     21.2      3,371     14.6
  State and municipal securities........    9,846     38.1      9,012     38.7      8,856     38.4
  Corporate securities..................    1,167      4.5      1,172      5.0      1,178      5.1
  Equity securities.....................      341      1.3        226      1.0        183      0.8
  Other investments.....................  $   181      0.7    $   181      0.7    $   181      0.8
                                          -------    -----    -------    -----    -------    -----
          Total available for sale......  $25,855    100.0%   $23,297    100.0%   $23,088    100.0%
                                          =======    =====    =======    =====    =======    =====

     As of September 30, 2000, the entire investment portfolio is designated "available for sale." As of September 30, 2000, the amortized cost of our total investment portfolio was $25.9 million, an increase of 11.0% from December 31, 1999. The amortized cost of the total investment portfolio was $22.2 million at December 31, 1999, an increase of $209,000 from December 31, 1998.

     The following table summarizes the contractual maturity of investment securities and their weighted average yields at September 30, 2000:

                                              AFTER ONE BUT    AFTER FIVE BUT
                               WITHIN ONE      WITHIN FIVE       WITHIN TEN
                                  YEAR            YEARS            YEARS        AFTER TEN YEARS        TOTAL
                             --------------   --------------   --------------   ---------------   ---------------
                             AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT    YIELD   AMOUNT    YIELD
                             ------   -----   ------   -----   ------   -----   -------   -----   -------   -----
                                                            (DOLLARS IN THOUSANDS)
U.S. Treasury securities...  $ 499    5.27%   $  --      --%   $  --      --%   $    --     --%   $   499   5.27%
U.S. government agency
  securities...............     --      --    6,790    6.10      740    6.24         --     --      7,530   6.12
Mortgage-backed
  securities...............     --      --      309    6.57      345    5.51      5,637   6.54      6,291   6.48
State and municipal
  securities...............    415    6.27      458    6.71    1,636    6.30      7,337   6.83      9,846   7.09
Corporate securities.......     --      --      624    5.14      543    6.10         --     --      1,167   5.58
Equity securities and other
  investments(1)...........     --      --       --      --       --      --        522   6.00        522   6.00
                             ------           ------           ------           -------           -------
         Total available
           for sale
           securities......  $ 914    5.72%   $8,181   6.08%   $3,264   6.17%   $13,496   6.94%   $25,855   6.53%
                             ======           ======           ======           =======           =======

---------------

(1) Equity securities and other investments do not have stated maturities.

     Interest on investment securities increased during the first nine months of 2000 as existing lower-yielding investments were repriced at current higher rates. The tax equivalent average yield for the first nine months of 2000 was 6.75% compared with 6.33% for the first nine months of 1999. Interest on investment securities increased by $199,000 or 17.1% in 1999 compared with 1998. Because the average balance of securities increased by $4.7 million in 1999 over 1998, and the average rate declined slightly to 6.45% from 6.47%, we enjoyed higher interest income in 1999.

     We have adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. At the date of purchase, we are required to classify debt and equity securities into one of three categories: held to maturity, trading or available for sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held to maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Investments not classified as either held to maturity or trading are classified as available for sale and measured at fair value in the financial statement with unrealized gains and losses reported, net of tax, in a separate component of stockholders' equity until realized.

  Deposits

     Our primary source of funds has historically been customer deposits. Total deposits increased to $167.4 million at September 30, 2000 from $141.9 million at December 31, 1999 and $114.9 million at December 31, 1998. These increases were primarily a result of the opening of two branches in February 2000, one branch in 1999, three branches in 1998 and one branch in 1997.

     Noninterest-bearing deposits of $35.1 million at September 30, 2000 represented an increase of $8.6 million or 33.3% from $26.6 million at December 31, 1999. Noninterest-bearing deposits at December 31, 1999 increased to $26.6 million, an increase of $4.1 million or 18.3% from $22.4 million at December 31, 1998. Interest-bearing deposits at September 30, 2000 were $132.3 million, an increase of

$16.9 million or 14.7% from $115.4 million at December 31, 1999.
Interest-bearing deposits at December 31, 1999, represented an increase of $22.9 million or 24.8% from $92.5 million at December 31, 1998.

     The following table sets forth the distribution of our deposits by type as of the date indicated:

                                                                         DECEMBER 31,
                                         SEPTEMBER 30,      ---------------------------------------
                                              2000                 1999                 1998
                                       ------------------   ------------------   ------------------
                                        AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
                                       --------   -------   --------   -------   --------   -------
                                                          (DOLLARS IN THOUSANDS)
Demand, noninterest-bearing
  deposits...........................  $ 35,122     21.0%   $ 26,566     18.7%   $ 22,419     19.4%
Demand, interest-bearing deposits....    70,639     42.2      62,962     44.4      48,120     41.9
Savings..............................     8,894      5.3       9,398      6.6       7,759      6.8
Time, $100,000 and over..............    23,576     14.1      19,352     13.6      13,110     11.4
Other time...........................    29,153     17.4      23,648     16.7      23,525     20.5
                                       --------    -----    --------    -----    --------    -----
          Total deposits.............  $167,384    100.0%   $141,926    100.0%   $114,933    100.0%
                                       ========    =====    ========    =====    ========    =====

     The following table presents the daily average balances for each major category of deposits and the weighted average interest rate paid on interest-bearing deposits for each of the periods indicated:

                                                                    YEAR ENDED DECEMBER 31,
                                        NINE MONTHS ENDED    --------------------------------------
                                        SEPTEMBER 30, 2000          1999                1998
                                        ------------------   ------------------   -----------------
                                         AMOUNT     RATE      AMOUNT     RATE     AMOUNT     RATE
                                        --------   -------   --------   -------   -------   -------
                                                          (DOLLARS IN THOUSANDS)
Demand, interest-bearing deposits.....  $ 66,948    4.21%    $ 53,137    3.57%    $39,377    3.76%
Savings...............................     9,140    2.46        8,569    2.44       6,755    2.77
Time, $100,000 and over...............    21,682    5.95       15,883    5.32      11,444    5.81
Other Time............................    24,934    5.58       24,019    5.30      20,997    5.77
                                        --------             --------             -------
          Total interest-bearing
            deposits..................   122,704    4.67      101,608    4.16      78,573    4.51
Noninterest-bearing deposits..........    29,014               23,733              17,320
                                        --------             --------             -------
          Total deposits..............  $151,718    3.78%    $125,341    3.37%    $95,893    3.70%
                                        ========             ========             =======

     The following table presents the amounts and maturity of certificates of deposit that had balances of $100,000 or more at September 30, 2000:

                                                              SEPTEMBER 30, 2000
                                                            ----------------------
                                                            (DOLLARS IN THOUSANDS)
Remaining maturity
  Less than three months..................................         $ 5,723
  Three months up to six months...........................           5,491
  Six months up to twelve months..........................           9,073
  Twelve months and over..................................           3,289
                                                                   -------
          Total...........................................         $23,576
                                                                   =======

  Federal Funds Purchased and Other Borrowed Funds

     Federal funds purchased averaged $5.7 million during the first nine months of 2000 compared with $3.5 million during the first nine months of 1999. This 62.9% increase was necessary to meet increased loan demand. Federal funds purchased averaged $3.8 million in 1999, a 501.7% increase over 1998. The average rate paid on federal funds decreased to 5.41% in 1999 compared with 5.82% in 1998. Total interest paid on federal funds purchased increased by $170,000 or 459.5% in 1999 compared with 1998 as the result of the increase in federal funds purchased and the decrease in average rates. Leveraging the balance sheet through the use of borrowed funds during the past several years has had a significantly favorable effect on our net interest income as a result of the positive spread between the yield on earning assets and cost of borrowed funds.

     During the nine months ended September 30, 2000, we began to utilize short-term advances from the Federal Home Loan Bank as an additional source of funds. At September 30, 2000, we had $6.0 million of these advances outstanding.

     Long-term debt includes fixed rate Federal Home Loan Bank advances, a note payable to an unaffiliated bank and unsecured loans from stockholders. Other borrowed funds averaged $19.4 million during the first nine months of 2000 compared with $10.3 million during the first nine months of 1999. This 88.3% increase was necessary to meet loan demand and to provide the bank with additional capital. Long-term debt averaged $10.8 million in 1999, a 332.0% increase over long-term debt in 1998, and the average rate paid decreased to 6.10% in 1999 compared with 8.08% in 1998. Based on these factors, interest expense on long-term debt increased by $455,000 or 225.2% in 1999 compared with 1998.

     The following table sets forth certain information regarding total borrowed funds at or for the periods indicated:

                                                               AT OR FOR THE PERIOD ENDED
                                                            --------------------------------
                                                                              DECEMBER 31,
                                                            SEPTEMBER 30,   ----------------
                                                                2000         1999      1998
                                                            -------------   -------   ------
                                                                 (DOLLARS IN THOUSANDS)
Average balance outstanding...............................     $25,103      $14,604   $3,136
Maximum amount outstanding at any month-end during the
  period..................................................      27,697       21,827    8,937
Balance outstanding at end of period......................      22,197       21,827    8,937
Weighted average interest rate during the period..........        6.61%        5.92%    7.62%

  Liquidity

     Our liquidity policy provides management with guidelines to ensure that funds are available as needed to support asset growth or to reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis. Due to the potential for unexpected fluctuation in deposits and loans, active management of our liquidity is critical. In order to respond to these circumstances, sources of both on and off-balance sheet funding are in place.

     Traditionally, we have relied on such sources as cash on hand and loan and investment maturities to fund liquidity needs. Within the past two years, we have chosen to expand our sources to include lines of credit and advances with the Federal Home Loan Bank and other correspondent banks.

     To enhance our ability to manage liquidity, and in accordance with SFAS No. 115, Accounting for Certain Investment and Debt and Equity Securities, all investments are accounted for as available for sale. At September 30, 2000, these securities plus cash and due from banks totaled $32.5 million, which was 16.2% of total assets.

     Generally, investment securities which mature within one year can be converted to cash for liquidity needs at amounts which approximate their book value. Securities with maturities greater than one year are more sensitive to changes in interest rates and, therefore, their liquidation value would tend to be more volatile relative to their book value.

  Capital Resources

     Stockholders' equity increased to $8.9 million at September 30, 2000 from $7.5 million at December 31, 1999, an increase of $1.4 million or 19.2%. This increase was primarily the result of net income for the period. During the year ended December 31, 1999, stockholders' equity increased by $600,000 or 8.7% from $6.9 million at December 31, 1998. This increase was due to net income of $1.4 million, offset by an unrealized loss on available for sale securities of $786,000.

     Stockholder's equity increased to $10.2 million on October 19, 2000, when we refinanced $1.3 million of our outstanding indebtedness held by certain of our common stockholders by issuing, in exchange for the promissory notes, 1,317 shares of our series B preferred stock.

     The following table provides a comparison of the leverage and risk weighted capital ratios of us and the bank as of September 30, 2000 and December 31, 1999 to the minimum and well-capitalized regulatory standards:

                                                     TO BE WELL
                                   MINIMUM           CAPITALIZED      ACTUAL RATIO
                                 REQUIRED FOR       UNDER PROMPT           AT
                               CAPITAL ADEQUACY   CORRECTIVE ACTION   SEPTEMBER 30,    ACTUAL RATIO AT
                                   PURPOSES          PROVISIONS           2000        DECEMBER 31, 1999
                               ----------------   -----------------   -------------   -----------------
Front Range Capital
  Corporation
  Leverage ratio.............        4.00%(1)             N/A            4.69%             4.87%
  Tier 1 risk-based capital
     ratio...................        4.00                 N/A             5.18              5.47
  Risk-based capital ratio...        8.00                 N/A             6.12              6.43
Heritage Bank
  Leverage ratio.............        4.00%(1)            5.00%           6.62%             6.91%
  Tier 1 risk-based capital
     ratio...................        4.00                6.00             7.38              7.77
  Risk-based capital ratio...        8.00               10.00             8.32              8.73

---------------

(1) The Federal Reserve may require us and/or the bank to maintain a leverage ratio of up to 100 basis points above the required minimum.

  Interest Rate Sensitivity

     Our asset liability management policy provides management with the necessary guidelines for managing the volume and mix of our assets and other funding sources and we have established a system for monitoring our net interest rate sensitivity position.

     Interest rate is managed by ALCO, the bank's Asset Liability Committee, which is comprised of our senior officers, in accordance with policies approved by our board of directors. The ALCO formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the ALCO considers the impact on earnings, capital levels and general economic conditions.

     Interest rate risk management involves the maintenance of an appropriate balance between interest sensitive assets and interest sensitive liabilities to reduce interest rate risk exposure while also providing liquidity to satisfy the cash flow requirements of operations and to meet customers' fluctuating demands for funds, either in terms of loan requests or deposit withdrawals.

     Interest-earning assets and interest-bearing liabilities are those which have yields or rates which are subject to change within a future time period due to maturity of the instrument or changes in the rate environment. "GAP" refers to the difference between interest-earning assets and interest-bearing liabilities repricing within given time frames. As a result, major fluctuations in net interest income and net earnings could occur due to imbalances between the amounts of interest-earning assets and interest-bearing liabilities, as well as different repricing characteristics. GAP management seeks to protect earnings by maintaining an appropriate balance between interest-earning assets and interest-bearing liabilities in order to minimize fluctuations in the net interest margin and net earnings in periods of volatile interest rates.

     We use a net interest income simulation model to estimate near-term risk due to changes in interest rates. The model, which is updated quarterly, incorporates substantially all of our assets and liabilities together with forecasted changes in the balance sheet and assumptions that reflect the current interest rate environment. Balance sheet changes are based on expected prepayments of loans and securities. ALCO uses the model to simulate the effect of immediate and sustained parallel shifts in the yield curve of 100 and 200 basis points. The results from the simulation are reviewed by ALCO quarterly and are used to guide ALCO's asset liability strategy. ALCO guidelines approved by our board of directors generally limit the estimated change in net interest margin over the succeeding 12 months. In the event the change exceeds 25 basis points of the forecasted net interest margin given a 200 basis points change in interest rates, the board will increase its scrutiny and may change its strategy if necessary. At September 30, 2000, the estimated effect of an immediate 200 basis point increase in rate was a decrease in forecasted net interest margin for 12 months of

19 basis points, which would result in a decrease in net interest income of $398,000. The estimated effect of an immediate 200 basis point decrease in rate was an increase in forecasted net interest margin for 12 months of 8 basis points, which would result in an increase in net interest income of $158,000.

     The following table summarizes our interest rate sensitivity analysis at September 30, 2000:

                                               VOLUMES SUBJECT TO REPRICING WITHIN
                                    ---------------------------------------------------------
                                              OVER THREE    OVER ONE
                                     THREE      MONTHS        YEAR
                                    MONTHS     THROUGH      THROUGH        OVER
                                    OR LESS    ONE YEAR    FIVE YEARS   FIVE YEARS    TOTAL
                                    -------   ----------   ----------   ----------   --------
                                                     (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Federal funds sold..............  $    --    $     --     $     --     $    --     $     --
  Investment securities...........      415         499        8,181      16,760       25,855
  Loans...........................   77,120      12,247       29,275      36,424      155,066
                                    -------    --------     --------     -------     --------
          Total interest-earning
            assets................   77,535      12,746       37,456      53,184      180,921
Interest-bearing liabilities:
  Deposits
     Demand, interest-bearing.....   28,255      28,256       14,128          --       70,639
     Savings......................    3,558       3,557        1,779          --        8,894
     Certificates of deposit......   13,741      29,687        9,301          --       52,729
  Federal funds purchased.........    4,000          --           --          --        4,000
  Other short-term borrowings.....    6,000          --           --          --        6,000
  Long-term debt..................    3,932         253        3,489       4,523       12,197
                                    -------    --------     --------     -------     --------
          Total interest-bearing
            liabilities...........  $59,486    $ 61,753     $ 28,697     $ 4,523     $154,459
                                    -------    --------     --------     -------     --------
Period gap........................  $18,049    $(49,007)    $  8,759     $48,661     $ 26,462
Cumulative period gap.............  $18,049    $(30,958)    $(22,199)    $26,462
Cumulative period gap to total
  assets..........................     9.01%     (15.46)%      11.08%      13.21%

     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.

  Availability of Dividends

     Our principal cash requirement at the holding company level is the repayment of debt. We depend upon the payment of cash dividends by the bank to service debt.

     We, as the sole stockholder of the bank, are entitled to dividends declared by the bank's board of directors, out of funds legally available to pay dividends, and subject to the restrictions imposed by banking regulations. Generally, a Colorado-chartered banking corporation which is a member of the Federal Reserve may make quarterly distributions provided they do not exceed the lesser of the bank's retained earnings or the bank's net income for the last three fiscal years, including the current year, less the amount of any distributions made by the bank to its stockholders during that three-year period. The regulators may order a bank to refrain from making a proposed distribution when, in the regulators' opinions, the payment of the distribution would be an unsafe or unsound practice. As of September 30, 2000, the bank had $3.4 million available for dividends.

     We expect that the cash dividends paid by the bank to us will be sufficient to meet our cash requirements, although there is no assurance that dividends will be paid at any time in any amount.

                                    BUSINESS

GENERAL

     We are a bank holding company headquartered in Louisville, Colorado, which is located southeast of Boulder along the Denver-Boulder business corridor. We derive substantially all of our income from, and our principal asset is, all of the common stock of our wholly owned subsidiary, Heritage Bank. We currently have no plans to conduct any other business unrelated to our ownership of the bank. We have 11 full-service branches in the Denver-Boulder metropolitan area.

     We operate under a community banking philosophy. We develop broad customer relationships based on responsive, individualized service provided by our experienced officers and staff. We offer our customers, including local residents and small to medium-sized businesses, a variety of traditional loan and deposit products from our attractive, convenient locations.

HISTORY OF THE COMPANY

     In March of 1985, we acquired the bank, then operating under the name Lafayette First Industrial Bank. After the acquisition, we converted Lafayette First into a state-chartered commercial bank named Bank VII. In 1990, Robert L. and Claudia A. Beauprez acquired a significant ownership interest in us and thereupon instituted significant changes in order to enable us to more effectively serve the needs of local small to medium-sized business and individual customers. To reflect these changes, the name of the bank was changed in 1991 to Lafayette State Bank. Since 1990, the bank has enjoyed steady growth in deposits and in commercial and consumer loans.

     The bank began its geographic expansion in 1995, with the establishment of branches in Boulder and Louisville. We have since opened branches in Erie in 1997; Broomfield, Denver and Louisville (Main Street) in 1998; Longmont in 1999; and downtown Boulder, Lafayette (95th Street) and Niwot in 2000. This geographic expansion gives us a significant presence throughout the diverse and growing economic and population base in the Denver-Boulder metropolitan area. On June 1, 1998, the bank again changed its name to Heritage Bank to better reflect its expanding geographic presence.

BUSINESS STRATEGIES

     The Denver-Boulder metropolitan area enjoys strong economic growth, an expanding population and an array of diverse industries. Our objective is to serve the individual and business needs of our market while achieving an acceptable rate of return for our stockholders. To achieve this objective, we have focused on the following strategies:

     Emphasizing community banking relationships and a strong customer service culture. We enjoy an excellent reputation in our market area for our strong service culture. Starting with our Chairman of the Board and President, Robert
L. Beauprez, who has lived and worked in our market area all of his life, and his wife, Claudia A. Beauprez, who has lived in Colorado since 1964, our officers and staff are dedicated to providing responsive, individualized service to our business and individual customers. We encourage our board members, branch presidents, branch managers and officers to become actively involved in civic and public service affairs in their communities. As a result of this community interaction, we are better able to understand the specific needs of local customers and provide the responsiveness to local concerns expected of a community bank.

     Our management team is talented, deep and stable. We have experienced very little management turnover, which promotes a continuity of service to our customers. Several of our branch presidents formerly ran other banking organizations and have chosen to join us and be a part of our service-oriented team. We believe our banking offices are conveniently located in our market areas. Most of our locations are designed to make the customer feel "at home" and resemble a family home atmosphere more than a corporate office. All of our locations, such as our branches in the "LODO" section of downtown Denver and in downtown Boulder, are designed to fit in aesthetically with their surroundings. This combination of service-oriented management and staff and attractive, accessible locations enables us to provide outstanding service to our customers.

     Expanding market share and increasing efficiency through internal growth. We have grown significantly through our branching activities. We believe that our current locations provide us with the necessary platform to expand our services within our existing market area and that we have the infrastructure and systems in place to accommodate substantial additional market penetration. We believe that as we continue to expand our business from our current locations, we can absorb many of the overhead costs incurred in the creation of our branch network. As a result, our efficiency ratio should decrease and our net earnings should increase. We will continue to look for appropriate opportunities to grow by opening additional branches within our existing markets or in new markets offering growth potential.

     Enhancing use of technology to provide competitive products and services. We provide a wide range of the usual and customary commercial and consumer banking products and services in all of the communities we serve. Our use of advanced technology also allows us to offer our customers the ability to bank through their personal computer from their home or business. These services allow customers the flexibility of monitoring their loan and account activity and conducting banking transactions 24 hours a day. Telephone access enables customers to receive real-time account balances, deposit status, checks paid, withdrawals made, loan status, loan payments due and other specifics related to services we provide. In addition, our customers can access their accounts at our ATM locations and at ATM locations worldwide through agreements with other banks and ATM networks.

     Maintaining strong asset quality. As a result of our strong credit underwriting and loan administration, we have maintained excellent asset quality despite the rapid expansion of our loan portfolio. Our total assets have grown from $5.6 million at December 31, 1990 to $200.3 million at September 30, 2000. Over this same period, loans increased from $3.7 million to $154.3 million and total deposits have risen from $4.9 million to $167.4 million. Over the past two calendar years, total assets have grown from $90.7 million at December 31, 1997 to $172.7 million at December 31, 1999, total loans have increased from $59.3 million to $130.7 million and total deposits have risen from $84.1 million to $141.9 million. Despite this growth, our ratio of nonperforming assets to total assets at September 30, 2000 was 0.07%. We intend to continue to maintain our sound asset quality and adhere to the policies and practices that contribute to this result.

COMPETITION

     The banking business is highly competitive, and our profitability depends principally upon our ability to compete in the markets in which our branch operations are located. Consolidation in the financial services industry has reduced the number of independent banks. We compete with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, asset-based non-bank lenders and certain other nonfinancial institutions, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than we offer. Some of our competitors enjoy significant financial resources, are well-recognized and have more offices than we do, and in some cases, are not subject to the same regulations and restrictions that we are subject to.

     Nevertheless, we have been able to effectively compete by emphasizing customer service, technology and responsive decision-making by establishing long-term customer relationships and building customer loyalty as well as by providing products and services designed to meet the specific needs of our customers. We believe our competitive strengths, including our reputation for developing and continuing banking relationships, responsiveness to customer needs, individualized customer service and maintenance of skilled and resourceful personnel, will enable us to continue to successfully compete in the communities we serve.

     Although we consider our principal competition to be those banks and other financial institutions with offices in our current market area, under the Gramm-Leach-Bliley Act, effective March 11, 2000, securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. These financial holding companies will be able to offer banking, insurance and securities brokerage products to their customers. The Gramm-Leach-Bliley Act may significantly change the competitive environment in which we operate. In addition, other federal legislation has had the effect of easing membership limits on credit unions and increasing the ability of credit unions to compete with us for deposits and loans in the communities we serve.

FACILITIES AND PROPERTIES

     We conduct business at 11 full-service branch locations, including branches in Boulder, Longmont, Lafayette, Louisville, Broomfield, Denver, Erie and Niwot, Colorado. We own five of the facilities that house our branches and lease the remaining facilities under various terms.

     The following table sets forth certain information regarding our facilities:

                                                                      OWNED/LEASED AND           IN OPERATION
LOCATION                                ADDRESS                        LEASE TERMS(1)                SINCE
--------                                -------                       ----------------           ------------
Boulder -- Pearl Street    2775 Pearl Street, Boulder,        Leased: 5 year term ending         February 1995
                           Colorado 80302                     September 30, 2004
Boulder -- West End        1900 Ninth Street, Boulder,        Leased: 5 year term ending July    February 2000
                           Colorado 80302                     31, 2004
Broomfield                 5720 W. 120th Avenue, Broomfield,  Owned                              January 1998
                           Colorado 80020
Denver -- LODO             1543 Wazee Street, Denver,         Owned                              October 1998
                           Colorado 80202
Erie                       785 Cheesman, Erie,                Owned                              June 1997
                           Colorado 80516
Lafayette                  811 S. Public Road, Lafayette,     Owned                              April 1987
                           Colorado 80026
Lafayette -- 95th Street   2695 North Park Drive, Suite 101,  Leased: 5 year term ending         February 2000
                           Lafayette,                         January 14, 2005
                           Colorado 80026
Longmont                   2333 N. Main Street, Suite E,      Leased: 62 month term ending       March 1999
                           Longmont, Colorado 80501           March 21, 2004
Louisville                 1020 Century Drive, Suite 202,     Owned                              July 1995
                           Louisville,
                           Colorado 80027
Louisville -- Main         801 Main Street, Suite 130,        Leased: 5 year term ending March   August 1998
Street                     Louisville, Colorado 80027         31, 2003
Niwot                      6800 N. 79th Street, Niwot,        Leased: 5 year term ending         July 2000
                           Colorado 80503                     February 28, 2005

---------------

(1) The lease terms do not include renewal option periods which may be available.

EMPLOYEES

     As of September 30, 2000, we employed 102 persons on a full-time or equivalent basis. We are not a party to any collective bargaining agreement and we have good relations with our employees. We provide customary insurance benefits to our employees. None of our officers is employed pursuant to an employment contract.

LEGAL PROCEEDINGS

     We are periodically party to or otherwise involved in legal proceedings arising in the normal course of our business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to our business. Management does not believe that there is any pending or threatened proceeding against us which, if determined adversely, would have a material effect on our business, results of operations or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to our executive officers and directors and the executive officers and directors of the bank:

                                  POSITION WITH FRONT RANGE
NAME                    AGE          CAPITAL CORPORATION            POSITION WITH HERITAGE BANK
----                    ---       -------------------------         ---------------------------
Robert L. Beauprez....  52    Chairman of the Board; President   Chairman of the Board; Chief
                                                                 Executive Officer and President
Claudia A. Beauprez...  50    Director; Secretary and Treasurer  Director; Secretary
Alice M. Bier.........  47    Chief Financial Officer            Chief Operating Officer
Victor Fruehauf.......  65    Director                           Director
Larry W. Gibson.......  60    Director                           Director; Senior Vice President
William G. Hofgard....  68    Director                           Director
Donald E. Imel........  69    Director                           Director
W. Bruce Joss.........  51    Director                           Director
Robert W. Lathrop.....  61    Director                           Director
William A. Mitchell,    41    Vice President                     Executive Vice President
  Jr. ................

     The eight directors that serve on our board of directors also comprise the board of directors of the bank. Each of our executive officers and each executive officer of the bank serves at the discretion of the respective board of directors. All directors hold office until the next annual meeting of stockholders or until their successors are elected and qualified or until their death, resignation or removal. Officers are appointed by the board of directors and hold office until their successors are duly elected or qualified or until their death, resignation or removal.

     Robert and Claudia Beauprez are husband and wife. There are no family relationships among any other of our directors and executive officers or those of the bank.

     Robert L. Beauprez has been the President and a director of the company since 1990. He was elected Chairman of the Board in July 1993. He has served as Chief Executive Officer of the bank since 1995. Prior to that, he was an operating partner in his family's dairy farming operations in Lafayette, Colorado. He also served as a director of Bank One-Louisville Center, formerly Affiliated Bank of Louisville, for 13 years prior to 1990.

     Mr. Beauprez presently serves as Chairman for the Colorado Republican Party and previously served as chairman of his county party and congressional district. He currently serves on the Boulder Community Hospital Foundation Finance Committee and the Boulder Community Hospital Association Board. He has also served as Chairman of the Board of the Independent Bankers of Colorado and as vice chairman of the Independent Bankers of America Policy Development Committee. Mr. Beauprez' other community activities include work with the St. Louis Church Finance Committee, Long's Peak Council Boy Scouts of America, Student Venture, Boulder County Advisory Council, St. Louis School Board and several other community organizations.

     Claudia A. Beauprez has been Secretary, Treasurer and a director of the company since 1991 and a director of the bank since 1990. She is a part-time employee of the bank, serving as an administrative assistant. Mrs. Beauprez also is a licensed real estate agent and was active in the family dairy farming business in Lafayette, Colorado prior to joining the company.

     Alice M. Bier became Chief Financial Officer of the company in 2000, Chief Operating Officer of the bank in 1997 and vice president and cashier of the bank in 1996. Prior to her tenure at the bank, she served for several years as an employee and officer in several operations and lending capacities at The Bank of

Louisville, including director from 1984 to 1996, President from 1995 to 1996, Executive Vice President and Cashier from early in 1994 to August 1995, and Vice President and cashier for ten years prior to 1994. She also served as Corporate Secretary of Financial Holdings, Inc., the holding company for The Bank of Louisville from 1984 to 1995. Ms. Bier has worked in the banking industry since 1971. Ms. Bier has been an active member in several community organizations, including Coal Creek Rotary, Louisville Chamber of Commerce, Louisville Downtown Business Association, Leadership Louisville Program, Lafayette Chamber of Commerce and the Louisville Labor Day Parade Committee. She is also a board member of the Independent Bankers' Network.

     Victor Fruehauf has been a director of the company since 1995 and a director of the bank since 1994. He is the Chief Executive Officer and a director of Fruehauf Plant and Garden Center, a privately-owned company in Boulder, Colorado that sells plants, flowers, giftware, outdoor furniture, nursery stock and other related products. Mr. Fruehauf also is the general partner of a family limited partnership that develops, owns and operates a small shopping mall in Boulder, Colorado. Prior to his experience with Fruehauf Plant and Garden Center, Mr. Fruehauf served in various personnel and labor relations capacities with Dow Chemical Company. He previously served for seven years on the board of directors of Colorado National Bank - Boulder. Four of those years, he served as Chairman of the Board.

     Larry W. Gibson has been a director of the company and the bank since 1992. He served as vice president of the bank from 1990 to 1997 and currently serves as Senior Vice President. Mr. Gibson has served in lending officer positions at various financial institutions for more than 30 years.

     William G. Hofgard has been a director of the company since 1995 and a director of the bank since 1994. For over forty years, he has been Chairman of the Board of Hofgard & Company, Inc., a privately owned employee benefits consulting and insurance brokerage firm in Boulder, Colorado. He also served as President of Hofgard & Company, Inc. for over 25 years until 1997. Mr. Hofgard is a chartered life underwriter and a chartered financial consultant.

     Donald E. Imel was a founder of Lafayette First Industrial Bank, the predecessor to the bank. He has served as a director of both the company and the bank, or its predecessors, since 1987, serving as Chairman of the Board of the company from 1987 to 1993. Mr. Imel was a principal in a family-owned business for 37 years. He also manages various commercial and residential real estate investments in local communities.

     W. Bruce Joss has been a director of the company and the bank since 1991. He is a stockholder in the Louisville law firm of Rautenstraus and Joss, P.C., specializing in commercial law. He has maintained a private practice since 1974 and has previously served as Louisville City Attorney and Prosecutor. Mr. Joss previously served as a director of Bank One-Louisville Center. Mr. Joss' law firm currently serves as legal counsel for the company and the bank.

     Robert W. Lathrop was elected to the board of directors of the company and the bank in 1993. Mr. Lathrop was the owner, President and Chief Executive Officer of Rental Center of Louisville, Inc., from 1986 until 1998. He served on the Louisville city council for eight years and the Louisville planning commission for two years. Mr. Lathrop served as a director of Affiliated First National Bank in Louisville from 1989 to 1990.

     William A. Mitchell, Jr. became Vice President of the company in 2000 and Executive Vice President of the bank in 1998. He manages the bank's loan and investment functions as well as the branch presidents and branch managers. Prior to joining the bank, Mr. Mitchell served as President and a director of First Community Industrial Bank, a Washington Mutual company in Denver, managing a $275 million banking organization with 11 branch locations in three states. In addition, he supervised a $200 million home equity company based in California for Washington Mutual. Prior to that, he worked for six years as a branch manager for Chrysler First Financial Services in Aurora, Colorado, where he managed a $50 million branch consumer finance institution. Mr. Mitchell has served as director of the Colorado State Banking Board and currently serves as a director of Independent Bankers of Colorado. He also serves as a director of the Boulder Adopt a School program and of Colorado Microcredit, Inc., a part of the Colorado Alliance for Micro-Enterprise Initiative, both nonprofit organizations.

OPERATION OF OUR BOARD OF DIRECTORS

     Our board of directors has established a compensation committee. In addition, our board of directors and the board of the bank have established audit committees. The purpose of the audit committees is to review the general scope of the audit conducted by our independent auditors and matters relating to our internal control systems. In performing this function, the audit committees review reports from our independent auditors and meet separately with representatives of senior management. Both our and the bank's audit committees are comprised of Messrs. Joss, Lathrop and Hofgard, each of whom is an outside director. The compensation committee has the limited role of making recommendations to the board of directors with respect to the compensation of our executive officers, particularly our president. The compensation committee is comprised of Messrs. Fruehauf, Lathrop and Imel, each of whom is an outside director.

INDEMNIFICATION, INSURANCE AND LIMITATION OF LIABILITY

     Under our articles of incorporation and bylaws, we have provided for indemnification, to the maximum extent permitted by law, of any person who is or was a director, officer, agent, fiduciary or employee of the company or the bank against any claim, liability or expense arising against him or her because he or she is or was a director, officer, agent fiduciary or employee or was serving another entity as a director, officer, partner, trustee, employee or fiduciary at the bank's or the company's request. We also maintain director and officer insurance on behalf of any individual who is or was a director, officer, employee, fiduciary or agent against any claims or liability asserted against him or her arising out of his or her capacity or status as such.

     We have also provided for the limitation of personal liability of any director for breach of fiduciary duty unless the director

     (1) breaches his duty of loyalty;

     (2) engages in intentional misconduct or knowing violation of law;

     (3) votes for a distribution in violation of Colorado law if the director did not perform his or her duties in compliance with Colorado law or

     (4) engages in any transaction from which the director directly or indirectly derives an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company or the trust pursuant to the foregoing provisions, or otherwise, the company and the trust have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company or the trust of expenses incurred or paid by a director, officer, or controlling person of the company or the trust in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the company and the trust will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EMPLOYMENT AGREEMENTS

     We have not entered into any employment agreements with any executive officers or directors of the company or the bank.

DIRECTOR COMPENSATION

     Our directors receive no compensation for their services. However, directors of the bank, who are not also officers, receive $600 per month for their service on the board and attendance at board meetings. No additional compensation is paid for serving on a committee. Directors of the bank, who are also officers, receive no additional compensation for their role as directors. Mr. Imel receives additional compensation for inspecting and verifying the value of collateral that secures loans.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation we paid to or accrued on behalf of our President and our other executive officers of the bank who earned more than $100,000 in salary and bonuses for the fiscal year 1999:

NAME AND PRINCIPAL POSITION             YEAR    SALARY     BONUS    ALL OTHER COMPENSATION
---------------------------             ----   --------   -------   ----------------------
Robert L. Beauprez....................  1999   $125,000   $28,000          $21,098(1)
  President of the company; Chief
  Executive Officer and President of
  the bank
William A. Mitchell, Jr. .............  1999   $ 87,500   $17,500          $ 5,961(2)
  Vice President of the Company;
  Executive Vice President of the bank

---------------

(1) Consists of contributions by us of $3,750 to our 401(k) plan, $17,087 to our Executive Retirement Plan and $260 reportable as income for income tax purposes paid pursuant to our Split Dollar Life Insurance Plan.

(2) Consists of contributions by us of $5,819 to our Executive Retirement Plan and $142 reportable as income for income tax purposes paid pursuant to our Split Dollar Life Insurance Plan.

STOCK OPTION PLANS

     We have no stock option plans for any of our officers, directors or other employees at this time, although management may consider submitting such a plan to a vote of our stockholders in the future.

BENEFIT PLAN

     In 1995 we established a contributory pension benefit plan pursuant to
Section 401(k) of the Internal Revenue Code covering all eligible employees. A participating employee may contribute up to 20% of total compensation in a given year and may make rollover contributions from other qualified plans. We match our employees' contributions up to 3% of such employee's total compensation. The benefit plan includes a "safe harbor" which allows us to make a voluntary contribution of up to 3% of our eligible employees' compensation, even if the employee does not also make a contribution. Benefits are payable upon retirement and participants are subject to vesting requirements. The benefit plan files Form 5500-C with the Internal Revenue Service. The bank contributed $46,000 and $34,000 into the plan in 1999 and 1998, respectively.

RETIREMENT PLANS

     The bank has established an Executive Retirement Plan and an Indexed Salary Continuation Plan for certain employees who are selected to participate by a committee whose sole function is to select those officers to be given the opportunity to become participants under either or both of the plans.

     Executive Retirement Plan. The bank maintains an Executive Retirement Plan for certain executive officers. Pursuant to the retirement plan, Robert L. Beauprez will receive $4,750 per month for a period of 180 months upon retirement, unless Mr. Beauprez' benefits have not fully vested, in which case a certain percentage of the benefits will be nonforfeitable in accordance with Mr. Beauprez' years of service. Mr. Beauprez' benefits will be fully vested after ten years of service. There are currently five participants in the retirement plan including Mr. Beauprez. The benefits payable to the five participants will aggregate $16,362 per month. The benefits payable to any given participant will be paid for a period of 180 months following such participant's retirement.

     Indexed Salary Continuation Plan. The bank established an Indexed Salary Continuation Plan in 1998. The index plan provides supplemental retirement benefits to certain of the bank's executive officers, including Messrs. Beauprez, Mitchell and Gibson and Ms. Bier. Pursuant to the terms of the index plan and a related Split Dollar Plan, the bank purchased life insurance policies for the benefit of each participant and excess earnings from such policies are paid to the respective participant over the ten year period following such person's retirement from the bank.

           INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     The bank leases the Pearl Street branch in Boulder from Fruehauf Investments, Ltd., in which Victor Fruehauf, a director of the company and the bank, is a principal. The lease is for a ten-year term beginning on October 1, 1994, with one five-year extension option. The monthly rent for the year 2000 is $9,843, subject to annual increases.

     We employ the law firm of Rautenstraus and Joss, P.C. from time to time. W. Bruce Joss, a director of the company and the bank, is a principal of Rautenstraus and Joss, P.C. In 1999, we paid a total of $38,502 in fees to Rautenstraus and Joss, P.C.

     Further, some of our directors, executive officers and stockholders who own 10% or more of our common stock and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they or their immediate families have at least a 5% interest, are our customers. During 1999 and the nine months ended September 30, 2000, we made loans in the aggregate amount of $1.3 million, in the ordinary course of business to many of our directors, executive officers and principal stockholders and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with us and did not involve more than the normal risk of collectability or present other unfavorable features. Loans to our directors, executive officers and principal stockholders are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by us to executive officers, directors and principal stockholders satisfy the foregoing standards. We expect to have such transactions or transactions on a similar basis with our directors, executive officers and principal stockholders and their associates in the future.

     In addition, we have executed promissory notes payable to several of our officers and directors or their immediate family members. These promissory notes bear interest at the prime rate, are payable quarterly and mature as follows:

HOLDER                                                        PRINCIPAL     MATURITY DATE
------                                                        ---------     -------------
Robert W. Lathrop and
  Carol D. Lathrop..........................................  $100,000    December 31, 2000
Carol Ann Imel, the wife of
  Donald E. Imel............................................  $100,000    December 31, 2000
Carol Ann Imel, the wife of
  Donald E. Imel............................................  $ 85,000    December 31, 2001
Joe C. Beauprez and Marie Beauprez,
  the parents of Robert L. Beauprez.........................  $132,000    December 31, 2000

     Each of these promissory notes was refinanced and exchanged for shares of our series B preferred stock, issued on October 19, 2000 and described elsewhere in this prospectus. Each holder of a promissory note so exchanged received an aggregate liquidation preference amount of series B preferred stock equal to the principal amount on his or her respective promissory note. The series B preferred stock is redeemable at our option at any time.

                    BENEFICIAL OWNERSHIP OF COMMON STOCK BY
                     MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 30, 2000, by (1) each of our directors and executive officers, (2) each stockholder whom we know to own beneficially 5% or more of the common stock and (3) all of our directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such stockholders, management believes that each person has sole voting and dispositive power over their shares and the address of each stockholder is the same as our address. There are no arrangements which upon operation at a subsequent date would result in a change of control of the company or the bank.

                                                                 SHARES        PERCENTAGE
                                                              BENEFICIALLY    BENEFICIALLY
NAME                                                            OWNED(1)        OWNED(1)
----                                                          ------------    ------------
Robert L. Beauprez..........................................    438,171(2)        32.7%
Claudia A. Beauprez.........................................    296,194(3)        22.3%
Alice M. Bier...............................................      1,500          *
Victor Fruehauf.............................................     20,000            1.5%
Larry W. Gibson.............................................     25,760            1.9%
William G. Hofgard..........................................     26,667(4)         2.0%
Donald Imel.................................................    109,960(5)         8.3%
W. Bruce Joss...............................................      6,000(6)       *
Robert W. Lathrop...........................................      6,000(7)       *
William A. Mitchell, Jr. ...................................      5,000(8)       *
Directors and executive officers as a group (11 persons)....    642,823           48.1%

---------------

 *  Indicates ownership which does not exceed 1.0%.

(1) The percentage beneficially owned was calculated based on 1,327,744 shares of common stock issued and outstanding. However, with respect to each stockholder who holds shares of preferred stock and the directors and executive officers as a group, this percentage assumes the conversion by such stockholder or group of all shares of preferred stock which are convertible on a one-to-one basis into shares of common stock within 60 days. There are currently 5,500 shares of 1987 series A preferred stock and 5,000 shares of 1988 series A preferred stock that are convertible into common stock outstanding.

(2) Includes 288,013 shares of common stock and 4,416 shares of preferred stock convertible into shares of common stock on a one-to-one basis held of record jointly by Robert L. Beauprez and his wife, Claudia A. Beauprez. This total does not include 3,765 shares owned solely by Claudia A. Beauprez, to which Mr. Beauprez disclaims any beneficial ownership.

(3) Includes 288,013 shares of common stock and 4,416 shares of preferred stock convertible into shares of common stock on a one-to-one basis held jointly by Robert L. and Claudia A. Beauprez. Does not include 145,742 shares owned solely by Mr. Beauprez to which Mrs. Beauprez disclaims any beneficial ownership.

(4) Includes 16,667 shares held of record by Resources Trust Co. for the benefit of William G. Hofgard.

(5) Includes 6,500 shares held of record by the Imel Family LLC, of which Mr. Imel is a principal and 4,417 shares of preferred stock, which are convertible into shares of common stock on a one-for-one basis.

(6) Consists of 5,500 shares held of record jointly by Mr. Joss and his wife and 500 shares held of record by Mr. Joss' wife.

(7) Includes 3,000 shares held of record by Smith Barney Shearson as IRA Custodian for the benefit of Robert W. Lathrop. Also includes 1,000 shares held of record by Edward Jones as Custodian for the benefit of Mr. Lathrop's wife, Carol D. Lathrop.

(8) These shares are held of record jointly by Mr. Mitchell and his wife, Leigh Ann Mitchell.

                           SUPERVISION AND REGULATION

     The supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and not for the protection of the bank holding company stockholders or creditors. The banking agencies have broad enforcement power over bank holding companies and banks including the power to impose substantial fines and other penalties for violations of laws and regulations.

     The following description summarizes some of the laws to which we and the bank are subject. We believe that we are in compliance in all material respects with these laws and regulations.

FRONT RANGE CAPITAL CORPORATION

     We are a bank holding company registered under the Bank Holding Company Act of 1956 and are therefore subject to supervision, regulation and examination by the Federal Reserve.

     Restrictions on Dividends. It is the policy of the Federal Reserve that bank holding companies pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.

     Source of Strength. Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve policy, a holding company may not be inclined to provide it.

     Bankruptcy. In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

     Holding Company Activities and Financial Modernization. With certain limited exceptions, bank holding companies are prohibited from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or from engaging in any activities other than those of banking, managing or controlling banks and certain other subsidiaries, or furnishing services to or performing services for its subsidiaries.

     An exception to these prohibitions allows the acquisition of companies whose activities are closely related to banking or managing or controlling banks. Some of the activities that have been determined by regulation to be closely related to banking are making or servicing loans, performing certain data processing services, acting as an investment or financial advisor to certain investment trusts and investment companies, and providing securities brokerage services. Other activities approved by the Federal Reserve include consumer financial counseling, tax planning and tax preparation, futures and options advisory services, check guaranty services, collection agency and credit bureau services, and personal property appraisals.

     However, the recently enacted Gramm-Leach-Bliley Act eliminated the barriers to affiliations among banks, securities firms, insurance companies and other financial service providers. The Gramm-Leach-Bliley Act permits bank holding companies to become financial holding companies and join with securities firms and insurance companies and engage in other activities that are financial in nature. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve.

     Under the Gramm-Leach-Bliley Act, a bank holding company may become a financial holding company if each of its subsidiary banks is well-capitalized, well managed, and has at least a satisfactory rating under the Community Reinvestment Act of 1977. The Gramm-Leach-Bliley Act defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; and merchant banking activities. Subsidiary banks of a financial holding company must remain well-capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial in nature subsidiary or subsidiaries. In addition, a financial holding company may not acquire a company that is engaged in activities that are financial in nature unless each of its subsidiary banks has a CRA rating of satisfactory or better.

     Safe and Sound Banking Practices. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. Federal Reserve Regulations, for example, generally require a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of its consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. Depending upon the circumstances, the Federal Reserve could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

     The Federal Reserve has broad authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1.0 million for each day the activity continues.

     Anti-Tying Restrictions. Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other nonbanking services offered by a holding company or its affiliates.

     Capital Adequacy Requirements. The Federal Reserve has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of bank holding companies. These regulations establish minimum capital standards in relation to assets and off-balance sheet exposures as adjusted for credit risk. The capital adequacy standards include consideration of interest rate risk in the overall determination of the capital ratio, thus institutions with greater interest rate risk must maintain greater capital. Under the guidelines, specific categories of assets are assigned different risk weights, based generally on their perceived credit risk. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base.

     The guidelines require a minimum total risk-based capital ratio of 8.0%, of which at least 4.0% is required to consist of Tier 1 capital elements. Tier 1 capital generally consists of common equity, minority interests in equity accounts of consolidated subsidiaries and certain perpetual preferred stock, including the trust preferred securities up to certain limits, less intangibles, but does not include unrecognized gains and losses on securities. Tier 2 capital, also known as supplementary capital, includes the allowance for loan losses provided that the allowance does not exceed 1.25% of weighted risk assets; certain perpetual preferred stock and subordinated non-convertible debt and some intermediate perpetual preferred stock. Total capital is the sum of Tier 1 and Tier 2 capital. As of September 30, 2000, our ratio of Tier 1 capital to total risk-weighted assets was 5.18% and our ratio of total capital to total risk-weighted assets was 6.12%.

     In addition to the risk-based capital guidelines, the Federal Reserve uses a leverage ratio as an additional tool to evaluate the capital adequacy of bank holding companies. The leverage ratio is a company's Tier 1 capital divided by its average total consolidated assets. Certain highly-rated bank holding companies that are not experiencing substantial growth may maintain a minimum leverage ratio of 3.0%, but other bank holding companies are required to maintain a leverage ratio of at least 4.0%. As of September 30, 2000, our leverage ratio was 4.69%.

     The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

     Imposition of Liability for Undercapitalized Subsidiaries. Bank regulators are required to take "prompt corrective action" to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount. Any guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy.

     The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to be "adequately capitalized." The bank regulators have greater power in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.

     Acquisitions by Bank Holding Companies. Every bank holding company must obtain the prior approval of the Federal Reserve before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In addition, a bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of the voting shares of any company engaged in non-banking activities other than activities so closely related to banking as to be a proper incident thereto. In approving bank acquisitions by bank holding companies, the Federal Reserve is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served and various competitive factors.

     Control Acquisitions. The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under the Exchange Act, would, under the circumstances set forth in the presumption, constitute acquisition of control.

     In addition, any entity is required to obtain the approval of the Federal Reserve before acquiring 25% or more of our outstanding common stock, or otherwise obtaining control or a "controlling influence" over us. If the acquirer is a bank holding company, Federal Reserve approval is required before the bank holding company can acquire 5% or more of our outstanding common stock.

HERITAGE BANK

     The bank is a Colorado-chartered banking corporation. Its deposits are insured by the FDIC. The bank is a member of the Federal Reserve and the FDIC and accordingly is subject to supervision and regulation by the Federal Reserve, the FDIC and the Colorado Division of Banking, the CDB. These regulations subject the bank to special restrictions, requirements, potential enforcement actions and periodic examination by the Federal Reserve and the CDB.

     In addition to federal regulation, the bank must also register and file periodic information with the CDB about the financial condition, operations, management and intercompany relationships of us and our subsidiaries. The CDB may also require any additional information necessary to assess whether we are in compliance with the provisions of Colorado law, regulations, rules and orders. The CDB may also conduct examinations of us and our subsidiaries.

     Equivalence to National Bank Powers. In general, a Colorado-chartered bank has the same rights and privileges that are or may be granted to national banks domiciled in Colorado. Federal law and regulations have limited the extent to which Colorado law and regulations may allow state-chartered banks to engage in a broader range of activities than national banks. Federal law provides that no state bank or subsidiary of a state bank may engage as principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the insurance fund. In general, statutory restrictions on the activities of banks are aimed at protecting the safety and soundness of depository institutions.

     Financial Modernization. A national bank may establish a financial subsidiary and engage in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development, real estate investment, annuity issuance and merchant banking activities. To do so, a bank must be well-capitalized, well-managed and have a CRA rating of satisfactory or better. National banks with financial subsidiaries must remain well-capitalized and well-managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions which could include divestiture of the financial in nature subsidiary or subsidiaries. In addition, a bank may not acquire a company that is engaged in activities that are financial in nature unless the bank has a CRA rating of satisfactory or better.

     Although the powers of state-chartered banks are not specifically addressed in the Gramm-Leach-Bliley Act, a Colorado chartered bank will have the same powers as national banks through the parity provisions contained in Colorado's banking laws.

     Branching. Colorado law provides that a Colorado-chartered bank can establish a branch anywhere in Colorado provided that the branch is approved in advance by the CDB. The branch must also be approved by the Federal Reserve, which will consider a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers.

     Restrictions on Transactions with Affiliates and Insiders. Certain provisions of the Federal Reserve Act limit transactions between the bank and its nonbanking affiliates, including us and any of our nonbanking subsidiaries, and also require certain levels of collateral for loans to affiliated parties. Advances to third parties which are collateralized by our securities or obligations or the securities or obligations of any of our nonbanking subsidiaries are also limited.

     The Federal Reserve Act also generally requires that certain transactions between the bank and its affiliates be on terms substantially the same, or at least as favorable to the bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons.

     The restrictions on loans to directors, executive officers, principal stockholders and their related interests, collectively referred to as "insiders", contained in the Federal Reserve Act and Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the Federal Reserve may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

     Restrictions on Distribution of Subsidiary Bank Dividends and Assets. Most, if not all, of our revenues are derived from dividends paid to us by the bank and we anticipate that such dividends will continue to be our principal source of operating funds, including funds used to pay dividends on the trust preferred securities. Certain statutory and regulatory requirements apply to the bank's payment of dividends. Capital adequacy requirements serve to limit the amount of dividends that may be paid by the bank. Under federal law, the bank cannot pay a dividend if, after paying the dividend, the bank will be undercapitalized. The Federal Reserve may declare a dividend payment to be unsafe and unsound even though the bank would continue to meet its capital requirements after the dividend. Approval by the Federal Reserve and CDB is required if the total of all dividends declared by a state bank exceeds the total of its net profits for the year combined with its retained net profits of the preceding two years.

     Because we are a legal entity separate and distinct from our subsidiaries, our right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its stockholders, including any depository institution holding company or any of its stockholders or creditors.

     Examinations. The Federal Reserve periodically examines and evaluates the bank. Based on this evaluation, the Federal Reserve may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between the Federal Reserve-determined value and the book value of such assets. The CDB also conducts examinations of state banks but may accept the results of a federal examination in lieu of conducting an independent examination.

     Capital Adequacy Requirements. A state-chartered bank is subject to the same capital adequacy requirements as a bank holding company is subject to, including the requirement of a total risk-based capital ratio of 8.0%, 4.0% of which is required to consist of Tier 1 capital elements. To be categorized as "well-capitalized" under prompt corrective action regulations, Tier 1 capital to risk-based assets must be 6%; total capital to risk-based assets must be 10%; and the leverage ratio must be 3%. However, in the event a bank does not meet or maintain capital adequacy requirements, it may be subject to "prompt corrective action" measures as set forth below.

     Corrective Measures for Capital Deficiencies. The federal banking regulators are required to take "prompt corrective action" with respect to capital-deficient institutions. Federal regulations define, for each capital category, the levels at which institutions are "well-capitalized," "adequately-capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." In addition to requiring undercapitalized institutions to submit a capital restoration plan, agency regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

     As an institution's capital decreases, the Federal Reserve's enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management and other restrictions. The Federal Reserve has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

     Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

     The bank currently is classified as "adequately capitalized" for purposes of the Federal Reserve's prompt corrective action regulations. At September 30, 2000, the bank's Tier 1 capital to risk-based assets ratio was 7.38%, total capital to risk-based assets ratio was 8.32% and its leverage ratio was 6.62%.

     Deposit Insurance Assessments. The bank must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk-based assessment system as required by federal law. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher risk classifications pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The current range of assessments is between 0% for healthy banks and 0.27% of deposits for the riskiest banks.

     The FDIC established a process for raising or lowering all rates for insured institutions semi-annually if conditions warrant a change. Under this system, the FDIC has the flexibility to adjust the assessment rate schedule twice a year without seeking prior public comment, but only within a range of five cents per $100 above or below the premium schedule adopted. Changes in the rate schedule outside the five cent range above or below the current schedule can be made by the FDIC only after a full rulemaking with opportunity for public comment.

     Federal law aimed at recapitalizing the Savings Association Insurance Fund, SAIF, and assuring the payment of the Financing Corporation's, FICO, bond obligations, require insured banks to pay a portion of the interest due on bonds that were issued by FICO to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. Payers are assessed pro rata for the FICO bond obligations. For the second quarter of 2000, the FICO rates were .0202% of deposits.

     Enforcement Powers. The FDIC and the other federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject us or our banking subsidiaries, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. The appropriate federal banking agency, including the FDIC in certain circumstances, may appoint the FDIC as conservator or receiver for a banking institution if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan. The Federal Reserve and the CDB also have broad enforcement powers over the bank, including the power to impose orders, remove officers and directors, impose fines and appoint supervisors and conservators.

     Community Reinvestment Act. The CRA and the corresponding regulations are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks. These regulations also provide for regulatory assessment of a bank's record in meeting the needs of its service area when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank. Federal banking agencies are required to make public a rating of a bank's performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

     Consumer Laws and Regulations. In addition to the laws and regulations discussed herein, the bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. These laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, and the Fair Housing Act. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. The bank must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing customer relations.

INSTABILITY AND REGULATORY STRUCTURE

     Various legislation, such as the Gramm-Leach-Bliley Act, which expanded the powers of financial institutions, and proposals to overhaul the bank regulatory system and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change banking statutes and the environment in which we and the bank operate in substantial and unpredictable ways. We cannot predict the ultimate effect that the Gramm-Leach-Bliley Act will have or that potential legislation, if enacted, or implementing regulations, would have upon ours or the bank's financial condition or results of operations.

EXPANDING ENFORCEMENT AUTHORITY

     One of the major additional burdens imposed on the banking industry by federal law is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve and FDIC are possessed of extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. Laws have expanded the authority of regulatory agencies in recent years, and the agencies have not yet fully tested the limits of their powers.

EFFECT ON ECONOMIC ENVIRONMENT

     The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits.

     Federal Reserve monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of the changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities, including future monetary policies, the impact of such policies on our and our subsidiaries' business and earnings cannot be predicted.

                            DESCRIPTION OF THE TRUST

     The trust is a statutory business trust formed under the Delaware Business Trust Act, a trust agreement executed by us and the trustees of the trust, and a certificate of trust filed with the Delaware Secretary of State. The trust agreement will be amended and restated in the form filed as an exhibit to the registration statement of which this prospectus is a part. The trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939.

     The holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the trust and will own, directly or indirectly, all of the issued and outstanding common securities. The trust preferred securities together with the common securities are called the trust securities. The trust exists for the purposes of:

     - issuing the trust preferred securities to the public for cash;

     - issuing its common securities to us in exchange for our capitalization of the trust;

     - investing the proceeds from the sale of the trust securities in an equivalent amount of debentures; and

     - engaging in other activities that are incidental to those listed above.

     The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The trust agreement does not permit the trust to borrow money or make any investment other than in the debentures. Other than with respect to the trust securities, we have agreed to pay for all debts and obligations and all costs and expenses of the trust and the offering of the trust preferred securities, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the trust may become subject, except for United States withholding taxes that are properly withheld.

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

     The number of trustees of the trust will initially be five. Three of the trustees will be administrative trustees, who are our employees or officers or who are otherwise affiliated with us. The initial administrative trustees will be Robert L. Beauprez, William A. Mitchell, Jr. and Alice M. Bier. A biographical description of each may be found in "Management." The fourth trustee will be Wilmington Trust Company, a Delaware banking corporation unaffiliated with us, with its principal place of business in the State of Delaware. Wilmington Trust Company will serve as Delaware trustee for purposes of complying with the Delaware Business Trust Act and property trustee under the trust agreement, debenture trustee under the indenture and guarantee trustee under the guarantee agreement, all for purposes of complying with the Trust Indenture Act. The trust has a term of approximately 31 years but may terminate earlier as provided in the trust agreement.

     The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated noninterest-bearing account to hold all payments made on the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the property account. The guarantee trustee will hold the guarantee for the benefit of the holders of the trust preferred securities. The administrative trustees will be authorized to exercise all rights powers and privileges on behalf of the trust as provided by the trust agreement.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     The trust preferred securities will be issued under the terms of the trust agreement, which will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act. The following is a summary of the material terms and provisions of the trust preferred securities and the trust agreement.

GENERAL

     The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust securities. We will own all of the common securities issued by the trust. The trust preferred securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders of the trust preferred securities will be entitled to a preference upon an event of default with respect to distributions and amounts payable on redemption or liquidation over the common securities. The trust is not permitted to issue any securities other than the trust securities or incur any other indebtedness.

     The trust preferred securities will rank equally, and payments on the trust preferred securities will be made proportionally, with the common securities, except as described under "Subordination of common securities" below.

     The property trustee will hold legal title to the debentures in trust for the benefit of the holders of the trust securities. We guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the trust preferred securities or liquidation of the trust, to the extent the trust has funds available for distribution. The guarantee agreement does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

DISTRIBUTIONS

     Source of Distributions. The funds of the trust available for distribution to holders of the trust preferred securities will be limited to payments made under the debentures, which the trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, who will hold the amounts received from our interest payments on the debentures in the property account for the benefit of the holders of the trust preferred securities. If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the trust preferred securities.


     Payment of Distributions. Distributions on the trust preferred securities
will be payable at the annual rate of   % of the $8 stated liquidation amount,
payable quarterly on March 31, June 30, September 30, and

December 31 of each year, to the holders of the trust preferred securities on the relevant record dates. The record date will be the business day immediately preceding the relevant distribution date. The first distribution date for the trust preferred securities will be March 31, 2001.

     Distributions will accumulate from the date of issuance, and the amount payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the immediately preceding business day.

     Extension Period. As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive
quarters. However, no extension period may extend beyond             , 2030 or
end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the trust preferred securities will also be deferred during any such extension period. Any deferred distributions under the trust preferred
securities will accumulate additional amounts at the annual rate of   %,
compounded quarterly from the relevant distribution date. The term "distributions" as used in this prospectus includes those accumulated amounts.

     During an extension period, we may not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than the reclassification of any class of our capital stock into another class of capital stock, or allow any of our subsidiaries to do the same with respect to their capital stock, other than the payment of dividends or distributions to us;

     - make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the debentures or allow any of our subsidiaries to do the same;

     - make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures other than payments under the guarantee; or

     - redeem, purchase or acquire less than all of the debentures or any of the trust preferred securities.

After the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period. We do not currently intend to exercise our right to defer distributions on the trust preferred securities by extending the interest payment period on the debentures.

REDEMPTION OR EXCHANGE

     The trust will redeem your trust preferred securities upon repayment of the debentures at maturity or their earlier redemption. The trust will redeem your trust preferred securities upon the same terms as which we redeem the debentures.

     Subject to the prior approval of the Federal Reserve, if required, we may redeem the debentures prior to maturity:

     - in whole at any time, or in part from time to time, on or after
                   , 2005; or

     - in whole, but not in part, at any time within 90 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, each as defined below.

     Mandatory Redemption. Upon our repayment or redemption, in whole or in
part, of any debentures, whether on             , 2030 or earlier, the property
trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days nor more than 60 days notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions and additional interest. Additional interest is additional amounts needed to offset taxes, duties and other governmental charges incurred by the trust. If less than all of the debentures to be repaid or redeemed on a date of redemption, then the proceeds from the repayment or redemption will be allocated to redemption of the trust preferred securities and the common securities proportionally.

     Distribution of Debentures. Upon prior approval of the Federal Reserve, if required, we will have the right at any time to dissolve, wind-up or terminate the trust and, after satisfaction of the liabilities of creditors of the trust including amounts due and owing the trustees of the trust, cause the debentures to be distributed directly to the holders of trust securities to liquidate the trust. See "Liquidation distribution upon termination."

     After the liquidation date set for any distribution of debentures in exchange for trust preferred securities:

     - those trust preferred securities will no longer be deemed to be outstanding; and

     - any certificates representing trust preferred securities will be deemed to represent debentures with a principal amount equal to the liquidation amount of those trust preferred securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the trust preferred securities until the certificates are presented to the administrative trustees or their agent for transfer or reissuance.

     There can be no assurance as to the market prices for the trust preferred securities or the debentures that may be distributed if a dissolution and liquidation of the trust were to occur. The trust preferred securities that an investor may purchase, or the debentures that an investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the trust preferred securities.

     Redemption Upon a Tax Event, Investment Company Event or Capital Treatment Event. If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs, we have the right to redeem the debentures in whole and thereby cause a mandatory redemption of the trust securities in whole at the redemption price. If one of these events occurs and we do not elect to redeem the debentures, or to dissolve the trust and cause the debentures to be distributed to holders of the trust securities, then the trust preferred securities will remain outstanding and additional interest may be payable on the debentures.

     "Tax Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters stating that there is more than an insubstantial risk that:

     - interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

     - the trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

     - the trust is, or will be within 90 days after the date of opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges, as a result of any amendment to any tax laws or regulations.

     "Investment Company Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation.

     "Capital Treatment Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment of our ability to treat the trust preferred securities as Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to any law or regulation.

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

     For all of the events described above, we or the trust must request and receive an opinion of counsel with regard to the event within a reasonable period of time after we became aware of the possible occurrence of an event of this kind.

REDEMPTION PROCEDURES

     Trust preferred securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the debentures. Redemptions of the trust preferred securities will be made and the redemption price will be payable on each date of redemption only to the extent that the trust has funds available for the payment of the redemption price.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, interest will cease to accrue on those debentures called for redemption on and after the redemption date.

     If the trust gives notice of redemption of its trust securities, then the property trustee, to the extent it actually has received and holds such funds, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust securities. If the trust preferred securities are no longer in book-entry form, the property trustee will deposit with the designated paying agent for such trust preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities. Nevertheless, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

     If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, no interest on the redemption price will accrue after the date of redemption. The trust securities also will cease to be outstanding on the date of the deposit.

     If payment of the redemption price for trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us under the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price. See "Description of the Guarantee."

     Payment of the redemption price on the trust preferred securities and any distribution of debentures to holders of trust preferred securities will be made to the applicable recordholders as they appear on the register for the trust preferred securities on the relevant record date. The record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.


     If fewer than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately between the common securities and the trust preferred securities based upon the relative liquidation amounts. The particular trust preferred securities to be redeemed will be selected by the property trustee from the outstanding trust preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This redemption may provide for the redemption of portions equal to $8 or a multiple of $8 of the liquidation amount of the trust preferred securities. The property trustee will promptly notify the registrar for the trust preferred securities in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount to be redeemed. For purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities will relate to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

     We may, at any time, purchase outstanding trust preferred securities if allowable by applicable law, and if we are not exercising our right to defer interest payments on the debentures.

SUBORDINATION OF COMMON SECURITIES

     Payment of distributions on, and the redemption price of, the trust preferred securities and common securities will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities will be made unless:

     - payment in full in cash of all accumulated and unpaid distributions, including additional interest, if any is required, on all of the outstanding trust preferred securities for all distribution periods terminating on or before that time will have been made or provided for; or

     - in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding trust preferred securities then called for redemption, will have been made or provided for; and

all funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the trust preferred securities then due and payable.

     In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on our behalf, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

     We will have the right at any time to dissolve, wind-up or terminate the trust and cause the debentures to be distributed to the holders of the trust preferred securities subject to our receiving approval of the Federal Reserve, if required.

     In addition, the trust will automatically dissolve upon expiration of its term and will dissolve earlier on the first to occur of:

     - our bankruptcy, dissolution or liquidation;

     - the distribution of a like amount of the debentures to the holders of the trust securities, if we have given written direction to the property trustee to terminate the trust;

     - redemption of all of the trust preferred securities as described under "Redemption or exchange -- Mandatory Redemption;" or

     - the entry of a court order for the dissolution of the trust.

     With the exception of a redemption as described under "Redemption or Exchange -- Mandatory Redemption," if an early dissolution occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities debentures:

     - in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

     - with an interest rate identical to the distribution rate on the trust securities; and

     - with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

     However, if the property trustee determines that the distribution is not practical, then the holders will be entitled to receive a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid to us, as the holder of the common securities, and the holders of the trust preferred securities on a proportional basis based on liquidation amounts.

     Under current United States federal income tax law and interpretations and assuming that the trust is treated as a grantor trust, as is expected, a distribution of the debentures should not be a taxable event to holders of the trust preferred securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the trust preferred securities. See "Federal Income Tax Consequences -- Receipt of debentures or cash upon liquidation of the trust."

     If we do not elect to redeem the debentures prior to maturity or to liquidate the trust and distribute the debentures to holders of the trust preferred securities, the trust preferred securities will remain outstanding until the repayment of the debentures. If we elect to dissolve the trust and thus cause the debentures to be distributed to holders of the trust preferred securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the debentures. See "Description of the Debentures -- General."

LIQUIDATION VALUE


     The amount of the liquidation distribution payable on the trust preferred securities in the event of any liquidation of the trust is $8 per trust preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of debentures having a liquidation value and accrued interest of an equal amount. See "Liquidation distribution upon termination."


EVENTS OF DEFAULT; NOTICE

     Any one of the following events constitutes an event of default under the trust agreement with respect to the trust preferred securities:

     - the occurrence of an event of default under the indenture;

     - a default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

     - a default by the trust in the payment of any redemption price of any of the trust securities when it becomes due and payable;

     - a default in the performance, or breach, in any material respect, of any covenant or warranty of the trust in the trust agreement, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding trust preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

     - the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days following our receipt of written notice of or an administrative trustee's actual knowledge of such events of bankruptcy or insolvency.

     Within five business days after the property trustee has actual knowledge of the occurrence of any event of default, the property trustee will transmit notice of the event of default to the holders of the trust preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. We and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we are each in compliance with all the conditions and covenants applicable to us and the administrative trustees, respectively, under the trust agreement.

     If an event of default under the indenture has occurred and is continuing, the trust preferred securities will have preference over the common securities upon termination of the trust. The existence of an event of default under the trust agreement does not entitle the holders of trust preferred securities to accelerate the maturity of the trust preferred securities, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity of the debentures.

REMOVAL OF THE TRUSTEES

     Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding trust preferred securities may remove the property trustee or the Delaware trustee. The holders of the trust preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

     Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting legal requirements, we will have the power to appoint at any time, and upon written request of the property trustee, we will appoint, one or more persons or entities to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or as separate trustee of any trust property. In either case these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the trust agreement. If an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

     Generally, a successor trustee may be any person meeting all of the qualifications and eligibility standards to act as a trustee, including a successor resulting from a merger or consolidation.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

     The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the trust preferred securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

     - the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the trust preferred securities, or (b) substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities so long as the successor securities rank the same in priority as the trust preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

     - we expressly appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures;

     - the successor securities are listed or will be listed upon notification of issuance, on any national securities exchange or other organization on which the trust preferred securities are then listed, if any;

     - the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect;

     - the successor entity has a purpose substantially identical to that of the trust;

     - prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to the effect that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect, and (b) following the transaction, neither the trust nor the successor entity will be required to register as an "investment company;" and

     - we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

     Moreover, the trust may not, except with the consent of every record holder of the trust preferred securities, enter into any transaction of this kind or permit any other person to consolidate, amalgamate, merge with or into, or replace the trust if the transaction would cause the trust or the successor entity to be classified as other than a grantor trust for federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

     Except as provided below and under "Description of the Guarantee -- Amendments and assignment" and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the trust preferred securities will have no voting rights.

     The trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the trust preferred securities, in the following circumstances:

     - with respect to acceptance of appointment by a successor trustee;

     - to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; or

     - to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company."

     The trust agreement may be amended by us and the trustees with:

     - the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities; and

     - receipt by the trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for federal income tax purposes or the trust's exemption from status as an "investment company."

     Without the consent of each holder of trust securities, the trust agreement may not be amended to:

     - change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made on the trust securities as of a specified date, or

     - restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

     As long as the property trustee holds any debentures, the trustees will not:

     - direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the debentures;

     - waive any past default that is waivable under the indenture;

     - exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

     - consent to any amendment, modification or termination of the indenture or the debentures, where the consent is required, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust securities. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by the property trustee without the prior consent of each holder of the trust securities.

     The trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust securities except by subsequent vote of the holders of the trust securities. The property trustee will notify each holder of record of trust securities of any notice of default it receives with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the trust securities, prior to taking any of the foregoing actions the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

     Any required approval of holders of trust securities may be given at a meeting of holders of the trust securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

     No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel its trust preferred securities in accordance with the trust agreement.

     Notwithstanding the fact that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by us, the trustees or any affiliate of us or any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

GLOBAL TRUST PREFERRED SECURITIES

     The trust preferred securities will be represented by one or more global trust preferred securities registered in the name of The Depository Trust Company, New York, New York or its nominee. A global trust preferred security is a security representing interests of more than one beneficial holder. Beneficial interests in the global trust preferred securities will be shown on, and transfers will be effected only through, records maintained by participants. Participants are brokers, dealers, or others with accounts with DTC. Except as described below, trust preferred securities in definitive form will not be issued in exchange for the global trust preferred securities. See "Book-Entry Issuance."

     No global trust preferred security may be exchanged for trust preferred securities registered in the names of persons other than DTC or its nominee unless:

     - DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global trust preferred security and we are unable to locate a qualified successor depositary;

     - we execute and deliver to the indenture trustee a written order stating that we elect to terminate the book-entry system through DTC; or

     - there shall have occurred and be continuing an event of default under the indenture.

     Any global trust preferred security that is exchangeable for definitive certificates shall be registered in the names as DTC shall direct. It is expected that the instructions will be based upon directions received by
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

DTC with respect to ownership of beneficial interests in the global trust preferred security. If trust preferred securities are issued in definitive form, the trust preferred securities will be in denominations of $1,000 and integral multiples of $1,000 and may be transferred or exchanged at the offices described below.

     Unless it is exchanged in whole or in part for the individual trust preferred securities, a global trust preferred security may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

     Payments on global trust preferred securities will be made to DTC, as the depositary for the global trust preferred securities. If the trust preferred securities are issued in definitive form, distributions will be payable, the transfer of the trust preferred securities will be registrable, and trust preferred securities will be exchangeable, for trust preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. However, payment of any distribution may be made at the option of the administrative trustees by check mailed to the address of record of the persons entitled to the distribution or by wire transfer.

     Upon the issuance of one or more global trust preferred securities, and the deposit of the global trust preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual trust preferred securities represented by the global trust preferred security to the accounts of persons that have accounts with DTC. These accounts shall be designated by the dealers, underwriters or agents with respect to the trust preferred securities. Ownership of beneficial interests in a global trust preferred security will be limited to persons or entities with an account with DTC or who may hold interest through any person or entity with an account that may hold interests through participants. With respect to interests of any person or entity with an account with DTC, ownership of beneficial interests in a global trust preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee. With respect to persons or entities who hold an interest in a global trust preferred security through a participant, the interest and any transfer of the interest will be shown on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of these securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global trust preferred security.

     So long as DTC or another depositary, or its nominee, is the registered owner of the global trust preferred security, it will be considered the sole owner or holder of the trust preferred securities represented by the global trust preferred security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global trust preferred security will not be entitled to have any of the individual trust preferred securities represented by the global trust preferred security registered in their names, will not receive or be entitled to receive physical delivery of any of the trust preferred securities in definitive form, will not receive notices from the trust, the trustees or us with respect to the trust preferred securities and will not be considered the owners or holders of the trust preferred securities under the trust agreement.

     None of us, the property trustee, any paying agent or the securities registrar for the trust preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global trust preferred security representing the trust preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global trust preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global trust preferred security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global trust preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with
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

securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants. See "Book-Entry Issuance."

PAYMENT AND PAYING AGENCY

     Payments on the trust preferred securities will be made to DTC, which will credit the relevant accounts of participants on the applicable distribution dates, or, if any of the trust preferred securities are not held by DTC, the payments will be made by check mailed to the address of the holder as listed on the register of holders of the trust preferred securities. The paying agent for the trust preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the trust preferred securities may resign as paying agent upon 30 days written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the trust preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

REGISTRAR AND TRANSFER AGENT

     The property trustee will act as the registrar and the transfer agent for the trust preferred securities. Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of trust preferred securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, until the occurrence and continuance of an event of default under the trust agreement, undertakes to perform only the duties set forth in the trust agreement. After an event of default under the trust agreement, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no other obligation to exercise any of the powers vested in it at the request of any holder of trust preferred securities unless it is offered reasonable indemnity against costs, expenses and liabilities. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of trust preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

     - the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

     - the trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

     - the debentures will be treated as our indebtedness for federal income tax purposes.

     In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

     Holders of the trust preferred securities have no preemptive or similar rights to subscribe for additional trust preferred securities. The trust agreement and the trust preferred securities will be governed by Delaware law.

                         DESCRIPTION OF THE DEBENTURES

     Concurrently with the issuance of the trust preferred securities, the trust will invest the proceeds from the sale of the trust securities in the debentures issued by us. The debentures will be issued as unsecured debt under the indenture between us and Wilmington Trust, as debenture trustee. The indenture will be qualified under the Trust Indenture Act.

     We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part.

GENERAL


     The debentures will be limited in aggregate principal amount to $8,250,000, this amount being the sum of the aggregate stated liquidation amounts of the trust securities. If the underwriters exercise in full their option to purchase additional trust preferred securities, this amount will be $9,485,000. The
debentures will bear interest at the annual rate of      % of the principal
amount. The interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2001, to the person in whose name each debenture is registered at the close of business on the business day immediately preceding the day interest is due. We anticipate that, until the liquidation of the trust, if any, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.


     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount
due at the annual rate of      %, compounded quarterly. The term "interest,"
includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional interest, as applicable.

     The debentures will mature on             , 2030, the stated maturity date.
We may shorten this date once at any time to any date not earlier than
            , 2005, subject to the prior approval of the Federal Reserve, if required.

     We will give notice to the indenture trustee and the holders of the debentures no more than 180 days and no less than 90 days prior to the effectiveness of any change in the stated maturity date. We will not have the
right to redeem the debentures from the trust until after             , 2005,
except if a Tax Event, an Investment Company Event or a Capital Treatment Event has occurred.

     The debentures will be unsecured and will rank junior to all of our senior and subordinate indebtedness. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, is subject to the prior claim of creditors of the subsidiary. The debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and
unpaid, together with interest thereon at the annual rate of      % compounded
quarterly. During an extension period, interest will continue to accrue and holders of debentures, or the holders of trust preferred securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued.

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

     During an extension period, we may not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than the reclassification of any class of our capital stock into another class of capital stock, or allow any of our subsidiaries to do the same with respect to their capital stock, other than the payment of dividends or distributions to us;

     - make, or allow any of our subsidiaries to make, any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the debentures;

     - make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures other than payments under the guarantee; or

     - redeem, purchase or acquire less than all of the debentures or any of the trust preferred securities.

     Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time.

     We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of:

     - the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period; or

     - the date we are required to give notice of the record date, or the date the distributions are payable, to the American Stock Exchange, or other applicable self-regulatory organization, or to holders of the trust preferred securities, but in any event at least one business day prior to the record date.

     No other circumstances limit the number of times that we may elect to begin an extension period.

ADDITIONAL SUMS TO BE PAID AS A RESULT OF ADDITIONAL TAXES

     If the trust is required to pay any additional taxes, duties or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional amounts on the debentures any amounts which may be required so that the net amounts received and retained by the trust after paying any additional taxes, duties or other governmental charges will not be less than the amounts the trust would have received had the additional taxes, duties or other governmental charges not been imposed.

REDEMPTION OR EXCHANGE

     Subject to prior approval of the Federal Reserve, if required, we may redeem the debentures prior to maturity:

     - in whole at any time, or in part from time to time, on or after
                   , 2005; or

     - in whole, but not in part, at any time within 90 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event;

     In each case we will pay a redemption price equal to the accrued and unpaid interest on the debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the debentures.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Redemption of less than all outstanding debentures shall be effected proportionately, by lot or in any other manner deemed to be fair by the indenture trustee. Unless we default in payment of the redemption price for the debentures, on and

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

after the redemption date interest shall cease to accrue on the debentures or portions thereof called for redemption.

     The debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

     As described under "Description of the Trust Preferred
Securities -- Liquidation distribution upon termination," under certain circumstances and with the Federal Reserve's approval, the debentures may be distributed to the holders of the trust preferred securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust. If this occurs, we will use our best efforts to list the debentures on the American Stock Exchange or other stock exchange or national quotation service, on which the trust preferred securities are then listed, if any. There can be no assurance as to the market price of any debentures that may be distributed to the holders of trust preferred securities.

RESTRICTIONS ON PAYMENTS

     Upon the occurrence of any of the following events, we will not make the payments set forth below:

     - an event of default is continuing under the indenture;

     - we are in default with respect to our obligations under the guarantee; or

     - we have given notice of our election to extend an interest payment period regarding the debentures and the notice has not been rescinded or the extension period is continuing.

     If any of the above events have occurred, we will not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock other than the reclassification of any class of our capital stock into another class of capital stock, or allow any of our subsidiaries to do the same with respect to their capital stock, other than the payment of dividends or distributions to us;

     - make any payment of principal, interest or premium on, or repay or repurchase or redeem any of our debt securities that rank equally with or junior to the debentures or allow any of our subsidiaries to do the same;

     - make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures other than payments under the guarantee; or

     - redeem, purchase or acquire less than all of the debentures or any of the trust preferred securities.

SUBORDINATION

     Under the indenture, the debentures are subordinated and junior in right of payment to all of our senior and subordinated debt. Upon any payment or distribution of assets to our creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any of our insolvency or bankruptcy proceedings, the holders of senior and subordinated debt will first be entitled to receive payment in full of principal, premium and interest before the holders of debentures will be entitled to receive or retain any payment on the debentures.

     In the event of the acceleration of the maturity of any debentures, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due, including any amounts due upon acceleration, before the holders of the debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the debentures.

     No payments of principal or interest in respect of the debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of
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

default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the debentures, or if any judicial proceeding is pending with respect to any default.

     The term "debt" means, with respect to any entity, whether recourse is to all or a portion of the assets of an entity and whether or not contingent:

     - every obligation of the entity for money borrowed;

     - every obligation of the entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

     - every reimbursement obligation of the entity with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the entity;

     - every obligation of the entity issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

     - every capital lease obligation of the entity; and

     - every obligation of the type referred to in the first five points of another person and all dividends of another person the payment of which, in either case, the entity has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

     The term "senior debt" means, with respect to us, the principal of and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not a claim for post-petition interest is allowed in the proceeding, on debt, whether incurred on or prior to the date of the indenture or incurred after the date. Senior debt also includes all indebtedness, whether incurred on or prior to the date of the indenture or thereafter incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements. However, senior debt does not include:

     - any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures or to other debt which is equal with, or subordinated to, the debentures;

     - any of our debt that when incurred and without respect to any election under the federal bankruptcy laws was without recourse to us;

     - any debt of ours to any of our subsidiaries;

     - any debt to any of our employees;

     - any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent provided in the indenture; and

     - debt which constitutes subordinated debt.

     The term "subordinated debt" means, with respect to us, the principal of, premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not the claim for post-petition interest is allowed in the proceeding, on debt. Subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours, other than the debentures. However, subordinated debt does not include:

     - any of our debt which when incurred and without respect to any election under the federal bankruptcy laws, was without recourse to us;

     - any debt of ours to any of our subsidiaries;

     - any debt to any of our employees;

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

     - any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent provided in the indenture;

     - debt which constitutes senior debt; and

     - any debt of ours under debt securities or guarantees of debt securities initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, a financing vehicle of ours in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for "Tier 1" capital treatment.

     We expect from time to time to incur additional indebtedness, and there is no limitation on the amount we may incur. At September 30, 2000, we had consolidated senior debt and subordinated debt of approximately $22.2 million, excluding deposits.

PAYMENT AND PAYING AGENTS

     Generally, payment of principal and interest on the debentures will be made at the office of the indenture trustee in Wilmington, Delaware. However, we have the option to make payment of any interest by (i) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (ii) wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, provided that proper transfer instructions have been received by the regular record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest. We may at any time designate additional paying agents for the debentures or rescind the designation of any paying agent for the debentures. However, we will at all times be required to maintain a paying agent in Wilmington, Delaware, and each place of payment for the debentures.

     Any moneys deposited with the debenture trustee or any paying agent for the debentures, or then held by us in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on
November   of each year. If we hold any of this money in trust, then it will be discharged from the trust to us and the holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

REGISTRAR AND TRANSFER AGENT

     The debenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed on the debentures, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that we maintain a transfer agent in Wilmington, Delaware, we may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We may at any time designate additional transfer agents with respect to the debentures.

     In the event of any redemption, neither we nor the debenture trustee will be required to (i) issue, register the transfer of or exchange debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or (ii) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

MODIFICATION OF INDENTURE

     We and the debenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the debenture trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

     - extend the fixed maturity of the debentures;

     - reduce the principal amount or the rate or extend the time of payment of interest; or

     - reduce the percentage of principal amount of debentures required to amend the indenture.

     As long as any of the trust preferred securities remain outstanding, no modification may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the trust preferred securities.

DEBENTURE EVENTS OF DEFAULT

     The indenture provides that any one or more of the following described events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

     - failure for 30 days to pay any interest on the debentures when due, subject to deferral of any due date in the case of an extension period;

     - failure to pay any principal on the debentures when due whether at maturity, upon redemption by declaration or otherwise;

     - failure to observe or perform in any material respect other covenants contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

     - our bankruptcy, insolvency or reorganization or dissolution of the trust.

     The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. The debenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the debentures may annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration, has been deposited with the indenture trustee. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the debentures which has become due solely by the acceleration. Should the holders of the debentures fail to annul the declaration and waive the default, the holders of at least 25% in aggregate liquidation amount of the trust preferred securities will have this right.

     If an event of default under the indenture has occurred and is continuing, the debenture trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be due and payable and to enforce its other rights as a creditor with respect to the debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE TRUST PREFERRED SECURITIES

     If an event of default under the indenture has occurred and is continuing and the event is attributable to our failure to pay interest on or principal of the debentures on the payment date on which the payment is due and payable, then a holder of trust preferred securities may initiate a direct action against us. In connection with a direct action, we will have a right to counter the amount of the direct action to the extent of any payment made by us to the holder of trust preferred securities with respect to the direct action. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the trust preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Exchange Act.
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     The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

     - if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any State or the District of Columbia, and the successor person expressly assumes by supplemental indenture our obligations on the debentures, or substitutes securities having substantially similar terms;

     - immediately after giving effect, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

     - other conditions as prescribed in the indenture are met.

SATISFACTION AND DISCHARGE

     The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged the indenture when all debentures not previously delivered to the debenture trustee for cancellation:

     - have become due and payable, or

     - will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

     We may still be required to provide officers' certificates, opinions of counsel and pay fees and expenses due after these events occur.

GOVERNING LAW

     The indenture and the debentures will be governed by and construed in accordance with the laws of the State of Colorado.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The debenture trustee is subject to all the duties and responsibilities specified with respect to a debenture trustee under the Trust Indenture Act. The debenture trustee is under no other obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

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

MISCELLANEOUS

     In the indenture, we have agreed for so long as trust preferred securities remain outstanding:

     - to maintain directly or indirectly 100% ownership of the common securities of the trust except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

     - not to voluntarily terminate, wind up or liquidate the trust without prior approval of the Federal Reserve, if required;

     - to use our reasonable efforts to cause the trust (a) to remain a business trust, except in connection with a distribution of debentures, the redemption of all of the trust securities of the trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for federal income tax purposes; and

     - to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the debentures.

                              BOOK-ENTRY ISSUANCE

GENERAL

     DTC will act as securities depositary for the trust preferred securities and may act as securities depositary for all of the debentures in the event of the distribution of the debentures to the holders of trust preferred securities. Except as described, the trust preferred securities will be issued only as registered securities in the name of DTC's nominee, Cede & Co. One or more global trust preferred securities will be issued for the trust preferred securities and will be deposited with DTC or held by a custodian for DTC.

     DTC is a limited purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of trust preferred securities within the DTC system must be made by or through direct participants, which will receive a credit for the trust preferred securities on DTC's records. The beneficial ownership interest of each actual purchaser of each trust preferred security is in turn to be recorded on the direct and indirect participant's records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased trust preferred securities. Transfers of ownership interests in the trust preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in trust preferred securities, except if use of the book-entry system for the trust preferred securities is discontinued.

     DTC will have no knowledge of the actual beneficial owners of the trust preferred securities; DTC's records reflect only the identity of the direct participants to whose accounts the trust preferred securities are
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

credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we and the trust assume no responsibility for the accuracy thereof. Neither we nor the trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

NOTICES AND VOTING

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. as the registered holder of the trust preferred securities. If fewer than all of the trust preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

     Although voting with respect to the trust preferred securities is limited to the holders of record of the trust preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to trust preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the trust preferred securities are credited on the record date.

DISTRIBUTION FUNDS

     The property trustee will make distribution payments on the trust preferred securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

SUCCESSOR DEPOSITORIES AND TERMINATION OF BOOK-ENTRY SYSTEM

     DTC may discontinue providing its services with respect to any of the trust preferred securities at any time by giving reasonable notice to the property trustee and to us. If no successor securities depositary is obtained, definitive trust preferred securities representing the trust preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC or any successor depositary. After an event of default under the indenture, the holders of a majority in liquidation amount of trust preferred securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the trust preferred securities will be printed and delivered.

                          DESCRIPTION OF THE GUARANTEE

     The guarantee agreement will be executed and delivered by us concurrently with the issuance of the trust preferred securities for the benefit of the holders of the trust preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the
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

guarantee for the benefit of the holders of the trust preferred securities. Prospective investors are urged to read the form of the trust preferred securities guarantee agreement, which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

GENERAL

     We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments to the holders of the trust preferred securities, as and when due, regardless of any defense or counterclaim that the trust may have or assert other than the defense of payment.

     The following payments with respect to the trust preferred securities are called the guarantee payments and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

     - any accumulated and unpaid distributions required to be paid on the trust preferred securities;

     - the redemption price for any trust preferred securities called for redemption; and

     - upon a voluntary or involuntary dissolution, winding up or liquidation of the trust, other than in connection with the distribution of debentures to the holders of trust preferred securities or a redemption of all of the trust preferred securities, the lesser of:

         (a) the amount of the liquidation distribution; or

         (b) the amount of assets of the trust remaining available for distribution to holders of trust preferred securities in liquidation of the trust.

     We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the trust preferred securities or by causing the trust to pay the amounts to the holders.

     The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the trust preferred securities.

STATUS OF THE GUARANTEE

     The guarantee constitutes our unsecured obligation that ranks junior in right of payment to all of our senior and subordinated debt in the same manner as the debentures. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently, and neither the indenture nor the trust agreement limits the amounts of the obligations that we may incur.

     The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of trust preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

     The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the debentures to the holders of the trust preferred securities. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

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

AMENDMENTS AND ASSIGNMENT

     Except for any changes that do not materially adversely affect the rights of holders of the trust preferred securities, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding trust preferred securities. However, any amendments to the guarantee that affect the rights of the trust preferred guarantee trustee must be approved by the guarantee trustee.

EVENTS OF DEFAULT; REMEDIES

     An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. The holders of a majority in aggregate liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

     Any holder of trust preferred securities may initiate a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

     We are required to provide annually to the guarantee trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

TERMINATION OF THE GUARANTEE

     The guarantee will terminate and be of no further force and effect upon:

     - full payment of the redemption price of the trust preferred securities;

     - full payment of the amounts payable upon liquidation of the trust; or

     - distribution of the debentures to the holders of the trust preferred securities.

     If at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee agreement. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

EXPENSE AGREEMENT

     We and the trust will enter into an Agreement as to Expenses and Liabilities whereby we agree to irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the trust preferred securities or other similar interests in the trust of the amounts due to those holders. Third party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

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GOVERNING LAW

     The guarantee agreement will be governed by the laws of the State of Colorado.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
                        THE DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     We and the trust believe that, taken together, our obligations under the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the trust preferred securities.

     If and to the extent that we do not make payments on the debentures, the trust will not pay distributions or other amounts due on the trust preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of trust preferred securities is to institute a legal proceeding directly against us for enforcement of payment on the debentures to the trust. Then, the trust will have funds available to make payments on the trust preferred securities. Our obligations under the guarantee are subordinate and junior in right of payment to all of our other indebtedness.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the trust preferred securities, primarily because:

     - the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

     - the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the trust preferred securities;

     - we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the trust preferred securities the amounts due to the holders pursuant to the terms of the trust preferred securities; and

     - the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

ENFORCEMENT RIGHTS OF HOLDERS OF TRUST PREFERRED SECURITIES

     A holder of any trust preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person.

     A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. However, payment defaults under, or acceleration of, our senior or subordinated debt, will not allow us to make payments on the debentures until such other debt obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

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LIMITED PURPOSE OF THE TRUST

     The trust preferred securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds in the debentures and engaging in only those other activities necessary, advisable or incidental to those purposes. A principal difference between the rights of a holder of a trust preferred security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on debentures held, while a holder of trust preferred securities is entitled to receive distributions from the trust if and to the extent the trust has funds available for the payment of the distributions.

RIGHTS UPON TERMINATION

     Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the debentures, the holders of the trust preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of the Trust Preferred Securities -- Liquidation distribution upon termination."

     Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our stockholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to holders of the trust preferred securities the amounts due to the holders pursuant to the terms of the trust preferred securities, the positions of a holder of the trust preferred securities and a holder of the debentures relative to our other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

                        FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following summary of the material federal income tax considerations that may be relevant to the purchasers of trust preferred securities represents the opinion of Rothgerber Johnson & Lyons LLP, counsel to us and the trust insofar as it relates to matters of law and legal conclusions. The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of trust preferred securities may differ from the treatment described below. In rendering its opinion, Rothgerber Johnson & Lyons LLP has not sought a ruling from the Internal Revenue Service as to any tax consequences, and its opinion is not binding on the Internal Revenue Service.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting purchasers of trust preferred securities. Moreover, the discussion generally focuses on holders of trust preferred securities who are individual citizens or residents of the United States and who acquire trust preferred securities on their original issue at their offering price and hold trust preferred securities as capital assets. The discussion has only limited application to dealers in securities, corporations, estates, trusts or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment. The following summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to stockholders, partners or beneficiaries of a holder of trust preferred securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the trust preferred securities. Accordingly, each prospective investor should consult, and should rely exclusively on, the investor's own tax advisors in analyzing the
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federal, state, local and foreign tax consequences of the purchase, ownership or disposition of trust preferred securities.

CLASSIFICATION OF THE DEBENTURES

     In accordance with the opinion of Rothgerber Johnson & Lyons LLP, that the debentures will be classified for federal income tax purposes as our indebtedness under current federal tax law, we intend to treat the debentures as indebtedness for federal income tax purposes and, that by acceptance of a trust preferred security, each holder covenants to treat the debentures as indebtedness and the trust preferred securities as evidence of an indirect beneficial ownership interest in the debentures. No assurance can be given, however, that this position will not be challenged by the Internal Revenue Service or, if challenged, that it will not be successful. The remainder of this discussion assumes that the debentures will be classified for federal income tax purposes as our indebtedness.

CLASSIFICATION OF THE TRUST

     With respect to the trust preferred securities, Rothgerber Johnson & Lyons LLP has rendered its opinion generally to the effect that, assuming full compliance with the terms of the trust agreement and indenture, the trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for federal income tax purposes, each holder of trust preferred securities generally will be treated as owning an undivided beneficial interest in the debentures, and each holder will be required to include in its gross income any interest with respect to the debentures at the time such interest is accrued or is received, in accordance with the holder's method of accounting. If the debentures were determined to be subject to the original issue discount -- OID -- rules, each holder would instead be required to include in its gross income any OID accrued with respect to its allocable share of the debentures whether or not cash were actually distributed to the holder.

INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

     United States taxpayers, including cash basis taxpayers that hold debt instruments issued with OID must generally include such OID in income as it accrues on a constant yield method even if there is not a corresponding receipt of cash attributable to such income. Debt instruments such as the debentures will generally be treated as issued with OID if the stated interest on the instrument does not constitute "qualified stated interest." Qualified stated interest is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether stated interest on an instrument is unconditionally payable and thus constitutes qualified stated interest, remote contingencies as to the timely payment of stated interest are ignored. In the case of the debentures, we have concluded that the likelihood of exercising our option to defer payments of interest is remote.

     Rothgerber Johnson & Lyons LLP has rendered its opinion that if we actually exercise our option to defer the payment of interest, the debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all stated interest would thereafter be treated as OID as long as the debentures remained outstanding. In such event, all of a United States person's taxable interest income in respect of the debentures would constitute OID that would have to be included in income on a constant yield method before the receipt of the cash attributable to such income, regardless of such person's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of trust preferred securities would be required to include such OID in gross income even though we would not make any actual cash payments during an extension period.

     Rothgerber Johnson & Lyons LLP's opinion also states that because income on the trust preferred securities will constitute interest, corporate holders of trust preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the trust preferred securities.

MARKET DISCOUNT AND ACQUISITION PREMIUM

     Holders of trust preferred securities other than holders who purchased the trust preferred securities upon original issuance may be considered to have acquired their undivided interests in the debentures with "market

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discount" or "acquisition premium" as these phrases are defined for federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the trust preferred securities.

RECEIPT OF DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

     Under the circumstances described under "Description of the Trust Preferred Securities -- Redemption or exchange" and "Liquidation distribution upon termination," the debentures may be distributed to holders of trust preferred securities upon a liquidation of the trust. According to the opinion rendered by Rothgerber Johnson & Lyons LLP, a distribution of the debentures to holders of the trust preferred securities upon liquidation of the trust would be treated as a nontaxable event to the holder and would result in the holder having an aggregate tax basis in the debentures received in the liquidation equal to the holder's aggregate tax basis in the trust preferred securities immediately before the distribution. A holder's holding period in debentures received in liquidation of the trust would include the period for which the holder held the trust preferred securities.

     If, however, a Tax Event occurs which results in the trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the trust preferred securities. Under certain circumstances, the debentures may be redeemed for cash and the proceeds of the redemption distributed to holders in redemption of their trust preferred securities. Rothgerber Johnson & Lyons LLP has rendered its opinion that redemption of the debentures for cash, to the extent that such redemption constitutes a complete redemption, constitutes a taxable disposition of the redeemed trust preferred securities, and a holder for federal income tax purposes, should recognize gain or loss as if the holder sold the trust preferred securities for cash.

DISPOSITION OF TRUST PREFERRED SECURITIES

     Rothgerber Johnson & Lyons LLP has given its opinion that a holder that sells trust preferred securities will recognize gain or loss equal to the difference between the amount realized on the sale of the trust preferred securities and the holder's adjusted tax basis in the trust preferred securities. A holder's adjusted tax basis in the trust preferred securities generally will be its initial purchase price increased by OID previously includable in the holder's gross income to the date of disposition and decreased by payments received on the trust preferred securities to the date of disposition. A gain or loss of this kind will generally be a capital gain or loss and will be a long-term capital gain or loss if the trust preferred securities have been held for more than one year at the time of sale.

     The trust preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying debentures. According to the opinion of Rothgerber Johnson & Lyons LLP, a holder that disposes of its trust preferred securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the debentures through the date of disposition in income as ordinary income, and to add the amount to its adjusted tax basis in its proportionate share of the underlying debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis a holder will recognize a capital loss. The adjusted basis would include, in the form of OID, all accrued but unpaid interest. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The amount of qualified stated interest, or, if applicable, OID, accrued on the trust preferred securities held of record by individual citizens or residents of the United States, or certain trusts, estates and partnerships, will be reported to the Internal Revenue Service on Forms 1099-INT, or, where applicable, forms 1099-OID, which forms should be mailed to the holders by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the trust preferred securities may be subject to a "backup" withholding tax unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability, provided the required information is provided to the Internal Revenue Service.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A HOLDER OF TRUST PREFERRED SECURITIES. HOLDERS OF TRUST PREFERRED SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

     Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, or Section 4975 of the Internal Revenue Code, generally may purchase trust preferred securities, subject to the investing fiduciary's determination that the investment in trust preferred securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the plan.

     In any case, with respect to certain plans, we and/or any of our affiliates may be considered a "party in interest," within the meaning of ERISA, or a "disqualified person" within the meaning of Section 4975 of the Internal Revenue Code. These plans generally include plans maintained or sponsored by, or contributed to by, any such persons with respect to which we or any of our affiliates are a fiduciary or plans for which we or any of our affiliates provide services. The acquisition and ownership of trust preferred securities by a plan, or by an individual retirement arrangement or other plans described in
Section 4975(e)(1) of the Internal Revenue Code, with respect to which we or any of our affiliates are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the trust preferred securities are acquired pursuant to and in accordance with an applicable exemption.

     As a result, plans to which we or any of our affiliates is a party in interest or a disqualified person should not acquire trust preferred securities unless the trust preferred securities are acquired pursuant to an applicable exemption. Any other plans or other entities whose assets include plan assets subject to ERISA or Section 4975 of the Internal Revenue Code proposing to acquire trust preferred securities should consult with their own counsel.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement among us, the trust and the underwriters listed in the table below for whom Howe Barnes Investments, Inc. is acting as representative, the underwriters have severally agreed to purchase from the trust an aggregate of 1,000,000 trust preferred securities in the amounts set forth opposite their respective names.

UNDERWRITERS                                                   NUMBER OF TRUST PREFERRED SECURITIES
------------                                                   ------------------------------------
Howe Barnes Investments, Inc. ..............................
          Total.............................................
                                                                            ---------
                                                                            1,000,000
                                                                            =========

     The underwriting agreement requires the underwriters to accept and pay for all of the trust preferred securities, if any are taken. In addition, the underwriting agreement sets forth customary conditions that we and the trust must satisfy before the underwriters are obligated to purchase the trust preferred securities. These conditions include the accuracy of specific representations and warranties and the receipt of opinions of counsel and reports from accountants as to our status and the status of the trust and the trust preferred securities.

     The trust has granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to an additional 150,000 trust preferred securities at the same price per trust preferred security to be paid by the underwriters for the other trust preferred securities offered by this prospectus. If the underwriters purchase any of the additional trust preferred securities under this option, each underwriter will be committed to purchase the additional trust preferred securities in approximately the same proportion as set forth in the table above. The underwriters may exercise the option only for the purpose of covering over-allotments, if any, in connection with the distribution of the trust preferred securities offered by this prospectus.

     The table below shows the price and proceeds on a per trust preferred security and aggregate basis assuming no sales are directed by us:


                                                              PER TRUST
                                                              PREFERRED
                                                              SECURITY      TOTAL
                                                              ---------   ----------
Public offering price.......................................   $ 8.00     $8,000,000
Proceeds to the trust.......................................   $ 8.00     $8,000,000
Underwriting fees to be paid by Front Range Capital
  Corporation...............................................   $ 0.40     $  400,000
Proceeds to Front Range Capital Corporation.................   $ 7.60     $7,600,000


     The proceeds we will receive as shown in the table above do not reflect estimated expenses of $400,000 payable by us.


     All of the proceeds to the trust will be used to purchase the debentures from us. We have agreed to pay the underwriters 5.00% of the public offering price per trust preferred security for an aggregate of $400,000, for arranging the sale of the trust preferred securities -- unless we direct the sale, in which case we will pay the underwriters 3.50% of the public offering price for such sales -- and the subsequent investment in the debentures.


     The underwriters propose to offer the trust preferred securities in part directly to the public at the initial public offering price set forth above, and in part to securities dealers at this price less a concession not in excess of
$     per trust preferred security. The underwriters may allow, and the dealers
may reallow, a concession not in excess of $     per trust preferred security to
brokers and dealers. After the trust preferred securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

     We and the trust have agreed to indemnify the underwriters against several liabilities, including liabilities under the Securities Act. Generally, the indemnification provisions in the underwriting agreement provide for full indemnification of the underwriters in actions related to the disclosure in this prospectus unless such disclosure was provided by the underwriters specifically for use in this prospectus.

     In connection with the offering, the underwriters may purchase and sell the trust preferred securities in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the trust preferred securities; and syndicate short positions involve the sale by the underwriters of a greater number of securities than they are required to purchase from us in the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their own account may be reclaimed by the syndicate if the trust preferred securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the trust preferred securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     In connection with the offer and sale of the trust preferred securities, the underwriters will comply with Rule 2810 under the NASD Conduct Rules. The underwriters have advised us and the trust that they will not confirm any sales of trust preferred securities to any discretionary accounts.

                                 LEGAL MATTERS

     Certain legal matters, including matters relating to federal income tax considerations, for us and the trust will be passed upon by Rothgerber Johnson & Lyons LLP, counsel to us and the trust. Certain legal matters will be passed upon for the underwriters by Chapman and Cutler, Chicago, Illinois. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon on behalf of us and the trust by Morris, James, Hitchens & Williams LLP, special Delaware counsel to the trust and us.

                                    EXPERTS

     The consolidated financial statements of the company as of September 30, 2000 and for each of the two years in the period ended December 31, 1999, are included in this prospectus. The consolidated financial statements of the Company ended December 31, 1999 and for each of the two years in the period ended December 31, 1999 have been audited by Fortner, Bayens, Levkulich and Co., P.C., independent auditors, as stated in their report appearing herein, and are included in reliance upon such report given upon their authority as experts in accounting and auditing.

                         WHERE YOU CAN FIND INFORMATION

     This prospectus is a part of a Registration Statement on Form SB-2 filed by us and the trust with the Securities and Exchange Commission under the Securities Act, with respect to the trust preferred securities, the debentures and the guarantee. This prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the Registration Statement, including the exhibits to the Registration Statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

     As a result of this offering, we will be required to file periodic reports, proxy statements and other information with the SEC. Our filings will be available to the public over the Internet at the SEC's web site. The address of that site is http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at

500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 75 Park Place, Room 1400, New York, New York 10007. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

     You should not rely on any information not contained in this prospectus. We have not, and our underwriters have not, authorized any person to provide you with any information different from or inconsistent with that contained in this prospectus. We are not, and our underwriters are not, making an offer to sell these securities in any jurisdictions where the offer or sale is not permitted.

     You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report on the Consolidated Financial
  Statements................................................  F-2
Consolidated Balance Sheets as of September 30, 2000
  (Unaudited) and December 31, 1999.........................  F-3
Consolidated Statements of Income for the Nine Months Ended
  September 30, 2000 and 1999 (Unaudited) and the Years
  Ended December 31, 1999 and 1998..........................  F-4
Consolidated Statements of Shareholders' Equity for the
  Years Ended December 31, 1999 and 1998 and the Nine Months
  Ended September 30, 2000 (Unaudited)......................  F-5
Consolidated Statements of Cash Flows for the Nine Months
  Ended September 30, 2000 and 1999 (Unaudited) and the
  Years Ended December 31, 1999 and 1998....................  F-6
Notes to Consolidated Financial Statements..................  F-7

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Front Range Capital Corporation and Subsidiary
Louisville, Colorado

     We have audited the accompanying consolidated balance sheet of Front Range Capital Corporation and Subsidiary as of December 31, 1999 and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Front Range Capital Corporation and Subsidiary at December 31, 1999 and the consolidated results of their operations and consolidated cash flows for each of the two years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                               FORTNER, BAYENS, LEVKULICH & CO.,
                                                                            P.C.

Denver, Colorado
February 15, 2000

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                                                              -------------   ------------
                                                               (UNAUDITED)
                                          ASSETS

Cash and due from banks.....................................    $  7,177        $  7,782
Interest-bearing deposits in banks..........................         108              99
                                                                --------        --------
  Cash and cash equivalents.................................       7,285           7,881
Securities available for sale...............................      25,245          22,193
Federal Home Loan Bank stock, at cost.......................       1,258             724
Loans, net of unearned income...............................     154,257         130,708
Less allowance for loan losses..............................      (1,652)         (1,411)
                                                                --------        --------
  Net loans.................................................     152,605         129,297
Premises and equipment, net.................................       8,003           7,092
Accrued interest receivable.................................       1,170             871
Income taxes receivable.....................................          99              --
Deferred income taxes.......................................         817           1,001
Other assets................................................       3,786           3,631
                                                                --------        --------
                                                                $200,268        $172,690
                                                                ========        ========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Deposits
     Noninterest-bearing....................................    $ 35,122        $ 26,566
     Interest-bearing.......................................     132,262         115,360
                                                                --------        --------
          Total deposits....................................     167,384         141,926
  Federal funds purchased...................................       4,000           9,200
  Other short-term funds borrowed...........................       6,000              --
  Income taxes payable......................................          --             135
  Long-term debt............................................      12,197          12,627
  Accrued interest payable..................................         553             396
  Other liabilities.........................................       1,237             944
                                                                --------        --------
          Total liabilities.................................     191,371         165,228
Commitments and contingencies (notes H, J and K)
Stockholders' equity
  Preferred stock, authorized 100,000,000 shares of $.001
     par value; issued 10,500 shares........................          --              --
  Common stock, authorized 200,000,000 shares of $.001 par
     value; 1,327,744 shares issued and outstanding.........           1               1
  Capital surplus...........................................       4,616           4,616
  Retained earnings.........................................       4,662           3,537
  Accumulated other comprehensive loss......................        (382)           (692)
                                                                --------        --------
                                                                   8,897           7,462
                                                                --------        --------
                                                                $200,268        $172,690
                                                                ========        ========

        The accompanying notes are an integral part of these statements.

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           NINE MONTHS ENDED      YEARS ENDED
                                                             SEPTEMBER 30,        DECEMBER 31,
                                                           ------------------   ----------------
                                                             2000      1999      1999      1998
                                                           --------   -------   -------   ------
                                                              (UNAUDITED)
Interest income
  Interest and fees on loans.............................  $11,486    $8,260    $11,628   $8,166
  Interest on investment securities
     Taxable.............................................      818       724        962      951
     Exempt from federal income tax......................      334       300        401      213
  Other interest income..................................        2         8          9      122
                                                           -------    ------    -------   ------
          Total interest income..........................   12,640     9,292     13,000    9,452
Interest expense
  Interest on deposits...................................    4,295     2,963      4,224    3,544
  Federal funds purchased................................      264       136        207       37
  Other short-term funds borrowed........................      153        --         --       --
  Long-term debt.........................................      828       472        657      202
                                                           -------    ------    -------   ------
          Total interest expense.........................    5,540     3,571      5,088    3,783
                                                           -------    ------    -------   ------
Net interest income......................................    7,100     5,721      7,912    5,669
Provision for loan losses................................      265       292        402      421
                                                           -------    ------    -------   ------
Net interest income after provision for loan losses......    6,835     5,429      7,510    5,248
Noninterest income
  Service charges on deposit accounts....................      610       529        732      570
  Gain (loss) on sale of investment securities...........       --         7          7        8
  Loan origination fees..................................      194       161        228       60
  Other..................................................      311       162        230      233
                                                           -------    ------    -------   ------
          Total noninterest income.......................    1,115       859      1,197      871
Noninterest expense
  Salaries and benefits..................................    3,528     2,690      3,663    2,647
  Occupancy expense......................................      645       388        519      500
  Furniture and equipment................................      449       368        497      366
  Data processing........................................      433       278        389      288
  Other..................................................    1,361     1,253      1,704    1,649
                                                           -------    ------    -------   ------
          Total noninterest expense......................    6,416     4,977      6,772    5,450
                                                           -------    ------    -------   ------
Income before income taxes...............................    1,534     1,311      1,935      669
Income tax expense.......................................      409       429        573      155
                                                           -------    ------    -------   ------
NET INCOME...............................................  $ 1,125    $  882    $ 1,362   $  514
                                                           =======    ======    =======   ======
EARNINGS PER SHARE
  Basic..................................................  $  0.85    $ 0.66    $  1.03   $ 0.42
                                                           =======    ======    =======   ======
  Diluted................................................  $  0.84    $ 0.66    $  1.02   $ 0.42
                                                           =======    ======    =======   ======

        The accompanying notes are an integral part of these statements.

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1999 AND 1998
              AND NINE MONTHS ENDED SEPTEMBER 30, 2000 (UNAUDITED)

                                                                               ACCUMULATED
                                                                                  OTHER
                                                                              COMPREHENSIVE
                                    PREFERRED   COMMON   CAPITAL   RETAINED      COMMON
                                      STOCK     STOCK    SURPLUS   EARNINGS   INCOME (LOSS)   TOTAL
                                    ---------   ------   -------   --------   -------------   ------
                                             (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE AT JANUARY 1, 1998........     $--        $1     $2,927     $1,661        $  47       $4,636
Sale of common stock..............     --         --      1,665         --           --        1,665
Comprehensive income
  Net income......................     --         --         --        514           --          514
  Change in net unrealized gain
     (loss) on securities
     available for sale, net of
     taxes........................     --         --         --         --           47           47
                                                                                              ------
          Total comprehensive
            income................                                                               561
                                       --         --     ------     ------        -----       ------
BALANCE AT DECEMBER 31, 1998......     --          1      4,592      2,175           94        6,862
Sale of common stock..............     --         --         24         --           --           24
Comprehensive income
  Net income......................     --         --         --      1,362           --        1,362
  Change in net unrealized gain
     (loss) on securities
     available for sale, net of
     taxes........................     --         --         --         --         (786)        (786)
                                                                                              ------
          Total comprehensive
            income................                                                               576
                                       --         --     ------     ------        -----       ------
BALANCE AT DECEMBER 31, 1999......     --          1      4,616      3,537         (692)       7,462
Comprehensive income
  Net income (unaudited)..........     --         --         --      1,125           --        1,125
  Change in net unrealized gain
     (loss) on securities
     available for sale, net of
     taxes (unaudited)............     --         --         --         --          310          310
                                       --         --     ------     ------        -----       ------
          Total comprehensive
            income (unaudited)....                                                             1,435
                                       --         --     ------     ------        -----       ------
BALANCE AT SEPTEMBER 30, 2000
  (UNAUDITED).....................     $--        $1     $4,616     $4,662        $(382)      $8,897
                                       ==         ==     ======     ======        =====       ======

        The accompanying notes are an integral part of these statements.

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                               NINE MONTHS ENDED        YEARS ENDED
                                                                 SEPTEMBER 30,         DECEMBER 31,
                                                              -------------------   -------------------
                                                                2000       1999       1999       1998
                                                              --------   --------   --------   --------
                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................  $  1,125   $    882   $  1,362   $    514
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................       522        424        564        426
  Net amortization of securities............................        25         43         36         26
  Stock dividends received..................................        --        (69)       (97)       (21)
  Provision for loan losses.................................       265        292        402        421
  Deferred income taxes.....................................       (24)       231       (130)      (170)
  (Gain) loss on sales of securities, net...................        --         (7)        (7)        (8)
  Loss on sale of foreclosed assets.........................        --         --         --         45
  Changes in deferrals and accruals:
    Accrued interest receivable.............................      (299)      (198)      (127)      (191)
    Other assets............................................      (158)    (1,487)    (1,621)    (1,025)
    Income taxes payable....................................      (234)      (140)       134       (132)
    Accrued interest payable................................       157         29        121         51
    Other liabilities.......................................       293        647        207        166
    (Gain) loss on disposal of equipment....................         6         --         --         17
                                                              --------   --------   --------   --------
         NET CASH PROVIDED BY (USED IN) OPERATING
           ACTIVITIES.......................................     1,676        647        844        119
CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in federal funds sold..........................        --       (580)        --         --
Proceeds from the sale of securities available for sale.....       600      3,200      3,200      7,725
Proceeds from the maturities of securities available for
  sale......................................................       959      1,085      3,034      5,004
Purchase of securities available for sale...................    (4,652)    (6,743)    (6,752)   (23,769)
Increase in loans...........................................   (23,574)   (23,783)   (39,120)   (32,804)
Purchase of premises and equipment, net.....................    (1,435)    (2,235)    (2,684)    (1,057)
Proceeds from sale of foreclosed assets.....................        --        243        243         --
                                                              --------   --------   --------   --------
         NET CASH USED IN INVESTING ACTIVITIES..............   (28,102)   (28,813)   (42,079)   (44,901)
CASH FLOWS FROM FINANCING ACTIVITIES
Net cash (used) provided by
  Deposits..................................................    25,458     22,612     26,992     30,795
  Federal funds purchased...................................    (5,200)        --      9,200         --
  Short-term borrowings.....................................     6,000         --         --         --
Proceeds from long-term borrowings..........................       750      2,768      4,335      9,450
Payments on long-term borrowings............................    (1,180)      (159)      (645)    (1,550)
Sale of common stock........................................        --         24         24      1,665
                                                              --------   --------   --------   --------
         NET CASH PROVIDED BY FINANCING ACTIVITIES..........    25,828     25,245     39,906     40,360
                                                              --------   --------   --------   --------
         NET DECREASE IN CASH AND CASH EQUIVALENTS..........      (596)    (2,921)    (1,329)    (4,422)
         CASH AND CASH EQUIVALENTS -- BEGINNING OF PERIOD...     7,881      9,210      9,210     13,632
                                                              --------   --------   --------   --------
         CASH AND CASH EQUIVALENTS -- END OF PERIOD.........  $  7,285   $  6,289   $  7,881   $  9,210
                                                              ========   ========   ========   ========
Supplemental disclosures of cash flow information
  Cash paid during the period for:
    Interest................................................  $  5,383   $  3,542   $  4,968   $  3,732
    Income taxes............................................       627        355        600        456

        The accompanying notes are an integral part of these statements.

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 IS
                                   UNAUDITED)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     Front Range Capital Corporation (the Company) was incorporated for the purposes of owning shares of and acting as parent holding company for Heritage Bank (the Bank). The Bank provides a full range of banking and mortgage services to individual and corporate customers principally in Boulder County and the Denver metropolitan area. A majority of the Bank's loans are related to real estate and commercial activities. Borrowers' abilities to honor their loans are dependent upon the continued economic viability of the area. The Bank is subject to competition from other financial institutions for loans and deposit accounts. The Bank is also subject to regulation by certain governmental agencies and undergoes periodic examinations by those regulatory agencies.

  Principles of Consolidation

     The consolidated financial statements include Front Range Capital Corporation ("the Company") and its wholly-owned subsidiary, Heritage Bank ("the Bank"). All significant intercompany balances and transactions have been eliminated in consolidation.

  Basis of Financial Statement Presentation

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties and assesses estimated future cash flows from borrowers' operations and the liquidation of loan collateral.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans and foreclosed assets, changes in economic conditions may necessitate revisions in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and valuation of foreclosed real estate. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.

  Cash and Cash Equivalents

     For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which mature within ninety days.

  Investment Securities

     Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. The Company has designated all securities as available for sale.

     Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in fair value of held-to-maturity and available-for-sale securities below their

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 IS
                                   UNAUDITED)

cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

  Loans

     Loans are reported net of unearned income. Interest income is accrued on the unpaid principal balances as earned. Loan and commitment fees are deferred and recognized over the life of the loan and/or commitment period as yield adjustments.

     The Company grants real estate, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate and commercial loans throughout the Boulder and Louisville, Colorado areas. The ability of the Company's borrowers to honor their contracts is dependent upon the real estate and general economic conditions in this area.

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

     The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

     All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

     The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

     A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 IS
                                   UNAUDITED)

at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

     Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

  Premises and Equipment

     Company premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed generally on the straight-line method over the assets useful lives. Land is carried at cost.

  Foreclosed Assets

     Foreclosed assets, which are included in other assets, are assets acquired through, or in lieu of, loan foreclosure and are held for sale. These assets are initially recorded at the lower of cost basis or fair value at the date of foreclosure. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

  Goodwill

     Goodwill is amortized on a straight-line basis over twenty-five years. Other assets include goodwill of $136,000 at December 31, 1999.

  Income Taxes

     Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

  Preferred Stock

     Preferred stock consists of 5,000 shares of 1987 Series A 8% non-cumulative convertible preferred stock of the Company ("1987 Preferred Stock") outstanding, and 5,500 shares of 1988 Series A 8% non-cumulative convertible non-voting preferred stock of the Company ("1988 Preferred Stock") outstanding. The Company has no other classes of capital stock. Each share of the 1987 Preferred Stock and each share of the 1988 Preferred Stock is convertible into one share of common stock.

  Comprehensive Income

     The Company has adopted SFAS 130, Reporting Comprehensive
Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS 130 had no effect on the Company's net income or shareholders' equity.

     The Company discloses comprehensive income in the Statement of Stockholders' Equity.

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 IS
                                   UNAUDITED)

  Earnings per Share

     The Company computes earnings per share in accordance with Financial Accounting Standard No. 128, Earnings per Share. Basic earnings per share is based on the weighted average number of common shares outstanding during each period. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period plus dilutive securities. Common shares used in the determination of basic and diluted earnings per share follow:

                                             NINE MONTHS ENDED          YEARS ENDED
                                               SEPTEMBER 30,           DECEMBER 31,
                                           ---------------------   ---------------------
                                             2000        1999        1999        1998
                                           ---------   ---------   ---------   ---------
                                                (UNAUDITED)
Basic
  Weighted average common shares
     outstanding.........................  1,327,744   1,326,623   1,326,906   1,225,391
Effect of dilutive securities Convertible
  preferred stock........................     10,500      10,500      10,500      10,500
                                           ---------   ---------   ---------   ---------
Diluted..................................  1,338,244   1,337,123   1,337,406   1,235,891
                                           =========   =========   =========   =========

  Recently Issued Accounting Standards

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", establishes accounting and reporting standards for derivative instruments and requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This statement is effective for periods beginning June 15, 2000. Management believes the implementation of this pronouncement will not have a material effect on the Company's financial statements.

  Interim Financial Information (Unaudited)

     The unaudited interim financial statements have been prepared in conformity with generally accepted accounting principles and include all adjustments which are, in the opinion of management, normal and recurring in nature and necessary to a fair presentation of the interim periods presented. Results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the full year.

NOTE B -- CASH AND DUE FROM BANKS

     The Bank is required by the Federal Reserve Bank to maintain an average reserve balance. "Cash and due from banks" in the consolidated balance sheet at December 31, 1999 includes amounts so restricted of approximately $1,049,000.

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 IS
                                   UNAUDITED)

NOTE C -- INVESTMENT SECURITIES

     At December 31, 1999, the Company had securities with the following amortized cost and estimated fair market values (in thousands):

                                                                         GROSS      ESTIMATED
                                              AMORTIZED                UNREALIZED    MARKET
                                                COST        GAINS        LOSSES       VALUE
                                              ---------   ----------   ----------   ---------
Securities available for sale
  U.S. Treasury securities..................   $ 1,099       $--        $    (5)     $ 1,094
  U.S. government agency securities.........     6,679        11           (125)       6,565
  Mortgage-backed securities................     4,928        --           (251)       4,677
  State and municipal securities............     9,012         1           (664)       8,349
  Corporate securities......................     1,172        --            (41)       1,131
  Equity securities.........................       226        --             --          226
  Other investments.........................       181        --            (30)         151
                                               -------       ---        -------      -------
                                               $23,297       $12        $(1,116)     $22,193
                                               =======       ===        =======      =======

     The amortized cost and estimated market value of debt securities at December 31, 1999 by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                          ESTIMATED
                                                              AMORTIZED    MARKET
                                                                COST        VALUE
                                                              ---------   ---------
Due in one year or less.....................................   $ 1,016     $ 1,017
Due after one year through five years.......................     7,257       7,150
Due after five years through ten years......................     2,938       2,805
Due after ten years.........................................     7,158       6,544
                                                               -------     -------
                                                                18,369      17,516
Mortgage-backed securities..................................     4,928       4,677
                                                               -------     -------
                                                               $23,297     $22,193
                                                               =======     =======

     Securities with carrying amount of approximately $9,447,000 at December 31, 1999 were pledged as collateral for public deposits and for other purposes as required or permitted by law.

     Available for sale securities were sold in 1999 for a gross gain $7,690. Gross realized losses amounted to $1,144.

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 IS
                                   UNAUDITED)

NOTE D -- LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

     The components of the loan portfolio are summarized as follows (in thousands):

                                                             SEPTEMBER 30,   DECEMBER 31,
                                                                 2000            1999
                                                             -------------   ------------
                                                              (UNAUDITED)
Real estate -- construction................................    $ 39,691        $ 29,684
Real estate -- commercial..................................      39,279          36,203
Real estate -- residential.................................      42,548          35,804
Commercial.................................................      27,309          24,110
Consumer...................................................       6,239           5,525
                                                               --------        --------
                                                                155,066         131,326
Less unearned income.......................................        (809)           (618)
                                                               --------        --------
                                                               $154,257        $130,708
                                                               --------        --------

     Transactions in the allowance for loan losses are as follows (in thousands):

                                                                               YEARS ENDED
                                                                              DECEMBER 31,
                                                       NINE MONTHS ENDED     ---------------
                                                      SEPTEMBER 30, 2000      1999     1998
                                                     ---------------------   ------   ------
                                                          (UNAUDITED)
Balance at beginning of year.......................         $1,411           $1,097   $  754
Provision for loan losses..........................            265              402      421
Loans charged off..................................            (32)             (92)     (85)
Recoveries.........................................              8                4        7
                                                            ------           ------   ------
Balance at end of period...........................         $1,652           $1,411   $1,097
                                                            ======           ======   ======

     The following is a summary of information pertaining to impaired loans (in thousands):

                                                              DECEMBER 31,
                                                              -------------
                                                              1999    1998
                                                              -----   -----
Total impaired loans........................................  $ 35    $393
Valuation allowance related to impaired loans...............     5      66
Average investment in impaired loans........................   251     314

     Interest income on impaired loans was not significant.

NOTE E -- PREMISES AND EQUIPMENT

     At December 31, 1999, premises and equipment, less accumulated depreciation and amortization, consisted of the following (in thousands):

Land........................................................  $1,008
Buildings...................................................   3,577
Furniture and equipment.....................................   1,876
Construction in progress....................................   2,191
                                                              ------
                                                               8,652
Less accumulated depreciation and amortization..............  (1,560)
                                                              ------
                                                              $7,092
                                                              ======

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 IS
                                   UNAUDITED)

NOTE F -- TIME DEPOSITS

     At December 31, 1999 the aggregate amount of time deposits of $100,000 or more was $19,352,000. Interest expense on these deposits was $845,000 for the year ended December 31, 1999.

     At December 31, 1999, the scheduled maturities of time deposits (in thousands) are as follows:

2000.......................................................  $39,033
2001.......................................................    3,947
2002.......................................................       --
2003.......................................................       20
                                                             -------
                                                             $43,000
                                                             =======

NOTE G -- LONG-TERM DEBT

     Long-term debt (debt with original maturities of more than one year) at December 31, 1999 consisted of the following (in thousands):

FRONT RANGE CAPITAL CORPORATION
Note payable to bank......................................   $ 1,960
Loans from shareholders (unsecured).......................     1,442
                                                             -------
                                                               3,402
HERITAGE BANK
Federal Home Loan Bank fixed-rate advances................     9,225
                                                             -------
                                                             $12,627
                                                             =======

     The note payable to bank is a secured note due October 5, 2000 and is collateralized by the common stock of Heritage Bank. The available line of credit on this note is $3,000,000 and the interest rate is adjustable to prime, which was 8.5% at December 31, 1999. The loans to shareholders are all unsecured notes payable with interest adjustable to prime and various maturity dates.

     The Federal Home Loan Bank fixed-rate advances are secured by investment securities and loans. At December 31, 1999 the interest rates ranged from 5.27% to 7.42%.

     Maturities of long-term debt outstanding at December 31, 1999 were as follows (in thousands):

                                                                             PARENT
                                                              CONSOLIDATED   COMPANY
                                                              ------------   -------
2000........................................................    $ 3,722      $2,392
2001........................................................      1,039         710
2002........................................................      1,329          --
2003........................................................      1,829         300
2004........................................................        329          --
Thereafter..................................................      4,379          --
                                                                -------      ------
          Total.............................................    $12,627      $3,402
                                                                =======      ======

NOTE H -- COMMITMENTS

     The Company conducts its operations in facilities leased under operating leases which expire at various dates through the year 2005.

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 IS
                                   UNAUDITED)

     The total future minimum rental commitments at December 31, 1999 are as follows (in thousands):

YEAR ENDING DECEMBER 31,
------------------------
  2000......................................................  $  370
  2001......................................................     385
  2002......................................................     377
  2003......................................................     377
  2004......................................................     284
  Thereafter................................................      19
                                                              ------
                                                              $1,812
                                                              ======

     Rental expense was $224,000 and $155,000 in 1999 and 1998, respectively, and includes certain contingent rental amounts such as increases in property taxes.

NOTE I -- INCOME TAXES

     Following is an analysis of income taxes included in the statements of income as of December 31 (in thousands):

                                                              1999    1998
                                                              -----   -----
Current
  Federal...................................................  $ 633   $ 310
  State.....................................................     70      15
                                                              -----   -----
                                                                703     325
Deferred
  Federal...................................................   (113)   (147)
  State.....................................................    (17)    (23)
                                                              -----   -----
                                                               (130)   (170)
                                                              -----   -----
                                                              $ 573   $ 155
                                                              =====   =====

     The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

                                                              YEARS ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                              1999   1998
                                                              ----   -----
Statutory federal tax rate..................................  34.0%   34.0%
Increase (decrease) resulting from
  State taxes, net of federal tax benefit...................   2.4     1.5
  Tax exempt income.........................................  (7.0)  (10.5)
  Other, net................................................    .2    (1.5)
                                                              ----   -----
Effective tax rates.........................................  29.6%   23.5%
                                                              ====   =====

     A deferred tax asset or liability is recognized for the tax consequences of temporary differences in the recognition of revenue and expense for financial reporting and tax purposes.

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 IS
                                   UNAUDITED)

     Listed below are the components of the net deferred income taxes at December 31, 1999 (in thousands):

Deferred tax assets
  Allowance for loan losses.................................  $  447
  Net unrealized loss on securities available-for-sale......     412
  Nonqualified employee retirement plan.....................     159
  Depreciation..............................................      19
                                                              ------
          Total deferred tax assets.........................   1,037
Deferred tax liabilities
  Federal Home Loan Bank stock dividends....................     (36)
                                                              ------
          Total deferred tax liabilities....................     (36)
                                                              ------
Net deferred tax asset......................................  $1,001
                                                              ======

NOTE J -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and stand-by letters of credit.

     Those instruments involve, to a varying degree, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     The following financial instruments were outstanding whose contract amounts represent credit risk (in thousands):

                                                            SEPTEMBER 30,   DECEMBER 31,
                                                                2000            1999
                                                            -------------   ------------
Commitments to extend credit..............................     $40,997        $29,545
Stand-by letters of credit................................       3,266          1,829

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

     Stand-by letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE K -- LEGAL CONTINGENCIES

     Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's consolidated financial statements.

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 IS
                                   UNAUDITED)

NOTE L -- REGULATORY MATTERS

     The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).

     As of December 31, 1999, the most recent notification from the Federal Reserve Bank categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. Accordingly, the Bank is not permitted to accept brokered or high rate deposits, as defined, without prior regulatory approval. Whereas the Bank has not relied on these funding sources in the past, this restriction is not anticipated to have an impact on the Bank's operations.

     At December 31, 1999, the Company's consolidated capital amounts and ratios were less than those required for capital adequacy purposes. The Company is considering various strategies for bringing the capital amounts and ratios into compliance with regulatory guidelines, including, but not limited to, the issuance of trust preferred securities.

     To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. Capital ratios as of December 31, 1999, are as follows:

                                                                             TO BE WELL
                                                                         CAPITALIZED UNDER
                                                        FOR CAPITAL      PROMPT CORRECTIVE
                                       ACTUAL        ADEQUACY PURPOSES   ACTION PROVISIONS
                                   ---------------   -----------------   ------------------
                                   AMOUNT    RATIO    AMOUNT    RATIO     AMOUNT     RATIO
                                   -------   -----   --------   ------   --------   -------
                                                    (DOLLARS IN THOUSANDS)
Total capital to risk weighted
  assets
  Consolidated...................  $ 9,398    6.4%   $11,764    $ 8.0%       N/A       N/A
  Bank...........................   12,756    8.7%    11,684    $ 8.0%   $14,605    $ 10.0%
Tier 1 capital to risk weighted
  assets
  Consolidated...................    7,987    5.4%     5,882    $ 4.0%       N/A       N/A
  Bank...........................   11,345    7.8%     5,842    $ 4.0%     8,763    $  6.0%
Tier 1 capital to average assets
  Consolidated...................    7,987    4.9%     6,559    $ 4.0%       N/A       N/A
  Bank...........................   11,345    6.9%     6,564    $ 4.0%     8,205    $  5.0%

NOTE M -- EMPLOYEE BENEFIT PLAN

     The Company has established a defined contribution pension plan covering substantially all employees. The plan allows employees to make salary deferrals and allows the Company to make discretionary matching

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 IS
                                   UNAUDITED)

and profit sharing contributions. Salaries and employee benefits expense includes $46,000 and $34,000 for this plan in 1999 and 1998, respectively.

     The Company also has deferred compensation agreements with key employees. Vesting is based upon age and years of service. Life insurance contracts have been purchased which may be used to fund these agreements. The cash surrender value of the life insurance contracts totals $3,106,000 at December 31, 1999 and is included in other assets. The 1999 and 1998 expenses related to the life insurance policies were $105,000 and $102,000, respectively.

NOTE N -- RELATED PARTY TRANSACTIONS

     In the ordinary course of business, certain directors and executive officers of the Company and the Bank were borrowers of the Bank. All loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons and did not involve more than the normal risk of collectibility. At December 31, 1999, these loans receivable aggregated $1,037,000.

NOTE O -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following summary presents the methodologies and assumptions used to estimate the fair value of the Company's financial instruments. The Company operates as a going concern and except for its investment portfolio, no active market exists for its financial instruments. Much of the information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts which will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different.

  Cash and Cash Equivalents

     For these short-term instruments, the carrying amount approximates fair value.

  Investments

     For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying amount of accrued interest receivable approximates its fair value.

  Loans

     The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For variable rate loans, the carrying amount is a reasonable estimate of fair value. For loans where collection of principal is in doubt, an allowance for losses has been estimated. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

  Deposits

     The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits is the amount payable on demand at the reporting date (i.e. their carrying amount). The fair value of fixed maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 IS
                                   UNAUDITED)

offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

  Commitments to Extend Credit, Standby Letters of Credit and Lines of Credit

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparts. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparts at the reporting date. There is no material difference between the notional amount and the estimated fair value of loan commitments and letters of credit. In addition, fees collected from these arrangements are considered to be immaterial.

     The following table presents estimated fair values of the Company's financial instruments as of December 31, 1999:

                                                              CARRYING
                                                               AMOUNT    FAIR VALUE
                                                              --------   ----------
                                                                 (IN THOUSANDS)
Financial assets
  Cash and due from banks...................................  $  7,782    $  7,782
  Interest bearing deposits.................................        99          99
  Securities available for sale.............................    22,193      22,193
  Federal Home Loan Bank stock..............................       724         724
  Loans, less allowance for loan losses.....................   129,297     127,926
  Accrued interest receivable...............................       871         871
Financial liabilities
  Deposits..................................................   141,926     141,904
  Federal funds purchased...................................     9,200       9,200
  Long-term debt............................................    12,627      12,627
  Accrued interest payable..................................       396         396

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 IS
                                   UNAUDITED)

NOTE P -- PARENT COMPANY FINANCIAL INFORMATION

     Following are summarized balance sheets and income statements of the Company on a parent company only basis at the periods indicated:

                        FRONT RANGE CAPITAL CORPORATION

                                 BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                                                              -------------   ------------
                                                               (UNAUDITED)
                                          ASSETS

Cash........................................................     $     5        $    58
Investment in subsidiary bank...............................      12,522         10,684
Due from subsidiary.........................................          --             16
Goodwill, net of amortization...............................         132            136
Other assets................................................          84             --
                                                                 -------        -------
                                                                 $12,743        $10,894
                                                                 =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Accrued interest payable..................................     $    54        $    30
  Notes payable.............................................       3,792          3,402
                                                                 -------        -------
     Total liabilities......................................       3,846          3,432
Stockholders' equity
  Preferred stock...........................................          --             --
  Common stock..............................................           1              1
  Capital surplus...........................................       4,616          4,616
  Retained earnings.........................................       4,662          3,537
  Accumulated other comprehensive income (loss).............        (382)          (692)
                                                                 -------        -------
                                                                   8,897          7,462
                                                                 -------        -------
                                                                 $12,743        $10,894
                                                                 =======        =======

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 IS
                                   UNAUDITED)

                        FRONT RANGE CAPITAL CORPORATION

                              STATEMENTS OF INCOME
                             (AMOUNTS IN THOUSANDS)

                                                              NINE MONTHS ENDED    YEARS ENDED
                                                                SEPTEMBER 30,      DECEMBER 31,
                                                              -----------------   --------------
                                                               2000      1999      1999    1998
                                                              -------   -------   ------   -----
                                                                 (UNAUDITED)
Revenue
  Dividends from bank.......................................  $   --    $   --    $   --   $  38
                                                              ------    ------    ------   -----
          Total revenue.....................................      --        --        --      38
Expenses
  Professional fees.........................................      33         1        10       4
  Other.....................................................       8         6         8       7
  Interest..................................................     252       139       201     149
                                                              ------    ------    ------   -----
          Total operating expenses..........................     293       146       219     160
Net operating income (loss).................................    (293)     (146)     (219)   (122)
Income tax benefit (expense)................................     125        --        80      58
                                                              ------    ------    ------   -----
  Income (loss) before equity in undistributed income of
     subsidiary.............................................    (168)     (146)     (139)    (64)
Equity in undistributed net income of subsidiary............   1,293     1,028     1,501     578
                                                              ------    ------    ------   -----
  NET INCOME................................................  $1,125    $  882    $1,362   $ 514
                                                              ======    ======    ======   =====

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 IS
                                   UNAUDITED)

                        FRONT RANGE CAPITAL CORPORATION

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                           NINE MONTHS ENDED      YEARS ENDED
                                                             SEPTEMBER 30,        DECEMBER 31,
                                                           ------------------   ----------------
                                                            2000       1999      1999     1998
                                                           -------   --------   ------   -------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...............................................  $1,125    $   882    $1,362   $   514
Adjustments to reconcile net income to net cash provided
  by operating activities
  Equity in undistributed earnings of subsidiaries.......  (1,293)    (1,028)   (1,501)     (578)
  Amortization of goodwill...............................       4          4         6         5
Changes in deferrals and accruals
  Accrued interest payable...............................      24         21        30       (10)
  Amount due from subsidiaries...........................      16        131       115       (57)
  Other..................................................    (841)        25        --        --
                                                           ------    -------    ------   -------
          NET CASH (USED IN) PROVIDED BY OPERATING
            ACTIVITIES...................................    (208)        35        12      (126)
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiary bank............................    (235)      (820)   (1,300)   (2,513)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term borrowings.......................     390        755     1,315     2,515
Payments on long-term borrowing..........................      --         --        --    (1,550)
Sale of common stock.....................................      --         24        24     1,665
                                                           ------    -------    ------   -------
          NET CASH PROVIDED BY FINANCING ACTIVITIES......     390        779     1,339     2,630
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....     (53)        (6)       51        (9)
CASH AND CASH EQUIVALENTS -- BEGINNING OF PERIOD.........      58          7         7        16
                                                           ------    -------    ------   -------
CASH AND CASH EQUIVALENTS -- END OF PERIOD...............  $    5    $     1    $   58   $     7
                                                           ======    =======    ======   =======

NOTE Q -- SUBSEQUENT EVENTS (UNAUDITED)

     On June 23, 2000, Front Range Capital Trust I was formed by filing a Certificate of Trust with the Secretary of State of the State of Delaware. The Company intends for the Trust to become its wholly-owned subsidiary upon the Company's purchase of all the Trust's common securities. Through September 30, 2000, the Trust had not issued any securities, and had no assets, liabilities or operations.

     On October 19, 2000, certain loans from stockholders totaling $1,317,000 were converted to 1,317 shares of the Company's 2000 series B Preferred Stock (2000 Preferred Stock). The 2000 Preferred Stock has a par value of $0.001 per share and a purchase price of $1,000 per share.

     Owners of 2000 Preferred Stock are entitled to receive annually, cumulative cash dividends in an amount equal to the prime rate, published in the Wall Street Journal, multiplied by the purchase price paid. Dividends accumulate from October 19, 2000 and will be paid quarterly beginning December 31, 2000. Dividends are payable at the discretion of the Board of Directors.

     The 2000 Preferred Stock is redeemable solely at the Company's option. The redemption price is $1,000 per share plus any accumulated and unpaid dividends as of the date of the redemption.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      1,000,000 TRUST PREFERRED SECURITIES

                          FRONT RANGE CAPITAL TRUST I

                       % CUMULATIVE TRUST PREFERRED SECURITIES
               FULLY, IRREVOCABLY AND UNCONDITIONALLY GUARANTEED
                           ON A SUBORDINATED BASIS BY

                        FRONT RANGE CAPITAL CORPORATION

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                         HOWE BARNES INVESTMENTS, INC.

                                           , 2000

     UNTIL             , 2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Articles of Incorporation of Front Range Capital Corporation (the "company" or "Front Range") require it to its indemnify officers, directors, agents and fiduciaries to the fullest extent permitted under the Colorado Business Corporations Act from and against any claim, liability or expense arising against him or her because he or she is or was a director, officer, agent or fiduciary or was serving another entity as a director, officer, agent, trustee, employee or fiduciary at the company's or the bank's request. Under Colorado law, a corporation may indemnify a director if the director 1) conducted himself or herself in good faith; 2) reasonably believed that his or her conduct was in the best interests of the corporation or at least was not opposed to the best interests of the corporation and 3) in the case of a criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful. In addition, under Colorado law, unless limited by the articles of incorporation, a corporation must indemnify a director wholly successful on the merits or otherwise, in the defense of a proceeding to which the director was a party because he or she is or was a director, against reasonable expenses incurred by the director in connection with the proceeding.

     Front Range's Articles of Incorporation and Bylaws provide that none of its directors will be liable to the company for monetary damages for any act or omission in the director's capacity as a director, except to the extent not permitted by law. Colorado law does not permit exculpation of liability in the case of 1) a breach of the director's duty of loyalty to the company or its shareholders; 2) acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law; 3) a transaction from which a director received an improper personal benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or 4) an act related to an unlawful distribution of corporate assets.

     Pursuant to the Underwriting Agreement, a form of which is filed as Exhibit
1.1 to this Registration Statement, the Underwriter has agreed to indemnify the directors, officers and controlling persons of the company against certain civil liabilities that may be incurred in connection with this Offering, including certain liabilities under the Securities Act.

     Front Range may provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Front Range, whether or not Front Range would have the power to indemnify such person against such liability, as permitted by law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated fees and expenses incurred by the Registrants in connection with the sale and distribution of the securities being registered are as follows:

Securities and Exchange Commission registration fee.........      3,960
American Stock Exchange listing fee.........................     55,000
National Association of Securities Dealers, Inc. filing
  fee.......................................................      2,000
Printing and mailing expenses...............................    100,000
Legal fees and expenses of counsel for the Registrants......    150,000
Accounting fees and expenses................................     50,000
Blue Sky filing fees and expenses (includes legal fees and
  expenses).................................................      1,000
Transfer Agent fees.........................................      5,000
Trustee fees and expenses...................................     15,000
Miscellaneous expenses......................................     18,040
                                                               --------
          Total.............................................   $400,000
                                                               ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     In July of 1998, we issued 139,267 shares of our common stock to certain individuals at $12.00 per share in a private placement. Each sale was for cash and was made pursuant to the registration exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the "Act"), and Regulation D promulgated thereunder. Each of the investors was accredited as that term is defined in Rule 501 of Regulation D or otherwise met the requirements of Rule 506 of Regulation
D. Each of the purchasers purchased the security for their own account without an aim toward distribution. The sales to the purchasers were made without general solicitation or advertising.

     On June 14, 1999, we issued 2,000 shares of our common stock to a single individual at $12.00 per share. This transaction was for cash and was made pursuant to the registration exemption provided by Section 4(2) of the Act.

     On October 19, 2000, we issued 1,317 shares of our series B preferred stock in exchange for promissory notes held by certain of our common stockholders. Each sale was made pursuant to the registration exemption provided by Section 4(2) of the Act and Regulation D promulgated thereunder. Each of the investors was accredited as that term is defined in Rule 501 of Regulation D or otherwise met the requirements of Rule 506 of Regulation D. Each purchaser purchased the security for their own account without an aim toward distribution. The sales to the purchasers were made without general solicitation or advertising.

ITEM 27. EXHIBITS

     The following documents are filed as exhibits to this Registration
Statement:


      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          1.1*           -- Form of Underwriting Agreement
          3.1*           -- Articles of Incorporation of Front Range Capital
                            Corporation
          3.2*           -- Bylaws of Front Range Capital Corporation
          4.1*           -- Revised Form of Indenture by and between Front Range
                            Capital Corporation and Wilmington Trust Company
          4.2*           -- Revised Form of Subordinated Debenture (included as an
                            exhibit to Exhibit 4.1)
          4.3*           -- Certificate of Trust, as amended and restated
          4.4*           -- Trust Agreement
          4.5*           -- Revised Form of Amended and Restated Trust Agreement
                            between Front Range Capital Corporation and Wilmington
                            Trust Company
          4.6*           -- Revised Form of Trust Preferred Securities Certificate
                            (included as an exhibit to Exhibit 4.5)
          4.7*           -- Revised Form of Trust Preferred Securities Guarantee
                            Agreement
          4.8*           -- Revised Form of Agreement of Expenses and Liabilities
                            (included as an exhibit to Exhibit 4.5)
          5.1*           -- Opinion of Rothgerber, Johnson & Lyons LLP as to the
                            legality of the securities being offered
          5.2*           -- Opinion of Morris, James, Hitchens & Williams LLP as to
                            matters of Delaware law
          8.1*           -- Revised Opinion of Rothgerber, Johnson & Lyons LLP as to
                            certain tax matters
         10.1*           -- Lease Agreement between Lafayette State Bank and Fruehauf
                            Investments Ltd.
         10.2*           -- Lease Agreement between Heritage Bank and 901 Walnut
                            Street, LLC
         10.3*           -- Loan Agreement between Front Range Capital Corporation
                            and Bankers' Bank of the West

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.4*           -- Promissory Note by Front Range Capital Corporation
                            payable to Robert W. and Carol D. Lathrop
         10.5*           -- Promissory Note by Front Range Capital Corporation
                            payable to Bankers' Bank of the West
         10.6*           -- Promissory Note by Front Range Capital Corporation
                            payable to Carol Ann Imel
         10.7*           -- Amendment and Restatement of Executive Retirement Plan of
                            Heritage Bank
         10.8*           -- Indexed Salary Continuation Plan of Heritage Bank
         10.9*           -- Flexible Premium Life Insurance Endorsement Method Split
                            Dollar Plan Agreement
         21.1*           -- List of Subsidiaries of Front Range Capital Corporation
         23.1*           -- Consent of Fortner, Bayens, Levkulich and Co., P.C.
         23.2*           -- Consent of Rothgerber, Johnson & Lyons LLP (included in the opinion filed as Exhibit 5.1 hereto)
         23.3*           -- Consent of Morris, James, Hitchens & Williams LLP
                            (included in the opinion filed as Exhibit 5.2 hereto)
         23.4*           -- Consent of Rothgerber, Johnson & Lyons LLP (included in the opinion filed as Exhibit 8.1 hereto)
         24.1*           -- Power of Attorney (included on page II-5)
         25.1*           -- T-1 Statement of Eligibility under the Trust Indenture
                            Act of 1939, as amended, of Wilmington Trust Company, as
                            Trustee under the Trust Preferred Securities Guarantee
         25.2*           -- T-1 Statement of Eligibility under the Trust Indenture
                            Act of 1939, as amended, of Wilmington Trust Company, as
                            trustee under the Indenture
         25.3*           -- T-1 Statement of Eligibility under the Trust Indenture
                            Act of 1939, as amended, of Wilmington Trust Company, as
                            trustee for the Trust Preferred Securities

---------------

* Previously filed.

ITEM 28. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrants hereby undertake that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 403A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

     (c) The undersigned Registrants hereby undertake to file and application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES


     Front Range Capital Corporation. Pursuant to the requirements of the Securities Act of 1933, as amended, Front Range Capital Corporation has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Colorado on the 20th day of December, 2000.


                                            FRONT RANGE CAPITAL CORPORATION
                                            (Registrant)

                                            By:     /s/ ROBERT L. BEAUPREZ
                                              ----------------------------------
                                                      Robert L. Beauprez
                                                  Chairman of the Board and
                                                           President
                                                (principal executive officer)


     Front Range Capital Trust I. Pursuant to the requirements of the Securities Act of 1933, as amended, Front Range Capital Trust I has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Colorado on the 20th day of December, 2000.


                                            FRONT RANGE CAPITAL TRUST I
                                                        (Registrant)

                                            By:     /s/ ROBERT L. BEAUPREZ
                                              ----------------------------------
                                                      Robert L. Beauprez
                                                           Trustee

                                            By:  /s/ WILLIAM A. MITCHELL, JR.
                                              ----------------------------------
                                                   William A. Mitchell, Jr.
                                                           Trustee

                                            By:       /s/ ALICE M. BIER
                                              ----------------------------------
                                                        Alice M. Bier
                                                           Trustee

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to Registration Statement was signed by the following persons in the capacity indicated and on the 20th day of December, 2000.


                                            By:     /s/ ROBERT L. BEAUPREZ
                                              ----------------------------------
                                                      Robert L. Beauprez
                                                  Chairman of the Board and
                                                           President
                                                (principal executive officer)

                                                              *
                                            ------------------------------------
                                                       Alice M. Bier
                                                  Chief Financial Officer
                                               (principal financial officer)

                                                              *
                                            ------------------------------------
                                                    Claudia A. Beauprez
                                             Director, Treasurer and Secretary

                                                              *
                                            ------------------------------------
                                                      Larry W. Gibson
                                                          Director

                                                              *
                                            ------------------------------------
                                                      Victor Freuhauf
                                                          Director

                                                              *
                                            ------------------------------------
                                                     William G. Hofgard
                                                          Director

                                                              *
                                            ------------------------------------
                                                       Donald E. Imel
                                                          Director

                                                              *
                                            ------------------------------------
                                                       W. Bruce Joss
                                                          Director

                                                              *
                                            ------------------------------------
                                                     Robert W. Lathrop
                                                          Director

                                            *      /s/ ROBERT L. BEAUPREZ
                                            ------------------------------------
                                                     Robert L. Beauprez
                                                    As: Attorney-in-fact

                                 EXHIBIT INDEX


      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          1.1*           -- Form of Underwriting Agreement
          3.1*           -- Articles of Incorporation of Front Range Capital
                            Corporation
          3.2*           -- Bylaws of Front Range Capital Corporation
          4.1*           -- Revised Form of Indenture by and between Front Range
                            Capital Corporation and Wilmington Trust Company
          4.2*           -- Revised Form of Subordinated Debenture (included as an
                            exhibit to Exhibit 4.1)
          4.3*           -- Certificate of Trust, as amended and restated
          4.4*           -- Trust Agreement
          4.5*           -- Revised Form of Amended and Restated Trust Agreement
                            between Front Range Capital Corporation and Wilmington
                            Trust Company
          4.6*           -- Revised Form of Trust Preferred Securities Certificate
                            (included as an exhibit to Exhibit 4.5)
          4.7*           -- Revised Form of Trust Preferred Securities Guarantee
                            Agreement
          4.8*           -- Revised Form of Agreement of Expenses and Liabilities
                            (included as an exhibit to Exhibit 4.5)
          5.1*           -- Opinion of Rothgerber, Johnson & Lyons LLP as to the
                            legality of the securities being offered
          5.2*           -- Opinion of Morris, James, Hitchens & Williams LLP as to
                            matters of Delaware law
          8.1*           -- Revised Opinion of Rothgerber, Johnson & Lyons LLP as to
                            certain tax matters
         10.1*           -- Lease Agreement between Lafayette State Bank and Fruehauf
                            Investments Ltd.
         10.2*           -- Lease Agreement between Heritage Bank and 901 Walnut
                            Street, LLC
         10.3*           -- Loan Agreement between Front Range Capital Corporation
                            and Bankers' Bank of the West
         10.4*           -- Promissory Note by Front Range Capital Corporation
                            payable to Robert W. and Carol D. Lathrop
         10.5*           -- Promissory Note by Front Range Capital Corporation
                            payable to Bankers' Bank of the West
         10.6*           -- Promissory Note by Front Range Capital Corporation
                            payable to Carol Ann Imel
         10.7*           -- Amendment and Restatement of Executive Retirement Plan of
                            Heritage Bank
         10.8*           -- Indexed Salary Continuation Plan of Heritage Bank
         10.9*           -- Flexible Premium Life Insurance Endorsement Method Split
                            Dollar Plan Agreement
         21.1*           -- List of Subsidiaries of Front Range Capital Corporation
         23.1*           -- Consent of Fortner, Bayens, Levkulich and Co., P.C.
         23.2*           -- Consent of Rothgerber, Johnson & Lyons LLP (included in the opinion filed as Exhibit 5.1 hereto)
         23.3*           -- Consent of Morris, James, Hitchens & Williams LLP
                            (included in the opinion filed as Exhibit 5.2 hereto)
         23.4*           -- Consent of Rothgerber, Johnson & Lyons LLP (included in the opinion filed as Exhibit 8.1 hereto)
         24.1*           -- Power of Attorney (included on page II-5)
         25.1*           -- T-1 Statement of Eligibility under the Trust Indenture
                            Act of 1939, as amended, of Wilmington Trust Company, as
                            Trustee under the Trust Preferred Securities Guarantee
         25.2*           -- T-1 Statement of Eligibility under the Trust Indenture
                            Act of 1939, as amended, of Wilmington Trust Company, as
                            trustee under the Indenture
         25.3*           -- T-1 Statement of Eligibility under the Trust Indenture
                            Act of 1939, as amended, of Wilmington Trust Company, as
                            trustee for the Trust Preferred Securities


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* Previously filed.